UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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BABCOCK & WILCOX ENTERPRISES, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant).

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2018 Proxy Statement

BUILDING ON OUR HERITAGE WITH A FOCUS ON THE FUTURE

B&W

ENERGY | ENVIRONMENTAL

[ • ], 2018	Via live webcast at [_________________]
Dear Fellow Stockholders:

On behalf of your Board of Directors, we are pleased to invite you to attend the Babcock & Wilcox Enterprises, Inc. (B&W) 2018 Annual Meeting of Stockholders on May [ • ], 2018. The 2018 Annual Meeting of Stockholders will be a virtual meeting of stockholders, beginning at [______] Eastern Time, conducted via live audio webcast. You will be able to attend the 2018 Annual Meeting of Stockholders online and submit questions during the meeting by visiting [___________] or [___________]. You will also be able to vote your shares electronically at the Annual Meeting (other than shares held through the B&W Thrift Plan, which must be voted prior to the meeting).
We also invite you to read this year's proxy statement that highlights key activities and accomplishments in 2017 and presents the matters for which we are seeking your vote at the 2018 Annual Meeting.

Looking Back and Ahead
The past year was challenging for Babcock & Wilcox, but we believe that our progress shows we are firmly on the right path forward. During the year, as we worked to advance engineering and construction on our renewable energy projects in Europe, we also redefined our approach to bidding and executing future projects, better aligning with our core competencies and reducing our risk profile. Additionally, we maintained strong margins in our Power segment, continued efforts to grow our Industrial segment and began strengthening our internal project management and execution capabilities to reduce risk and improve profitability in the future. Today and always, we remain focused on delivering on our commitments to our customers, improving our business and strengthening our company for the future.

Our Corporate Governance
We have continued to be guided by strong corporate governance practices that demonstrate our commitment to ethical values and to being responsive to our stockholders. Our engaged, committed and diverse Board serves as a competitive advantage that helps to guide and oversee our company, and we are pleased that Matthew E. Avril, Henry E. Bartoli and Brian R. Kahn joined the Board earlier this year. We welcome feedback from our stockholders and, in response to what we have heard, recommend that they vote in favor of all of management’s proposals in this proxy statement, including the declassification of the Board.

Your Viewpoint is Important
We hope you are able to participate in our annual meeting to hear more about our operations and our progress, and we encourage you to share your thoughts, concerns and suggestions with us. We also want to ensure your shares are represented as we conduct a vote on the matters outlined in the proxy statement. If you are unable to attend, please cast your vote as soon as possible either via:
•     the Internet at www.proxyvote.com
•     by calling 1-800-690-6903, or
•     by returning the accompanying proxy card if you received a printed set of materials by mail.
Further instructions on how to vote your shares can be found in our proxy statement.
While 2017 was a difficult year for B&W, we are excited about our opportunities for the future. On behalf of the Board of Directors and the more than 4,800 employees of B&W, I want to thank you for your continued support and investment in our business. If you have any questions or suggestions, please feel free to contact us at the address below or by visiting our website.

Board of Directors Babcock & Wilcox Enterprises, Inc. 13024 Ballantyne Corporate Place Suite 700 Charlotte, NC 28277 c/o J. André Hall, Corporate Secretary	Sincerely,

Leslie C. Kass President and Chief Executive Officer

In accordance with Rule 14a-6(d) under Regulation 14A of the Securities Exchange Act of 1934, as amended, please be advised that Babcock & Wilcox Enterprises, Inc. intends to release definitive copies of the proxy statement to security holders on or about April [ • ], 2018.

[ • ], 2018
Babcock & Wilcox Enterprises, Inc.
13024 Ballantyne Corporate Place, Suite 700
Charlotte, North Carolina 28277
NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
The 2018 Annual Meeting of the Stockholders (the “Annual Meeting”) of Babcock & Wilcox Enterprises, Inc., a Delaware corporation (the “Company”), will be a virtual meeting of stockholders, beginning at [______] Eastern Time, conducted via live audio webcast. You will be able to attend the 2018 Annual Meeting of Stockholders online and submit questions during the meeting by visiting [___________] or [___________]. You will also be able to vote your shares electronically at the Annual Meeting (other than shares held through the B&W Thrift Plan, which must be voted prior to the meeting). The Annual Meeting will be held to:

(1)
approve amendments to the Company’s Restated Certificate of Incorporation (“Certificate of Incorporation”) to declassify the Board of Directors and provide for annual elections of all directors beginning at the 2020 annual meeting of stockholders;

(2)	if Proposal 1 is approved, elect Thomas A. Christopher, Brian R. Kahn and Leslie C. Kass as Class I directors of the Company;

(3)	if Proposal 1 is not approved, elect Thomas A. Christopher, Brian R. Kahn and Leslie C. Kass as Class III directors of the Company;

(4)
approve amendments to the Company’s Certificate of Incorporation to remove provisions that require the affirmative vote of holders of at least 80% of the voting power to approve certain amendments to the Certificate of Incorporation and the Amended and Restated Bylaws (“Bylaws”);

(5)	ratify our Audit and Finance Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018;

(6)	approve, on a non-binding advisory basis, the compensation of our named executive officers;

(7)	approve the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan; and

(8)	transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
If you were a stockholder as of the close of business on April [ • ], 2018, you are entitled to vote at the Annual Meeting and at any adjournment thereof. To participate in the Annual Meeting via live webcast, you will need the 16-digit control number included on your proxy card and on the instructions that accompany your proxy materials. The Annual Meeting will begin promptly at [______] Eastern Time. Online check-in will begin at [______] Eastern Time. Please allow ample time for the online check-in procedures. An audio broadcast of the Annual Meeting will be available by phone toll-free at [_____________], conference number [____________].

On [ • ], 2018, we mailed our proxy materials to all stockholders of record as of [ • ], 2018 and posted our proxy materials at www.proxyvote.com. We have enclosed a copy of our 2017 Annual Report to Stockholders with this notice and proxy statement.
Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet, by telephone, or by requesting a printed copy of the proxy materials and using the enclosed proxy card.
By Order of the Board of Directors,
J. André Hall
Corporate Secretary

2018 PROXY STATEMENT SUMMARY
2017 Performance

B&W marked its 150th year in 2017 – another milestone in a long history – as we continued to set the standard in providing energy and environmental products, services and solutions to customers around the world. Though the year was also marked by challenges that impacted our financial results, we took actions that we believe are addressing those concerns.

In our Power business, we experienced sustained pressures from a continually changing regulatory environment that caused bookings delays from both our North American and international customer base. We focused on optimizing costs and providing outstanding project execution and service to our customers, which proved successful as we reported segment gross profit margin within our expectations despite lower revenue.

In Industrial, bookings and revenue were below our original expectations, although we saw strong signs of improvement as the year progressed. To address lower profitability within our B&W SPIG business line, we have become more selective in the projects we pursue, more disciplined in our approach to project execution and more focused on reducing costs, as we work to expand our aftermarket presence in North America where we already have a strong footprint with our Power segment’s utility customers.

In our Renewable segment, we faced a series of project execution challenges within our European renewable new-build project portfolio that we have worked diligently to resolve. To address these challenges, a targeted focus on improving our project management, leadership and internal review processes helped us advance the challenged projects in that business toward being substantially construction complete. We also redefined our approach to this key market area to focus on engineering and supplying our core waste-to-energy and renewable energy technologies – steam generation, combustion grate, environmental equipment, material handling and cooling condensers – while partnering with other firms to execute the balance of plant and civil construction scope. This approach better aligns with our core competencies and risk profile as a supplier of engineered equipment and technologies and aftermarket services.

We also took a number of steps designed to improve efficiency and cash flow across our businesses. While our overall performance and outlook continued to improve by year-end, to enhance our financial flexibility, we also announced that we are evaluating strategic alternatives for our MEGTEC and Universal businesses. Though we believe that our outlook remains favorable for these businesses, we concluded that it was prudent to explore alternatives for these parts of our company, providing greater optionality if needed.

As we end our sesquicentennial year, we are optimistic about the path ahead as we continue working to strengthen our businesses and better position our company for success.

2017 PAY-FOR-PERFORMANCE

Our executive compensation programs are based on a strong alignment between pay and performance and this is reflected in the payout amounts under our annual incentive plan and the value of awards granted under our long-term incentive plan. Decisions by the Compensation Committee in 2017 also took into account feedback from our stockholders and concern for retention of key employees while we address operational issues.
B&W did not perform as expected in 2017; consequently, the payout under our annual incentive plan was 10% of the target award opportunities. Our safety metrics, which are evaluated independently from our financial performance, account for 10% of the target awards. Solely as a result of the Company’s significant improvement in safety performance over 2016 and the prior three-year average, the payout percentage for each of our named executive officers ("NEOs") was 10% of the target annual incentive award. For the second year in a row, no payment was earned under the financial or individual components of the annual incentive award. See "2017 Summary Compensation Table" for a comparison of the total compensation received by our NEOs in 2017 versus 2016 and 2015, as applicable.
Our long-term incentive compensation metrics (earnings per share, relative total stockholder return and return on invested capital), are designed to drive performance and align the interests of employees with those of stockholders. In light of our recent financial performance, however, the current projected value of the performance-based share awards granted in 2017 and 2016 under our long-term incentive plan is significantly impaired.

Corporate Governance

As part of our commitment to effective corporate governance, management and our Board undertook a review of current corporate governance trends and considered the view held by many institutional stockholders that a classified board structure has the potential effect of reducing the accountability of directors. After careful consideration, the Board unanimously approved, and recommends that our stockholders approve, amendments to our Certificate of Incorporation that, if adopted, would eliminate the classified structure of the Board over a two-year period.

Governance Highlights
Corporate governance is important, and we believe that our governance policies and structures provide a strong framework and assurance that we are clear, ethical and transparent in all of our business dealings. They help us operate more effectively, mitigate risk and act as a safeguard against mismanagement.

Board Elections	• Majority voting in uncontested elections
Board Independence	• Six out of seven of our directors are independent • Our CEO is the only management director
Board Composition
• Currently the board has fixed the number of directors at seven
• The board annually assesses its performance through board and committee self-evaluations
• The Governance Committee leads the full board in considering board competencies and refreshment in light of company strategy

Board Committees	• We have three standing board committees – Audit and Finance, Governance, and Compensation • All committees are composed entirely of independent directors
Leadership Structure
• Our independent Chairman works closely with our CEO and provides feedback to management
• Among other duties, our Chairman is involved in setting the Board's agenda and chairs executive sessions of the independent directors to discuss certain matters without management present

Risk Oversight
• Our full board is responsible for risk oversight, and has designated committees to have particular oversight of certain key risks
• Our board oversees management as management fulfills its responsibilities for the assessment and mitigation of risks, and taking appropriate risks

Open Communication	• We encourage open communication and strong working relationships among the Chairman and other directors • Our directors have access to management and employees
Director Stock Ownership	• Our directors are required to own five times their annual base retainers in shares of common stock
Accountability to Stockholders	• We actively reach out to our stockholders through our engagement program • Stockholders can contact our board, Chairman or management through our website or by regular mail
Management Succession Planning	• The board actively monitors our succession planning and people development • At least once per year, the board reviews senior management succession and development plans

Page
APPROVAL OF AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR ANNUAL ELECTIONS OF ALL DIRECTORS BEGINNING AT THE 2020 ANNUAL MEETING OF STOCKHOLDERS (PROPOSAL 1)
[-1]
Recommendation and Vote Require	[-1]
IF PROPOSAL 1 IS APPROVED, ELECTION OF THREE CLASS I DIRECTORS (PROPOSAL 2)	[-2]
Recommendation and Vote Required	[-2]
IF PROPOSAL 1 IS NOT APPROVED, ELECTION OF THREE CLASS III DIRECTORS (PROPOSAL 3)	[-2]
Recommendation and Vote Required	[-2]
INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES	[-3]
Vintage Capital Management Agreement	[-7]
Summary of Director Core Competencies and Attributes	[-8]
CORPORATE GOVERNANCE	[-9]
Director Independence	[-9]
Board Function, Leadership Structure and Executive Sessions	[-10]
Director Nomination Process	[-11]
Communication with the Board	[-11]
Board Orientation and Continuing Education	[-12]
Board Assessments	[-12]
The Role of the Board in Succession Planning	[-12]
The Role of the Board in Risk Oversight	[-12]
Board of Directors and Its Committees	[-12]
COMPENSATION OF DIRECTORS	[-15]
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	[-16]
SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE	[-18]
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	[-18]
NAMED EXECUTIVE OFFICER PROFILES	[-19]
APPROVAL OF AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO REMOVE PROVISIONS THAT REQUIRE THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST 80% OF THE VOTING POWER TO APPROVE CERTAIN AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND THE BYLAWS (PROPOSAL 4)
[-20]
Recommendation and Vote Required	[-20]
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2018 (PROPOSAL 5)	[-21]
Recommendation and Vote Required	[-21]
AUDIT AND FINANCE COMMITTEE REPORT	[-22]
APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION (PROPOSAL 6)	[-23]
Effect of Proposal	[-23]
Recommendation and Vote Required	[-23]
COMPENSATION DISCUSSION AND ANALYSIS	[-24]

- i -

(continued)

Page
Executive Summary	[-24]
We Are Committed to Compensation Best Practices	[-28]
Peer Group	[-29]
Compensation Philosophy and Process	[-30]
2017 Compensation Decisions	[-32]
Other Compensation Practices and Policies	[-38]
COMPENSATION COMMITTEE REPORT	[-40]
COMPENSATION OF NAMED EXECUTIVE OFFICERS	[-41]
2017 Summary Compensation Table	[-41]
2017 Grants of Plan-Based Awards	[-44]
Outstanding Equity Awards at 2017 Fiscal Year-End	[-46]
2017 Option Exercises and Stock Vested	[-49]
2017 Pension Benefits	[-50]
2017 Non-qualified Deferred Compensation	[-51]
Potential Payments Upon Termination or Change In Control	[-53]
CEO PAY RATIO	[-64]
APPROVAL OF THE BABCOCK & WILCOX ENTERPRISES, INC. AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN (PROPOSAL 7)	[-65]
Introduction	[-65]
Recommendation and Vote Required	[74]
STOCKHOLDERS’ PROPOSALS	[-80]
GENERAL INFORMATION	[-81]
VOTING INFORMATION	[-82]
Record Date and Who May Vote	[-82]
How to Vote	[-82]
How to Change Your Vote or Revoke Your Proxy	[-83]
How to Participate in the Annual Meeting	[-83]
How to Locate Your 16-Digit Control Number	[-83]
How to Resolve Technical Difficulties or Trouble Accessing the Live Webcast of the Annual Meeting	[-83]
Quorum	[-83]
Proposals Presented for Vote	[-83]
Vote Required	[-84]
How Votes are Counted	[-85]
Confidential Voting	[-85]

- ii -

APPROVAL OF AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS AND PROVIDE FOR ANNUAL ELECTIONS OF ALL DIRECTORS BEGINNING AT THE 2020 ANNUAL MEETING OF STOCKHOLDERS (PROPOSAL 1)
General

Our Certificate of Incorporation currently provides for a classified board structure, pursuant to which the Board is divided into three classes and directors are elected to staggered three-year terms with members of one of the three classes elected every year. After careful consideration, the Board, upon the recommendation of the Governance Committee, unanimously approved, and recommends that our stockholders approve amendments to our Certificate of Incorporation that, if adopted, would eliminate the classified structure of the Board by the 2020 annual meeting of stockholders and allow for removal of directors with or without cause when the Board is no longer classified.

Summary of Principal Changes

If this proposal is adopted, Article Fifth of our Certificate of Incorporation will be amended to provide that all director nominees standing for election will be elected to a one-year term at or after the 2020 annual meeting of stockholders. At the Annual Meeting, directors whose terms expire at that meeting will be elected to a two-year term. At the 2019 annual meeting of stockholders, directors whose terms expire at that meeting will be elected to a one-year term. As a result, beginning at the 2019 annual meeting of stockholders, and at each annual meeting thereafter, all directors will serve one-year terms. Directors elected to fill any vacancy on the Board or to fill newly created director positions resulting from an increase in the number of directors would serve the remainder of the term of that position.

In connection with the declassification, Article Fifth would also be amended to provide that, commencing with the election of directors at the 2020 annual meeting of stockholders, directors may be removed with or without cause as provided in the General Corporation Law of the State of Delaware, and only the approval of a majority of the voting power of the Company would be required to remove a director with or without cause.

This description of the proposed amendments to our Certificate of Incorporation is only a summary of those amendments and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Article FIFTH of the Certificate of Incorporation, marked to show the proposed amendments, a copy of which is attached to this proxy statement as Appendix A. If adopted, the amendments to the Certificate of Incorporation will become effective upon filing of the amended Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur promptly following the stockholder vote. If the amendments to the Certificate of Incorporation are approved by stockholders and become effective, the Board expects to approve certain conforming amendments to our Bylaws to remove references to a classified Board and to reflect stockholders’ ability to remove directors on an unclassified Board with or without cause at or after the 2020 annual meeting of stockholders.
Recommendation and Vote Required
Our Board recommends that stockholders vote “FOR” the approval of amendments to the Company’s Certificate of Incorporation to declassify the Board and provide for annual elections of all directors beginning at the 2020 annual meeting of stockholders. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of the proposal requires the affirmative vote of at least 80% of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the effect of a vote against this proposal.

- -1 -

IF PROPOSAL 1 IS APPROVED, ELECTION OF THREE CLASS I DIRECTORS (PROPOSAL 2)
If Proposal 1 is approved, stockholders will vote to elect three directors to hold office for a two-year term expiring at the 2020 annual meeting of stockholders. In such event, the Board has recommended each of Thomas A. Christopher, Brian R. Kahn and Leslie C. Kass for election as directors, to serve until the 2020 annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.
Information regarding the director nominees is set forth below under the heading “Information Regarding Directors and Director Nominees.”
Recommendation and Vote Required

You may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. Subject to our majority voting requirements described below, director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. The Board recommends that stockholders vote “FOR” the election of each of Thomas A. Christopher, Brian R. Kahn and Leslie C. Kass.

IF PROPOSAL 1 IS NOT APPROVED, ELECTION OF THREE CLASS III DIRECTORS (PROPOSAL 3)
If Proposal 1 is not approved, stockholders will vote to elect three directors to hold office for a three-year term. In such event, the Board has recommended each of Thomas A. Christopher, Brian R. Kahn and Leslie C. Kass for election as directors, to serve until the 2021 annual meeting of stockholders or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.
Information regarding the director nominees is set forth below under the heading “Information Regarding Directors and Director Nominees.”
Recommendation and Vote Required

You may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. Subject to our majority voting requirements described below, director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. The Board recommends that stockholders vote “FOR” the election of each of Thomas A. Christopher, Brian R. Kahn and Leslie C. Kass.

- -2 -

INFORMATION REGARDING DIRECTORS AND DIRECTOR NOMINEES
Our Board currently includes seven highly qualified directors with skills aligned to our business and strategy who bring significant value and diversity to the Company. Our Board is comprised of the following members:

NAME	CLASS	YEAR TERM EXPIRES
Thomas A. Christopher	Class III	2018
Brian R. Kahn	Class III	2018
Leslie C. Kass	Class III	2018
Henry E. Bartoli	Class I	2019
Cynthia S. Dubin	Class I	2019
Matthew E. Avril	Class II	2020
Anne R. Pramaggiore	Class II	2020

The Board currently consists of three Classes of directors with each director serving a staggered three-year term. The Class I directors are Henry E. Bartoli and Cynthia S. Dubin. The Class II directors are Matthew E. Avril and Anne R. Pramaggiore. The Class III directors are Thomas A. Christopher, Brian R. Kahn and Leslie C. Kass.
If Proposal 1 is approved, the Board will consist of two Classes of directors, with the directors in Class I serving until the Company’s 2020 annual meeting of stockholders and the directors in Class II serving until the Company’s 2019 annual meeting of stockholders. If Proposal 1 is approved, the directors currently in Class III will be designated as Class I directors and the directors currently in Class I and Class II will be designated as Class II directors.
Matthew E. Avril, an independent director, currently serves as Board Chairman. So long as the Board Chairman is an independent director, the Board presently expects that it would not designate another director as Lead Independent Director.
Unless otherwise directed, the persons named as proxies on the enclosed proxy card intend to vote “FOR” the election of the nominees. If any nominee should become unavailable for election, the shares will be voted for such substitute nominee as may be proposed by our Board. However, we are not aware of any circumstances that would prevent any of the nominees from serving as a director.

- -3 -

The following section provides information with respect to each nominee for election as a director and each director of the Company who will continue to serve as a director after this year’s Annual Meeting. It includes the specific experience, qualifications and skills considered by the Governance Committee and/or the Board in assessing the appropriateness of the person to serve as a director. (ages are as of May 1, 2018)

Nominees
THOMAS A. CHRISTOPHER Director since 2015 Age: 73 Governance Committee
Qualifications:
Following his retirement in 2009, Mr. Christopher has provided independent consultant services to various energy industry participants. He serves as a member of the Operating Advisory Board of Fort Point Capital, a private equity firm. He also teaches a graduate-level course in management principles at the University of Pittsburgh. From January 2009 until his retirement in June 2009, Mr. Christopher served as the Vice Chairman of Areva NP Inc. (“Areva”), a commercial nuclear power engineering, fuel and nuclear services company. Previously, he served as Areva’s President and Chief Executive Officer from April 2000 to January 2009 and served on Areva’s global Executive Committee in France from January 2005 until December 2008. Prior to joining Areva in 2000, Mr. Christopher served as Vice President and General Manager of Siemens/Westinghouse Power Services Divisions since August 1998, Vice President and General Manager of Westinghouse Energy Services Divisions from January 1996 until August 1998, and Vice President and General Manager of Westinghouse Global Nuclear Service Divisions from July 1982 until December 1996. Mr. Christopher also spent six years with the U.S. Navy as an officer in the nuclear submarine force, holding the naval reactors engineer certification.
Mr. Christopher brings an extensive and unique understanding of fossil power operations, the power market and power engineering to the Company’s board of directors. As an energy business executive, he is familiar with our key customers and their investment decision making process. He is also experienced in managing international operations for energy services companies throughout the world. Mr. Christopher’s management experience and technical background in the energy industry make him well qualified to serve on our board of directors.

BRIAN R. KAHN Director since 2018 Age: 44 Compensation Committee Governance Committee
Qualifications:
Since 1999, Mr. Kahn has served as the managing partner of Vintage Capital Management, LLC, a private-equity investment organization specializing in the defense, manufacturing and consumer sectors. He served as a director of Aaron’s, Inc., from May 2014 to August 2015. Mr. Kahn also served as the Chairman of the Board of White Electronic Designs Corporation from June 2009 to April 2010. He has also served as a director of numerous privately-held companies including API Technologies Corp., Buddy’s Home Furnishings, Energes Services LLC, IEC Electronics and KVH Industries, Inc.
Mr Kahn’s extensive experience as a director across multiple industries makes him a valuable member of our board of directors.

- -4 -

LESLIE C. KASS Director since 2018 Age: 47
Qualifications:
Ms. Kass has served as our President and Chief Executive Officer since January 2018. Previously, Ms. Kass served as the Company’s Senior Vice President, Industrial from May 2017 through January 2018. Prior to this appointment, she served in a variety of roles at the Company, including Vice President of Retrofits and Continuous Emissions Monitoring for the Company’s Power segment from August 2016 to May 2017, Vice President, Investor Relations & Communications from June 2015 to August 2016, and Vice President of Regulatory Affairs from January 2013 to June 2015. Before joining the Company, Ms. Kass held a number of engineering and project management-related positions of increasing responsibility with Westinghouse Electric Company, Entergy Corporation and Duke Energy Corporation.
Ms. Kass is an experienced executive with an extensive engineering and project management background. This experience, combined with her strategic vision, make her a valuable member of our board of directors.

Continuing Directors
MATTHEW E. AVRIL Director since 2018 Age: 57 Audit and Finance Committee Compensation Committee
Qualifications:
Mr. Avril is a member of the strategic advisory board of Vintage Capital Management, a private-equity investment organization specializing in the defense, manufacturing and consumer sectors. From November 2016 to March 2017, he served as Chief Executive Officer of Diamond Resorts International, Inc. Previously, he was Chief Executive Officer-elect for Vistana Signature Experiences, Inc., from February to November 2015, after his retirement as President, Hotel Group, for Starwood Hotels & Resorts Worldwide, Inc. – a position he held from 2008 to 2012. Before that, from 2002 to 2008, he served in a number of executive leadership positions with Starwood, and from 1989 to 1998, held various senior leadership positions with Vistana.
Mr. Avril is a Certified Public Accountant (inactive status), and his knowledge of accounting and finance makes him a valuable member of our board of directors.

ANNE R. PRAMAGGIORE Director since 2015 Age: 59 Audit and Finance Committee Compensation Committee
Qualifications:
Since February 24, 2012, Ms. Pramaggiore has served as President and Chief Executive Officer of Commonwealth Edison Company (“ComEd”), an electric utility company. Prior to her current position, she served as ComEd’s President and Chief Operating Officer from May 2009 through February 23, 2012. Ms. Pramaggiore joined ComEd in 1998 and served as its Executive Vice President, Customer Operations, Regulatory and External Affairs from September 2007 to May 2009, Senior Vice President, Regulatory and External Affairs from November 2005 to September 2007, and Vice President, Regulatory and External Affairs from October 2002 to November 2005. She also served as its Lead Counsel. Ms. Pramaggiore has also served as a member of the Board of Directors of Motorola Solutions, Inc. since January 2013. In addition, Ms.  Pramaggiore serves as a board member on the Chicago Federal Reserve Board.
Ms. Pramaggiore is a licensed attorney and brings to the Company’s board of directors extensive experience in the utilities industry, as highlighted by her years of service at ComEd. Her experience as a current executive at another public company and her perspective on the technical, regulatory, operational and financial aspects of the power industry make her well qualified to serve on our board of directors.

- -5 -

HENRY E. BARTOLI Director since 2018 Age: 71 Governance Committee
Qualifications:
In 2014, Mr. Bartoli retired as President and Chief Executive Officer of Hitachi Power Systems America LTD, a position he held from 2004 to 2014. From 2002 to 2004, he was Executive Vice President of The Shaw Group, after serving in a number of senior leadership roles at Foster Wheeler Ltd. from 1992 to 2002, including Group Executive and Corporate Senior Vice President, Energy Equipment Group, and Group Executive and Corporate Vice President and Group Executive, Foster Wheeler Power Systems Group. Previously, from 1971 to 1992, he served in a number of positions of increasing importance at Burns and Roe Enterprises, Inc.
With more than 35 years of experience in the global power industry, Mr. Bartoli is a valuable member of our board of directors.

CYNTHIA S. DUBIN Director since 2015 Age: 56 Audit and Finance Committee
Qualifications:
From November 2011 through January 2016, Ms. Dubin served as Finance Director of JKX Oil & Gas plc, a publicly held oil and gas exploration, development and production company. Prior to joining JKX Oil & Gas plc, she co-founded and served as Chief Financial Officer of Canamens Energy Limited, an oil and gas exploration and production company focused on the Caspian, North Africa, Middle East and North Sea regions, from 2006 to 2011. Prior to joining Canamens Energy Limited, Ms. Dubin served as Vice President and Finance Director, Europe, Middle East and Africa Division for Edison Mission Energy, a U.S. owned electric power generator which developed, acquired, financed, owned and operated reliable and efficient power systems. Ms. Dubin started her career at The Bank of New York and Mitsubishi Bank advising on and lending to large energy projects.
Ms. Dubin brings valuable finance and energy industry experience to the Company’s board as well as a unique understanding of the global and European energy markets. With more than 30 years of experience in the energy sector combined with her financial expertise and her international leadership experience, Ms. Dubin is a valuable member of our board of directors.

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Vintage Capital Management Agreement
On January 3, 2018, the Company entered into an agreement (the “Agreement”) with Vintage Capital Management, LLC (“Vintage”) and certain related parties (each a “Vintage Shareholder” and, collectively, the “Vintage Shareholders”). Pursuant to the Agreement, the Company agreed, among other things, to increase the size of the Board to ten members by adding three additional directors to the Board, and to appoint each of Henry E. Bartoli, Matthew E. Avril and Brian R. Kahn (collectively, the “Vintage Shareholder Nominees”) to the Board to serve as Class I, Class II and Class III directors, respectively. Pursuant to the Agreement, the Company also appointed each of Messrs. Bartoli, Avril and Kahn to the Governance Committee, the Audit and Finance Committee and the Compensation Committee of the Board, respectively. Pursuant to the Agreement, and so long as Vintage’s beneficial ownership has not decreased below 5% of the then-outstanding shares of common stock of the Company (other than as a result of an increase in the number of shares of outstanding common stock), if any Vintage Shareholder Nominee is unable or unwilling to serve as a director, resigns as a director or is removed as a director prior to the expiration of the Nomination Period (as defined below), Vintage may recommend a substitute person to fill the resulting vacancy, and the appointment of any such person to the Board will be subject to the approval of the Governance Committee.
Pursuant to the Agreement, until the first date on which Company shareholders may nominate individuals for election to the Board at the Company’s 2019 annual meeting of shareholders or, if earlier, the first date on which Company shareholders may nominate individuals for election to the Board if the Company announces that it will hold a shareholder meeting at which directors will be elected other than the annual meetings of shareholders in 2018 and 2019 (the “Nomination Period”), the Vintage Shareholders will not engage in certain proxy solicitations, make certain shareholder proposals, call meetings of shareholders or solicit or publicly comment on certain proposals or consents from shareholders regarding any merger, acquisition, recapitalization, restructuring, disposition or other business combination with respect to the Company.
The Agreement further provides that, during the Nomination Period, each Vintage Shareholder will cause Common Shares then beneficially owned by such Vintage Shareholder or its affiliates to appear in person or by proxy at all annual meetings and to be voted in favor of the Board’s nominees for director, in accordance with the Board’s recommendation with respect to the ratification of the Company’s independent registered public accounting firm, in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal, in accordance with the Board’s recommendation with respect to the frequency of the Company’s “say-on-pay” proposals and in favor of the declassification of Board terms.

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Summary of Director Core Competencies and Attributes
Our Board of Directors provides effective and strategic oversight to support the best interests of our Company and its stockholders. The following chart summarizes the core competencies and attributes represented by the director nominees and the directors who will continue to serve after the Annual Meeting on our Board. More details on each director’s competencies are included in the director profiles on the previous pages.

Competencies / Attributes	Matthew E. Avril	Henry E. Bartoli	Thomas A. Christopher	Cynthia S. Dubin	Brian R. Kahn	Leslie C. Kass	Anne R. Pramaggiore
COMPLIANCE CONSIDERATIONS
Independent Director	●	●	●	●	●		●
Financial expertise	●	●		●	●	●	●
CORE COMPETENCIES
Recent or current public company CEO/COO/CFO/GC				●		●	●
Fossil Fuel Power Generation		●	●	●		●	●
Manufacturing		●	●			●
Engineering and Construction		●	●			●
Utility / Power Transmission Distribution				●		●	●
International Operations		●	●	●		●	●
STRATEGIC COMPETENCIES
Financial (Reporting, Auditing, Internal Controls)	●	●	●	●	●	●	●
Strategy / Business Development / M&A	●	●	●	●	●	●	●
Human Resources / Organizational Development	●	●	●	●		●	●
Legal / Governance / Business Conduct	●	●	●	●		●	●
Risk Management	●	●	●	●		●
Public Policy / Regulatory Affairs	●	●	●			●	●
PUBLIC COMPANY BOARD EXPERIENCE
Board of similar or larger size energy company				●			●
Audit / Finance (Board committee experience with other companies)				●
Compensation (Board committee experience with other companies)				●			●
Nomination / Governance (Board committee experience with other companies)							●
PERSONAL
Age (as of May 1, 2018)	57	71	73	56	44	47	59
Gender	M	M	M	F	M	F	F

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CORPORATE GOVERNANCE
Our Corporate Governance policies and structures provide the general framework for how we run our business. They demonstrate our commitment to ethical values, to strong and effective operations and to assuring continued growth and financial stability for our stockholders.
The corporate governance section on our Web site contains copies of our principal governance documents. It is found at www.babcock.com at “Investors — Corporate Governance” and contains the following documents:
Amended and Restated Bylaws
Corporate Governance Principles
Code of Business Conduct
Code of Ethics for Chief Executive Officer and Senior Financial Officers
Audit and Finance Committee Charter
Compensation Committee Charter
Governance Committee Charter
Conflict Minerals Policy
Related Party Transactions Policy
Modern Slavery Transparency Statement
Director Independence
The New York Stock Exchange (“NYSE”) listing standards require our Board to consist of at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us. The Board has established categorical standards, which conform to the independence requirements in the NYSE listing standards to assist it in determining director independence. These standards are contained in the Corporate Governance Principles found on our Web site at www.babcock.com under “Investors — Corporate Governance — Governance Documents.”
Based on these independence standards, our Board has determined that the following directors are independent and meet our categorical standards:

Matthew E. Avril	Cynthia S. Dubin
Henry E. Bartoli	Brian R. Kahn
Thomas A. Christopher	Anne R. Pramaggiore
As previously disclosed, effective March 2, 2018, E. James Ferland, Stephen G. Hanks, Brian K. Ferraioli and Larry L. Weyers resigned as directors of the Company. The Board previously determined that each of Stephen G. Hanks, Brian K. Ferraioli and Larry L. Weyers was independent and met our categorical standards during 2017.
In determining the independence of the directors, our Board considered ordinary course transactions between us and other entities with which the directors are associated. Those transactions are described below, although none were determined to constitute a material relationship with us. Although Mr. Weyers had no relationship with the Company during 2017, except as a director and stockholder, he is the former chairman of the board of directors of Integrys Energy Group, Inc., with which we have transacted business in the ordinary course during the last three years. Mr. Ferraioli was formerly an officer of an entity with which we have transacted business in the ordinary course during the last three years, and Ms. Pramaggiore is currently an officer of an entity with which we have transacted business in the ordinary course during the last three years. Mr. Hanks is a director of an entity with which we transact business in the ordinary course.

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Board Function, Leadership Structure and Executive Sessions
Our Board oversees, counsels and directs management in the long-term interest of the Company and our stockholders. The Board’s responsibilities include:

•	overseeing the conduct of our business and assessing our business and enterprise risks;

•	reviewing and approving our key financial objectives, strategic and operating plans, and other significant actions;

•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures, and our compliance with law and ethics;

•	evaluating CEO and senior management performance and determining executive compensation;

•	planning for CEO succession and monitoring management’s succession planning for other key executive officers; and

•	establishing our effective governance structure, including appropriate board composition and planning for board succession.
Our Board does not have a policy requiring either that the positions of the Chairman and the Chief Executive Officer should be separate or that they should be occupied by the same individual. Our Board believes that this issue is properly addressed as part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination on these matters when it elects a new Chief Executive Officer or Chairman of the Board or at other times consideration is warranted by circumstances. In the recent past, the Board has been structured with a combined Chairman and Chief Executive Officer. In connection with our recent Chief Executive Officer succession in January 2018, Ms. Kass was appointed as our President and Chief Executive Officer, while Mr. Avril currently serves as our Chairman.
Pursuant to our Corporate Governance Principles, in the event the Chairman of the Board is not an independent director, the independent directors will annually appoint a Lead Independent Director with such responsibilities as the Board shall determine from time to time. If appointed, the Lead Independent Director has the following responsibilities:

•	presides over all Board meetings at which the Chairman of the Board is not present and all executive sessions attended only by independent directors;

•
serves as liaison between the independent directors and the Chairman of the Board and Chief Executive Officer (including advising the Chairman of the Board and Chief Executive Officer of discussions held during executive sessions of the non-employee and independent directors, as appropriate);

•	reviews and approves the Board meeting agendas and meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	advises the Chairman of the Board and Chief Executive Officer regarding the quality, quantity and timeliness of information sent by management to the directors;

•	has the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensures that he or she is available for consultation and direct communication.
Mr. Avril and Ms. Kass currently serve as our Chairman and Chief Executive Officer, respectively. So long as the Board Chairman is an independent director, the Board presently expects that it would not designate another director as Lead Independent Director. The Board believes that this leadership structure is appropriate for us at this time because it provides our Chairman with the readily available resources to manage the affairs of the Board. Our Chairman works closely and collaboratively with our Chief Executive Officer to ensure that the views of the Board are taken into account as management carries out the business of the Company. Our independent directors, led by our Chairman, meet in executive session without management at the conclusion of each Board and committee meeting.

- -10 -

Director Nomination Process
Our Governance Committee is responsible for assessing the qualifications, skills and characteristics of candidates for election to the Board. In making this assessment, the Governance Committee generally considers a number of factors, including each candidate’s:

•	professional and personal experiences and expertise in relation to (1) our businesses and industries, and (2) the experiences and expertise of other Board members;

•	integrity and ethics in his or her personal and professional life;

•	professional accomplishment in his or her field;

•	personal, financial or professional interests in any competitor, customer or supplier of ours;

•
preparedness to participate fully in Board activities, including active membership on at least one Board committee and attendance at, and active participation in, meetings of the Board and the committee(s) of which he or she is a member, and lack of other personal or professional commitments that would, in the Governance Committee’s sole judgment, interfere with or limit his or her ability to do so; and

•	ability to contribute positively to the Board and any of its committees.
The Board recognizes the benefits of a diverse board and believes that any search for potential director candidates should consider diversity as to gender, ethnic background, education, viewpoint and personal and professional experiences.
Our bylaws provide that (1) a person will not be nominated for election or reelection to our Board if such person will have attained the age of 75 prior to the date of election or re-election and (2) any director who attains the age of 75 during his or her term will be deemed to have resigned and retired at the first Annual Meeting following his or her attainment of the age of 75. Accordingly, a director nominee may stand for election if he or she has not attained the age of 75 prior to the date of election or reelection.
The Governance Committee solicits ideas for possible candidates from a number of sources — including members of the Board, our Chief Executive Officer and other senior-level executive officers, individuals personally known to the members of the Board and independent director candidate search firms.
In addition, any stockholder may nominate one or more persons for election as one of our directors at an annual meeting of stockholders if the stockholder complies with the notice, information and consent provisions contained in our bylaws. See “Stockholders’ Proposals” in this proxy statement and our bylaws.
The Governance Committee will evaluate properly identified candidates, including nominees recommended by stockholders. The Governance Committee also takes into account the contributions of incumbent directors as Board members and the benefits to us arising from the experience of incumbent directors on the Board. In addition, the Governance Committee will consider whether a candidate meets the Company’s Corporate Governance Guidelines.
Our bylaws provide for a majority voting standard for directors in uncontested elections. Any nominee for director is required to sign an irrevocable contingent resignation letter. If a nominee for director does not receive a majority of the votes cast "FOR" his or her election (not counting any abstentions or broker non-votes as being cast), the Board will act on an expedited basis to determine whether to accept the resignation.
Communication with the Board
Our stockholders or other interested persons may communicate directly with our Board or its independent members. Written communications to the independent members of our Board can be sent to the following: Board of Directors (independent members), c/o Babcock & Wilcox Enterprises, Inc., Corporate Secretary’s Office, 13024 Ballantyne Corporate Place, Suite 700, Charlotte, North Carolina 28277. All such communications are forwarded to the independent directors for their review, except for communications that (1) contain material that is not appropriate for review by the Board based upon the Company’s bylaws and the established practice and procedure of the Board, or (2) contain improper or immaterial information. Information regarding this process is posted on our Web site at www.babcock.com under “Investors — Corporate Governance — Governance Documents.”

- -11 -

Board Orientation and Continuing Education
Each new director participates in an orientation program developed and implemented with the oversight of the Governance Committee. This orientation includes information to familiarize new directors with the Company’s operations, significant financial, accounting and risk management issues, compliance programs, Code of Business Conduct, principal officers and internal and independent auditors.
Directors are encouraged to participate in continuing education programs. The Board believes it is appropriate for directors, at their discretion, to have access to educational programs related to their duties as directors on an ongoing basis to enable them to better perform their duties and to recognize and deal appropriately with issues as they arise.
The Company provides appropriate funding for any such program in which a director wishes to participate.
Board Assessments
The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Governance Committee oversees this evaluation, solicits comments from all directors and reports annually to the Board with an assessment of the performance of the Board and its committees.
The Role of the Board in Succession Planning
The Board believes effective succession planning, particularly for the Chief Executive Officer, is important to the continued success of the Company. As a result, the Board periodically reviews and discusses succession planning with the Chief Executive Officer during executive sessions of Board meetings. The Compensation Committee assists the Board in the area of succession planning by reviewing and assessing the management succession planning process and reporting to the Board with respect to succession planning for the Chief Executive Officer and our other executive officers.
The Role of the Board in Risk Oversight
As part of its oversight function, the Board monitors various risks that we face. We maintain an enterprise risk management program administered by our Corporate Strategy group. This program facilitates the process of reviewing key external, strategic, operational (e.g., cyber security) and financial risks, as well as monitoring the effectiveness of risk mitigation. Information on the enterprise risk management program is presented to senior management and the Board. The Audit and Finance Committee assists the Board in fulfilling its oversight responsibility for financial reporting, and meets periodically with management to review financial risk exposures and the Company’s policies and guidelines concerning risk assessment and risk management. The Compensation Committee also assists the Board with this function by assessing risks associated with our compensation programs in consultation with management and its outside compensation consultant, as more fully described in “Compensation Discussion and Analysis - Compensation Philosophy and Process.”
Board of Directors and Its Committees
Our Board met 21 times during 2017. All directors attended 75% or more of the meetings of the Board and of the committees on which they served during 2017. All directors then serving on the Board attended our 2017 Annual Meeting.
Our Board currently has, and appoints the members of, standing Audit and Finance, Compensation and Governance Committees. Each of those committees has a written charter approved by the Board. The current charter for each standing Board committee is posted on our Web site at www.babcock.com under “Investors —Corporate Governance — Governance Documents.”
The current members of the committees are identified below. NYSE listing standards require that all members of our Audit and Finance, Compensation and Governance Committees be independent. Our Board has affirmatively determined that each member of such committees is independent in accordance with the NYSE listing standards.

- -12 -

COMMITTEE COMPOSITION:

Committee Member	Audit & Finance	Compensation	Governance
Matthew E. Avril	●	●
Cynthia S. Dubin	●
Anne R. Pramaggiore	●	●
Thomas A. Christopher			●
Brian R. Kahn		●	●
Henry E. Bartoli			●

● - Chair
● - Member

AUDIT AND FINANCE COMMITTEE:

Ms. Dubin (Chair)
Mr. Avril (joined March 2, 2018)
Ms. Pramaggiore
The Audit and Finance Committee met five times during 2017. The Audit and Finance Committee’s role is financial oversight. Our management is responsible for preparing financial statements, and our independent registered public accounting firm is responsible for auditing those financial statements.
The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The committee, among other things, also reviews and discusses our audited financial statements with management and the independent registered public accounting firm. The Audit and Finance Committee provides oversight of: (1) our financial reporting process and internal control system; (2) the integrity of our financial statements; (3) our compliance with legal and regulatory requirements; (4) the independence, qualifications and performance of our independent auditors; (5) the performance of our internal audit function; and (6) our financial structure and strategy. The Audit and Finance Committee also has oversight of the Company’s ethics and compliance program, and receives regular reports on program effectiveness.
Our Board has determined that Mr. Avril and Mmes. Dubin and Pramaggiore all qualify as an “audit committee financial expert” within the definition established by the Securities and Exchange Commission (“SEC”). For more information on the backgrounds of these directors, see their biographical information under “Election of Directors.”
COMPENSATION COMMITTEE:

Mr. Avril (Chair)
Mr. Kahn (joined January 3, 2018)
Ms. Pramaggiore
The Compensation Committee met six times during 2017. The Compensation Committee has overall responsibility for our executive and non-employee director compensation plans, policies and programs including our Executive Incentive Compensation Plan (the “EICP”) and our Amended and Restated 2015 Long-Term Incentive Plan (the “2015 LTIP”).
The Compensation Committee has the authority to retain, terminate, compensate and oversee any compensation consultant or other advisors to assist the committee in the discharge of its responsibilities. The Compensation Committee may form and delegate authority to subcommittees consisting of one or more independent directors as the Compensation Committee deems appropriate. The Compensation Committee has engaged Korn Ferry Hay Group, Inc. (“Hay Group”) as its outside compensation consultant. See the “Compensation Discussion and Analysis – Compensation Philosophy and

- -13 -

Process" and " – 2017 Compensation Decisions” sections of this proxy statement for information about our 2017 named executive officer compensation, including a discussion of the role of management and the compensation consultant.
Compensation Committee Interlocks and Insider Participation
No director who served as a member of the Compensation Committee during the year ended December 31, 2017 (Messrs. Christopher, Hanks and Weyers, and Ms. Pramaggiore) (1) was during such year, or had previously been, an officer or employee of the Company or any of its subsidiaries, or (2) other than transactions in the ordinary course, had any material interest in a transaction of the Company or a business relationship with, or any indebtedness to, the Company. None of our executive officers have served as members of a compensation committee (or other board committee performing equivalent functions) or the board of directors of any other entity that has an executive officer serving as a member of our Board.
GOVERNANCE COMMITTEE:

Mr. Christopher (Chair)
Mr. Bartoli (joined January 3, 2018)
Mr. Kahn (joined January 3, 2018)
The Governance Committee met five times during 2017. This committee, in addition to other matters, has overall responsibility to (1) establish and assess director qualifications; (2) recommend nominees for election to our Board; and (3) oversee the annual evaluation of our Board and management, including the Chief Executive Officer in conjunction with our Compensation Committee. This committee will consider individuals recommended by stockholders for nomination as directors in accordance with the procedures described under “Stockholders’ Proposals.” This committee also assists our Board with management succession planning and director and officer insurance coverage.

- -14 -

COMPENSATION OF DIRECTORS
The compensation reflected below summarizes the compensation earned by or paid to our non-employee directors for services as members of our Board during fiscal year 2017. Directors who are also our employees do not receive any compensation for their service as directors. Messrs. Avril, Bartoli and Kahn were appointed to the Board on January 3, 2018 and therefore are not included in the table below.

NAME	FEES EARNED OR PAID IN CASH($)	STOCK AWARDS($)	TOTAL($)
Thomas A. Christopher	$85,000	$94,991	$179,991
Cynthia S. Dubin	$85,000	$94,991	$179,991
Brian K. Ferraioli	$100,000	$94,991	$194,991
Stephen G. Hanks	$115,000	$94,991	$209,991
Anne R. Pramaggiore	$85,000	$94,991	$179,991
Larry L. Weyers	$95,000	$94,991	$189,991

FEES EARNED OR PAID IN CASH
Under our current director compensation program, which is recommended by the Compensation Committee and approved by the Board, non-employee directors are eligible to receive an annual retainer of $85,000, paid in quarterly installments and prorated for partial terms.
The chairs of Board committees and any Lead Independent Director (Mr. Hanks in 2017) receive additional annual retainers, paid in quarterly installments, as follows (prorated for partial terms):

•	the chair of the Audit and Finance Committee: $15,000;

•	the chair of each of the Compensation and Governance Committees: $10,000; and

•	the Lead Independent Director: $20,000.
Under our Supplemental Executive Retirement Plan (the “SERP”), each director may elect to defer the payment of up to 100% of his or her annual retainer and fees. Amounts elected to be deferred are credited as a bookkeeping entry into a notional account, which we refer to as a deferral account. The balance of a director’s deferral account consists of deferral contributions made by the director and hypothetical credited gains or losses attributable to investments elected by the director, or by our Compensation Committee if the director fails to make investment elections. Directors are 100% vested in their deferral accounts at all times. No director made a deferral election with respect to his or her cash retainers in 2017.
STOCK AWARDS
Our stock ownership guidelines require that non-employee directors own stock valued at five times their annual retainer, and they have five years from the date of joining the Board to acquire the required number of shares. All directors are currently in compliance with our stock ownership guidelines. In addition to the cash payments provided to our directors, each non-employee director is entitled to receive a stock award in the form of a number of fully vested shares equal to $95,000 divided by the closing price of our common stock on the grant date, rounded down to the nearest whole share. Mr. Christopher and Mr. Ferraioli each elected to defer 100% of his stock award in 2017.
The amounts reported in the “Stock Awards” column represent the grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) Topic 718 for these grants made in 2017. Grant date fair values for the stock awards were determined using the closing price of our common stock ($10.41) on the date of grant (May 12, 2017). Under our 2015 LTIP, directors may elect to defer payment of all or a portion of their stock awards.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common stock by the following:

•	each stockholder who beneficially owns more than 5% of our common stock;

•	each current executive officer named in the 2017 Summary Compensation Table;

•	each of our directors; and

•	all of our executive officers and directors as a group.
For the institutional beneficial owners listed below, we have based their respective number of shares of Company common stock beneficially owned and the percentage of class amounts on the most recently reported Schedule 13G filed by such owners.
For the executive officers and directors listed below, we have based their respective number of shares of Company common stock beneficially owned and percentage of class amounts as of March 1, 2018. The number of shares beneficially owned by each stockholder, director or officer is determined according to the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. The mailing address for each of the directors and executive officers is 13024 Ballantyne Corporate Place, Suite 700, Charlotte, NC 28277.

NAME OF BENEFICIAL OWNER	COMMON STOCK: NUMBER OF SHARES BENEFICIALLY OWNED	PERCENT OF CLASS[1]	OWNERSHIP OF OTHER SECURITIES	PERCENT OF CLASS[1]
5% Stockholders:
Vintage Capital Management, LLC[2]	6,600,000	14.9%	-	*
Steel Partners Holdings, L.P.[3]	5,621,962	12.8%	-	*
BlackRock, Inc.[4]	3,433,801	7.8%	-	*
Lonestar Partners, L.P.[5]	3,264,000	7.4%	-	*
VIEX Capital Advisors, LLC[6]	2,815,302	6.4%	-	*
D. E. Shaw & Co., L.P.[7]	2,390,562	5.4%	-	*
Executive Officers, Directors and Director Nominees:
Leslie C. Kass[8]	33,969	*	-	*
E. James Ferland[9]	912,989	2.0%	32,614	*
Matthew E. Avril	169,363	*	-	*
Henry E. Bartoli	8,232	*	-	*
Thomas A. Christopher[10]	4,426	*	21,624	*
Cynthia S. Dubin	19,680	*	-	*
Brian R. Kahn[11]	8,232	*	-	*
Anne R. Pramaggiore	26,721	*	-	*
Jenny L. Apker[12]	90,553	*	-	*
Elias Gedeon[13]	49,030	*	2,317	*
Mark A. Carano[14]	76,131	*	9,888	*
Mark S. Low[15]	58,210	*	-	*
All Directors, Director Nominees and Executive Officers as a group (15 persons)[16]	1,525,064	3.6%	66,433	*
*Represents less than 1.0 percent
1Percent is based on outstanding shares of our common stock on March 1, 2018.

- -16 -

2As reported on Schedule 13D/A filed with the SEC on February 2, 2018. The Schedule 13D/A reports beneficial ownership of 6,600,000 shares of our common stock by Vintage Capital Management, LLC which has sole voting power over zero shares, shared voting power over 6,600,000 shares and shared dispositive power over 6,600,000 shares. The Schedule 13D/A reports beneficial ownership of 6,600,000 shares by both Kahn Capital Management, LLC and Brian R. Kahn, which each have sole voting power over zero shares, shared voting power over 6,600,000 shares and shared dispositive power over 6,600,000 shares. The reporting person's address is 4705 S. Apopka Vineland Road, Suite 206, Orlando, FL 32819.
3As reported on Schedule 13D/A filed with the SEC on February 13, 2018. The Schedule 13D/A reports beneficial ownership of 5,621,962 shares of our common stock by Steel Partners Holdings L.P., SPH Group LLC, SPH Group Holdings LLC, Steel Partners Holdings GP Inc., Steel Excel Inc. and Steel Partners Ltd. which each have shared voting and dispositive power over 5,621,962 shares. The Schedule 13D/A reports beneficial ownership of 75,000 shares of our common stock by Warren G. Lichtenstein who has shared voting and dispositive power over 75,000 shares. The reporting person's address is 590 Madison Avenue, 32nd Floor, New York, New York 10022.
4As reported on Schedule 13G/A filed with the SEC on January 29, 2018. The Schedule 13G/A reports beneficial ownership of 3,433,801 shares of our common stock by BlackRock, Inc. which has sole voting power over 3,339,993 shares, shared voting power over zero shares, and sole dispositive power over 3,433,801 shares. The reporting person's address is 55 East 52nd Street, New York, NY 10055.
5As reported on Schedule 13G filed with the SEC on September 8, 2017. The Schedule 13G reports beneficial ownership of 3,264,000 shares of our common stock by Lonestar Partners, L.P., Cottonwood Capital GP LLC, Lonestar Capital Management LLC, Jerome L. Simon and Yedi Wong which each have shared voting and dispositive power over 3,264,000 shares. The reporting person's address is One Maritime Plaza, Suite 1106, San Francisco, CA 94111.
6As reported on Schedule 13D/A filed with the SEC on October 27, 2017. The Schedule 13D/A reports beneficial ownership of 2,815,302 shares of our common stock by VIEX Opportunities Fund, LP-Series One and VIEX GP, LLC which each have shared voting and dispositive power over 2,815,302 shares. The reporting person's address is 825 Third Avenue, 33rd Floor, New York, New York 10022.
7As reported on Schedule 13G/A filed with the SEC on February 14, 2018. The Schedule 13G/A reports beneficial ownership of 2,390,562 shares of our common stock by D.E. Shaw & Co., L.P. and David E. Shaw which each have shared voting and dispositive power over 2,390,562 shares. The reporting person's address is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036.
8Shares owned by Ms. Kass include 26,481 shares of common stock that she may acquire on the exercise of stock options and 240 shares of common stock held on our Thrift Plan.
9Shares owned by Mr. Ferland include 661,131 shares of common stock that he may acquire on the exercise of stock options and 532 shares of common stock held in our Thrift Plan. Other securities owned by Mr. Ferland include 32,614 shares of common stock underlying restricted stock units that he elected to defer under our 2015 LTIP.
10Other securities owned by Mr. Christopher include 21,624 shares of common stock underlying vested restricted stock units that he elected to defer under our 2015 LTIP.
11Shares owned by Mr, Kahn do not include beneficially owned shares held by Vintage Capital Management, LLC of which he is a principal.
12Shares owned by Ms. Apker include 58,505 shares of common stock that she may acquire on the exercise of stock options and 539 shares of common stock held in our Thrift Plan.
13Shares owned by Mr. Gedeon include 37,363 shares of common stock that he may acquire on the exercise of stock options and 189 shares of common stock held in our Thrift Plan. Other securities owned by Mr. Gedeon include 2,317 shares of common stock underlying restricted stock units that he elected to defer under our 2015 LTIP.
14Shares owned by Mr. Carano include 63,050 shares of common stock that he may acquire on the exercise of stock options and 262 shares of common stock held in our Thrift Plan. Other securities owned by Mr. Carano include 9,888 shares of common stock underlying restricted stock units that he elected to defer under our 2015 LTIP.
15Shares owned by Mr. Low include 45,329 shares of common stock that he may acquire on the exercise of stock options and 663 shares of common stock held on our Thrift Plan.
16Shares owned by all directors and officers as a group include 944,630 shares of common stock that may be acquired on the exercise of stock options and 2,586 shares of common stock held in our Thrift Plan.

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SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") requires our directors and executive officers, and persons who own more than 10% of our voting stock, to file reports of ownership and changes in ownership of our equity securities with the SEC and the NYSE. Directors, executive officers and more than 10% holders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of those forms furnished to us, or written representations that no forms were required, we believe that, during the year ended December 31, 2017, all Section 16(a) filing requirements applicable to our directors, executive officers and 10% or more beneficial owners were satisfied.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Pursuant to our Code of Business Conduct, all employees (including our named executive officers) who have, or whose immediate family members have, any direct or indirect financial or other participation in any business that competes with us, supplies goods or services to us, or is our customer, are required to disclose to us and receive written approval from our Corporate Ethics and Compliance department prior to transacting such business. Our employees are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the business is denied if we believe that the employee’s interest in such business could influence decisions relative to our business, or have the potential to adversely affect our business or the objective performance of the employee’s work. Our Corporate Ethics and Compliance department implements our Code of Business Conduct and related policies and the Audit and Finance Committee of our Board is responsible for overseeing our Ethics and Compliance Program, including compliance with our Code of Business Conduct. Our Board members are also responsible for complying with our Code of Business Conduct. Additionally, our Governance Committee is responsible for reviewing the professional occupations and associations of our Board members. Our Audit and Finance Committee also reviews transactions between us and other companies with which our Board members are affiliated. To obtain a copy of our Code of Business Conduct, please see the “Corporate Governance” section above in this proxy statement.
We enter into an indemnification agreement with each of our directors and executive officers. Under the terms of the agreement, we agree to indemnify the indemnified person, to the fullest extent permitted by Delaware law, from claims and losses arising from their service to the Company (other than certain claims brought by the indemnified party against us or any of our officers and directors). The agreement also provides each indemnified person with expense advancement to the extent the expenses arise from, or might reasonably be expected to arise from, an indemnifiable claim and contains additional terms meant to facilitate a determination of the indemnified person’s entitlement to such benefits.

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NAMED EXECUTIVE OFFICER PROFILES
The following profiles provide summary information regarding the experience of our former Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers who were employed by the Company as of December 31, 2017. The named executive officer profiles provide biographical information, including age as of May 1, 2018. Unless otherwise indicated, all positions described below are positions with Babcock & Wilcox Enterprises, Inc. since the effective date of the spin-off.

E. James Ferland, age 51, served as our Executive Chairman until March 2018. From the spin-off to January 2018, Mr. Ferland served as our Chief Executive Officer. Prior to the spin-off, Mr. Ferland was BWC’s President and Chief Executive Officer since April 2012. Prior to joining BWC, Mr. Ferland served as President of the Americas division for Westinghouse Electric Company, LLC, a nuclear energy company and group company of Toshiba Corporation, from 2010 through March 2012. From 2007 to 2010, Mr. Ferland worked for PNM Resources, Inc., a holding company of utilities providing electricity and energy products and services, where he held positions as Senior Vice President of Utility Operations and Senior Vice President of Energy Resources. Previously, Mr. Ferland held various senior management and engineering positions at Westinghouse Electric Company, Louisiana Energy Services/URENCO, Duke Engineering and Services, Carolina Power & Light and General Dynamics. Mr. Ferland has also served on the board of directors of Actuant Corporation since August 2014.

Jenny L. Apker, age 60, serves as our Senior Vice President and Chief Financial Officer. Prior to the spin-off, Ms. Apker served as BWC’s Vice President, Treasurer and Investor Relations since August 2012 and, prior to that time, served as BWC’s Vice President and Treasurer since joining BWC in June 2010. Previously, Ms. Apker served as Vice President and Treasurer with Dex One Corporation (formerly R.H. Donnelley Corporation), a marketing services company, from May 2003 until June 2010.

Mark A. Carano, age 48, serves as our Senior Vice President, Industrial and Corporate Development. He served as Senior Vice President, Corporate Development and Industrial Finance from August 2017 to February 2018, and Senior Vice President, Corporate Development and Treasurer from the spin-off until January 2017. Prior to the spin-off, Mr. Carano served as Senior Vice President and Chief Corporate Development Officer of BWC since August 2013. Prior to joining BWC in June 2013, Mr. Carano served as a Managing Director in the Investment Banking Group of Bank of America Merrill Lynch, a financial services company, since 2006. Mr. Carano also previously held positions with the Investment Banking Group of Deutsche Bank.

Elias Gedeon, age 58, served as our Senior Vice President and Chief Business Development Officer until March 2018, a position he held since joining BWC in May 2014. Mr. Gedeon has more than 30 years of experience in the power generation industry and has held various sales, operations and P&L leadership positions in the U.S. and overseas. He joined BWC from Alstom Power, Inc., a subsidiary of energy and transport manufacturer Alstom, where he served as Vice President, Global Sales and Marketing – Boiler Group since 2009 and previously as Vice President of Sales, Americas. Prior to joining Alstom, Mr. Gedeon served in sales and operations roles of increasing responsibility with Foster Wheeler Power Group, Inc., including Executive Vice President, Global Sales & Marketing.

Mark S. Low, age 61, serves as our Senior Vice President, Power, a position he has held since June 2016. Mr. Low served as our Senior Vice President, Global Services segment following the spin-off until June 2016. From 2013 to March 2015, he was Vice President and General Manager of our Environmental Products and Services Division, responsible for all aspects of our environmental products and services business. From 2007 to 2012, Mr. Low served as Vice President, Service Projects, in which he led all technical and commercial aspects of our service projects business including project management, forecasting, costing, cost forecasting, and warranty resolution.

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APPROVAL OF AMENDMENTS TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO REMOVE PROVISIONS THAT REQUIRE THE AFFIRMATIVE VOTE OF HOLDERS OF AT LEAST 80% OF THE VOTING POWER TO APPROVE CERTAIN AMENDMENTS TO THE CERTIFICATE OF INCORPORATION AND THE BYLAWS (PROPOSAL 4)
General

Our Board has recommended and is seeking stockholder approval for amendments to our Certificate of Incorporation that would remove provisions that require the affirmative vote of holders of at least 80% of the voting power of the Company’s outstanding stock to approve certain amendments to the Certificate of Incorporation and the Bylaws (the “supermajority vote requirement”) described below, and replace this requirement with a majority vote requirement. Currently, Article Fifth of our Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of the Company’s outstanding stock entitled to vote thereon to amend, modify or repeal Article Fifth or Article Sixth of our Certificate of Incorporation. In addition, Article Fifth (e) of our Certificate of Incorporation requires the affirmative vote of the holders of at least 80% of the voting power of the Company’s outstanding stock entitled to vote generally in the election of directors to amend, modify or repeal the Company’s Bylaws or to adopt new bylaws.

Our Board recognizes that a majority voting standard for effecting changes to the Certificate of Incorporation and the Bylaws increases the ability of stockholders to participate in governance of the Company and aligns the Company with recognized best practices in corporate governance.

Summary of Principal Changes

If the proposal is approved, the Company intends to file an amendment to the Certificate of Incorporation with the Secretary of State of Delaware, reflecting the elimination of all supermajority vote requirements for amending the Certificate of Incorporation and the Bylaws. As a result, at future meetings of stockholders, the affirmative vote of the holders of a majority of the voting power of the Company’s outstanding stock entitled to vote on the matter will be required to amend all provisions of the Certificate of Incorporation and the Bylaws. This description of the proposed amendments to our Certificate of Incorporation is only a summary of those amendments and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of Article FIFTH of the Certificate of Incorporation, marked to show the proposed amendment, a copy of which is attached to this proxy statement as Appendix B. If adopted, the amendments to the Certificate of Incorporation will become effective upon filing of the amended Certificate of Incorporation with the Secretary of State of Delaware, which is expected to occur promptly following the stockholder vote. If the amendments to the Certificate of Incorporation are approved by stockholders and become effective, the Board expects to approve certain conforming amendments to our Bylaws to remove all supermajority vote requirements for amending the Bylaws.
Recommendation and Vote Required
Our Board recommends that stockholders vote “FOR” the approval of amendments to our Certificate of Incorporation that would remove the supermajority voting requirements to approve certain amendments to our Certificate of Incorporation and our Bylaws. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of the proposal requires the affirmative vote of at least 80% of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the effect of a vote against this proposal.

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RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR YEAR ENDING DECEMBER 31, 2018 (PROPOSAL 5)
Our Board has ratified the decision of the Audit and Finance Committee to appoint Deloitte & Touche LLP (“Deloitte”) to serve as the independent registered public accounting firm to audit our financial statements for the year ending December 31, 2018. Although we are not required to seek stockholder approval of this appointment, we intend to seek stockholder approval of our registered public accounting firm annually. No determination has been made as to what action the Audit and Finance Committee and the Board would take if our stockholders fail to ratify the appointment. Even if the appointment is ratified, the Audit and Finance Committee retains discretion to appoint a new independent registered public accounting firm at any time if the Audit and Finance Committee concludes such a change would be in our best interests. We expect that representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.
For the years ended December 31, 2017 and December 31, 2016, we paid Deloitte fees, including expenses and taxes, totaling $4,609,745 and $3,424,534, respectively, which are categorized below.

	2017	2016
Audit The Audit fees were for professional services rendered for the audits of the combined and consolidated financial statements of the Company, the audit of the Company’s internal control over financial reporting, statutory and subsidiary audits, reviews of the quarterly combined and consolidated financial statements of the Company and assistance with review of documents filed with the SEC.	$4,550,750	$3,329,250
Audit-Related There were no Audit-Related fees.	$0	$0
Tax The Tax fees were for professional services rendered for consultations on various U.S. federal, state and international tax compliance matters, as well as consultation and advice on various foreign tax matters.	$58,995	$95,284
All Other There were no other fees for services.	$0	$0
TOTAL	$4,609,745	$3,424,534
It is the policy of our Audit and Finance Committee to pre-approve all audit engagement fees, terms and services and permissible non-audit services to be performed by our independent registered public accounting firm.
Annually, the independent registered public accounting firm and the Vice President, Controller and Chief Accounting Officer present to the Audit and Finance Committee the anticipated services to be performed by the firm during the year. The Audit and Finance Committee reviews and, as it deems appropriate, pre-approves those services. The separate Audit, Audit-Related, Tax and All Other services and estimated fees are presented to the Audit and Finance Committee for consideration. The Audit and Finance Committee reviews on at least a quarterly basis the proposed services and fees for additional services that have occurred and are outside the scope of the services and fees initially pre-approved by the Audit and Finance Committee. In order to respond to time-sensitive requests for services that may arise between regularly scheduled meetings, the Audit and Finance Committee has pre-approved specific audit, audit-related, tax and other services and individual and aggregate fees for such services. The Audit and Finance Committee did not approve any audit, audit-related, tax or other services pursuant to the de minimis exception described in Section 10A(i)(1)(B) of the Exchange Act.
Recommendation and Vote Required
Our Board recommends that stockholders vote “FOR” the ratification of the decision of our Audit and Finance Committee to appoint Deloitte as our independent registered public accounting firm for the year ending December 31, 2018. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to this proposal.

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AUDIT AND FINANCE COMMITTEE REPORT
The following report of the Audit and Finance Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.
As described more fully in its charter, the purpose of the Audit and Finance Committee is to assist the Board in its oversight of the Company’s financial reporting process, internal control system and audit functions. The Audit and Finance Committee also provides oversight of (i) the Company’s compliance with legal and regulatory financial requirements; (ii) the Company’s guidelines, policies and processes to assess and manage the Company’s exposure to risks in general, including financial risks; (iii) the Company’s financial strategies and capital structure; and (iv) the Company’s ethics and compliance program. Our principal responsibility is one of oversight. The Company’s management is responsible for the preparation, presentation and integrity of its financial statements and Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, is responsible for auditing and reviewing those financial statements. Deloitte reports directly to the Audit and Finance Committee, which is responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm.
In this context, we have reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2017 with the Company’s management and Deloitte. This review included discussions with Deloitte regarding those matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board. In addition, we received from Deloitte the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the Audit and Finance Committee concerning independence and discussed with Deloitte their independence from the Company and its management. We also considered whether the provision of non-audit services to the Company is compatible with Deloitte’s independence.
Based on these reviews and discussions and the reports of Deloitte, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.
THE AUDIT AND FINANCE COMMITTEE

Cynthia S. Dubin (Chair)
Matthew E. Avril (joined March 2, 2018)
Anne R. Pramaggiore

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APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF NAMED EXECUTIVE OFFICER COMPENSATION (PROPOSAL 6)
As required by Section 14A of the Exchange Act, we are asking stockholders to approve an advisory resolution to approve our named executive officer compensation as reported in this proxy statement.
It is our belief that our ability to hire, retain and motivate employees is essential to the success of the Company and its stockholders. Therefore, we generally seek to provide reasonable and competitive compensation for our executives with a substantial portion in the form of performance-based compensation.
As a result, our executive compensation is structured in the manner that we believe best serves the interests of the Company and its stockholders. We encourage stockholders to read the Compensation Discussion and Analysis section of this proxy statement, which provides a more thorough review of our executive compensation philosophy and how that philosophy has been implemented. We have given considerable attention to how, why and what we pay our executives, and during 2017 have contacted or met with stockholders who collectively held approximately 47% of our outstanding shares to solicit feedback on the best way to align our executive compensation program and strategies to strengthen the Company and better position it for success. Recognizing that no single compensation structure will match perfectly with all stockholders, we believe that our executive compensation is reasonable and provides appropriate incentives to our executives to achieve results that we expect to drive stockholder value without encouraging them to take excessive risks in their business decisions.
Effect of Proposal
The resolution to approve our named executive officer compensation is not binding on us, our Board or our Compensation Committee. Accordingly, even if the resolution is approved, the Board and Compensation Committee retain discretion to change executive compensation from time to time if it concludes that such a change would be in the best interest of the Company and its stockholders. No determination has been made as to what action, if any, would be taken if our stockholders fail to approve named executive officer compensation. However, our Board and its Compensation Committee value the opinions of stockholders on important matters such as executive compensation and expect to carefully consider the results of this advisory vote when evaluating our executive compensation programs.
Advisory votes to approve named executive officer compensation are scheduled to be held once every year. The next advisory vote to approve named executive officer compensation is expected to occur at our 2019 Annual Meeting of Stockholders.
Recommendation and Vote Required
Our Board recommends that stockholders vote “FOR” the approval of named executive officer compensation. The proxy holders will vote all proxies received for approval of this proposal unless instructed otherwise. Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting. Because abstentions are counted as present for purposes of the vote on this matter but are not votes “FOR” this proposal, they have the same effect as votes “AGAINST” this proposal. Broker non-votes will not have any effect on this proposal.
Accordingly, we submit the following resolution to stockholders at the Annual Meeting:
RESOLVED, that the stockholders of Babcock & Wilcox Enterprises, Inc. approve, on an advisory basis, the compensation of its named executive officers, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement, including under the sections entitled “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers.”

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COMPENSATION DISCUSSION AND ANALYSIS

•	Executive Summary

•	We are Committed to Compensation Best Practices

•	Peer Group

•	Compensation Philosophy and Process

•	2017 Compensation Decisions

•	Other Compensation Practices and Policies
Executive Summary
2017 PERFORMANCE

We made substantial strides in addressing challenges that burdened our businesses and impacted our financial performance in 2017. Project execution issues in our European renewable energy business accounted for the largest portion of our losses but the implementation of our more-focused business model, new leadership and significant progress toward completion of our challenged projects positions us for improved financial performance in 2018.

In our Power segment, close attention to controlling costs and highly effective project execution allowed us to achieve excellent margins in a difficult market environment. Though the global coal power markets remain uncertain, B&W is well-positioned to serve our customers both in the U.S. and abroad for years to come.

Our Industrial segment underperformed our expectations in 2017, and as a result, we have implemented key changes in our bidding and project management strategies as well as our management structure that will serve us well in 2018 and the future.

2017 PAY-FOR-PERFORMANCE

Our executive compensation programs are based on a strong alignment between pay and performance, and this i reflected in the payout amounts under our annual incentive plan and the value of awards granted under our long-term incentive plan. Decisions by the Compensation Committee in 2017 also took into account feedback from our stockholders and concern for retention of key employees while we address operational issues.

We did not perform as expected in 2017; consequently, the payout under our annual incentive plan was 10% of the target award opportunities. Our safety metrics, which are evaluated independently from our financial performance, account for 10% of the target awards. Solely as a result of the Company’s significant improvement in safety performance over 2016 and the prior three-year average, the payout percentage for each of our NEOs was 10% of the target annual incentive award. For the second year in a row, no payment was earned under the financial or individual components of the annual incentive award. See "2017 Summary Compensation Table" for a comparison of the total compensation received by our NEOs in 2017 versus 2016 and 2015, as applicable.

Our long-term incentive compensation metrics (earnings per share, relative total stockholder return and return on invested capital), are designed to drive performance and align the interests of employees with those of stockholders. In light of our recent financial performance, however, the current projected value of the performance-based share awards granted in 2017 and 2016 under our long-term incentive plan is significantly impaired.

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EXECUTIVE COMPENSATION PROGRAM
Babcock & Wilcox Enterprises, Inc. ("B&W" or the "Company") became a public company on July 1, 2015 as a spin-off from The Babcock & Wilcox Company ("BWC"). In this document, BWC refers to The Babcock & Wilcox Company prior to the spin-off. Compensation-related decisions for our NEOs before the spin-off were made by the compensation committee of the Board of Directors of BWC. Compensation decisions for B&W’s NEOs from and after the spin-off were made by the Compensation Committee of our Board, which we refer to in this discussion as the “Compensation Committee.” Key features of our executive compensation program for the following executive officers (the NEOs) are outlined in this document:

NAME	TITLE (AS OF LAST DAY OF 2017)
E. James Ferland	Chairman and Chief Executive Officer
Jenny L. Apker	Senior Vice President and Chief Financial Officer
Mark A. Carano	Senior Vice President, Corporate Development and Industrial Finance
Elias Gedeon	Senior Vice President and Chief Business Development Officer
Mark S. Low	Senior Vice President, Power

MANAGEMENT OVERVIEW
Our NEOs and other members of our senior leadership team include individuals who have broad experience in the power generation business. As previously disclosed, on January 31, 2018, the Board appointed Leslie C. Kass as President and Chief Executive Officer of the Company and elected Ms. Kass to the Board. Mr. Ferland continued to serve as Executive Chairman of the Board until March 2, 2018. Mr. Gedeon was terminated from his role with the Company as of March 5, 2018.

Ms. Kass, age 47, has served in a variety of senior management roles with both the Company and its predecessor, including most recently as our Senior Vice President, Industrial. Previously, she held engineering and project management-related positions of increasing responsibility with Westinghouse Electric Company, Entergy Corporation and Duke Energy Corporation. The initial compensation package for Ms. Kass is below median for a company of our size and scope, reflecting the Compensation Committee’s anticipation of moving her toward the median of the market over time as she becomes more tenured in her new role. In connection with her appointment, the Company will initially provide Ms. Kass the following key elements of compensation:

•	a base salary of $750,000 per year;

•	a target annual bonus of 100% of base salary, subject to certain performance criteria established by the Compensation Committee; and

•	equity awards with an aggregate grant date value of $1,500,000.

2017 SAY-ON-PAY VOTE

In 2017, we received nearly 97% approval on our advisory vote to approve NEO compensation. We considered this result in examining compensation policies and decisions for 2017, and determined that it demonstrated strong support for our executive compensation program. We did not make any changes to our compensation policies and practices that were primarily driven by the result of this vote.

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WE ENGAGED WITH OUR STOCKHOLDERS
During 2017, our Lead Independent Director and senior management contacted or met with institutional stockholders who collectively held approximately 47% of our outstanding shares to solicit feedback on the best way to align our executive compensation program and strategies to strengthen the Company. Generally, investors supported our executive compensation program goals, encouraged us to focus on paying for demonstrable performance, and asked that we carefully consider eliminating our classified board structure.
In response to the feedback from our stockholder outreach, the Board unanimously approved, and recommends that our stockholders approve, amendments to our Certificate of Incorporation and Bylaws that, if adopted, would eliminate the classified structure of the Board over a two-year period and allow for removal of directors with or without cause by a majority of the stockholders. The phasing in of annual elections of directors over a two-year period is designed to ensure a smooth transition to a system of annual elections of all of our directors.
We also added Brian R. Khan (managing partner of Vintage), Matthew E. Avril and Henry R. Bartoli to the Board. Messrs. Kahn, Avril and Bartoli represent Vintage and the Vintage Shareholders, which collectively own 14.9% of our outstanding common stock. For more information, see “Vintage Capital Management Agreement.”
2017 COMPENSATION PROGRAM DESIGN
Considering the stockholder feedback and other factors described in this Compensation Discussion and Analysis, the Compensation Committee took the following key actions with respect to the 2017 executive compensation program:

•	Established our annual and long-term incentive compensation program design for 2017 to reflect our pay-for-performance culture; and

•
Maintained emphasis on performance in our long-term incentive compensation program by weighting performance-based restricted stock units (“PSUs”) at 60% of the total long-term incentive award mix. The Compensation Committee also determined to include relative total stockholder return, along with earnings per share and return on invested capital, to measure performance for the PSUs. In lieu of stock options (which previously comprised 20% of the total long-term incentive award), the Compensation Committee determined to grant restricted stock units (“RSUs”) for the entirety of the remaining 40% of the total long-term incentive award, the value of which is tied directly to improvements in the price of the Company’s stock. The Compensation Committee utilized RSUs instead of stock options specifically to manage our long-term plan reserve and reduce the dilution impacts of the long-term incentive program.

2017 COMPENSATION MIX
The following charts illustrate the target mix of base salary, annual incentive awards and long-term incentive awards for our Former Chief Executive Officer and other NEOs in 2017, highlighting the performance-driven focus of the compensation opportunities:

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KEY 2017 PROGRAM ELEMENTS

The main elements of the Company’s 2017 executive compensation program, a description of each element, and an explanation as to why we pay each element, are provided below:

Compensation Element	Description	Objectives
Base Salary	Fixed cash compensation; reviewed annually and subject to adjustment	Attract, retain and motivate our NEOs
Annual Cash Incentive Compensation	Short-term cash incentive compensation paid based on performance against annually established financial, safety and individual performance goals	Reward and motivate our NEOs for achieving key short-term performance objectives
Long-Term Equity Compensation	Annual equity compensation awards of time-vesting RSUs and performance-vesting PSUs	Align NEO interests with those of our stockholders by rewarding the creation of long-term stockholder value and encouraging stock ownership
Health, Welfare and Retirement Benefits	Qualified and nonqualified retirement plans and health care and insurance benefits	Attract and retain NEOs by providing market-competitive benefits
Severance and Change in Control Arrangements	Reasonable severance payments and benefits provided upon an involuntary termination, including an involuntary termination following a change in control of the Company
Help attract and retain high quality talent by providing market-competitive severance protection, and help encourage NEOs to direct their attention to stockholders’ interests, notwithstanding the potential for loss of employment in connection with a change in control

Limited Perquisites	Financial planning services, executive physicals and airline club memberships	Attract and retain high quality talent

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We Are Committed to Compensation Best Practices
The Compensation Committee believes that our executive compensation program follows best practices aligned to long-term stockholder interests, summarized below:

WHAT WE DO	WHAT WE DON’T DO
Pay-for-performance philosophy emphasizes compensation tied to creation of stockholder value	No excise tax gross-ups upon a change in control
Robust compensation governance practices, including annual CEO performance evaluation process by independent directors, thorough process for setting rigorous performance goals and use of an independent compensation consultant
No discounting, reloading or re-pricing of stock options without stockholder approval
Multiple performance metrics for annual and long-term incentive compensation plans; different metrics used for each plan	No single-trigger vesting of equity-based awards upon change in control
60% of long-term incentive awards granted as performance-based PSUs
Limited perquisites and reasonable severance and change in control protection that requires involuntary termination
Clawback provisions in annual and long-term incentive compensation plans
Policies prohibiting executives from hedging or pledging Company stock
Strong stock ownership guidelines for executives (five times base salary for CEO and three times base salary for other NEOs)

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Peer Group
PEER GROUP DESIGN
To help ensure that our executive compensation program provides competitive compensation opportunities that are necessary to attract and retain well-qualified executives, the Compensation Committee reviews the level and mix of compensation for our CEO and CFO against the compensation provided by a group of peer companies (in addition to survey data provided by Hay Group which is used to review the compensation for all of our NEOs). The Compensation Committee also uses these peer companies to consider the relative performance of our Company with respect to the relative total stockholder return performance measure in our 2017 long-term incentive program (as further discussed below) and to evaluate the Company's incentive program designs against market practice.
The Compensation Committee, with advice from Hay Group, considered companies across a number of relevant factors, including companies within a specified size range based primarily on revenues and market capitalization, companies within similar industry groups and with similar degrees of business complexity, and companies with which we compete for executive talent. The Compensation Committee generally considered companies with total revenues in a range from 0.4x to 2.5x of our size, although some exceptions were made taking into account other factors (such as industry, complexity and competition for talent) and in order to create a group with a sufficient number of companies to provide meaningful comparative data.
Based on this review, the Compensation Committee approved the following compensation peer group for 2017:

Actuant Corp. Industrial Machinery	Crane Co. Industrial Machinery	MasTec Inc. Construction & Engineering

AMETEK Inc. Electronic Components & Equipment	Curtiss-Wright Corp. Aerospace & Defense	Primoris Services Corp. Construction & Engineering

CECO Environmental Corp. Environmental & Facilities Services	Dycom Industries Inc. Construction & Engineering	SPX Corp. Industrial Machinery

Chart Industries Inc. Industrial Machinery	Flowserve Corp. Industrial Machinery	Tetra Tech, Inc.* Electronic Equipment & Instruments

CIRCOR Intl. Inc. Industrial Machinery	Harsco Corp. Industrial Machinery

Covanta Holding Corp. Environmental & Facilities Services	Idex Corp. Industrial Machinery

*For 2017, Tetra Tech, Inc. (“Tetra Tech”) replaced Itron, Inc. (“Itron”) as being a closer match to B&W. While Itron operates within the electricity, natural gas and water markets, it is more of an information technology company than an industrial company. Tetra Tech provides consulting and engineering services worldwide and operates two segments: Water, Environment and Infrastructure, and Resource Management and Energy. In addition, Tetra Tech is also cited by our peers as a peer company more often than Itron.

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Compensation Philosophy and Process
OUR COMPENSATION PHILOSOPHY
B&W operates in a challenging, continually changing and highly competitive market. We know that attracting, developing and retaining qualified executives who increase stockholder value by achieving our financial and strategic growth plans remains key to our success. We emphasize pay-for-performance, rewarding those who achieve or exceed their goals, and we use short- and long-term incentives to drive continued strong results for our stockholders.
Our compensation program is designed to:

•	Incent and reward annual and long-term performance;

•	Align interests of B&W executives with stockholders; and

•	Attract and retain well-qualified executives.
The Compensation Committee works with management and Hay Group, an external advisory firm, to help ensure the compensation program aligns with industry standards and has a balanced design that will achieve the desired objectives.
The roles and the responsibilities of the Compensation Committee, B&W management and Hay Group are summarized here.
Compensation Committee (Three Independent Directors)

•	Establishes and implements our executive compensation philosophy;

•	Aims to ensure the total compensation paid to our NEOs and other executives is fair and competitive, and motivates high performance;

•
Subscribes to a “pay-for-performance” philosophy when designing executive compensation programs that place a substantial portion of an executive’s target compensation “at risk” and performance-based, where the value of one or more elements of compensation is tied to the achievement of financial and/or other measures the Company considers important drivers in the creation of stockholder value;

•	Engages Hay Group as its outside consultant for executive and director compensation matters to regularly review the design of our executive compensation programs; and

•	Works directly with Hay Group on the CEO’s compensation.

B&W Management

•	Prepares information and materials for the Compensation Committee relevant to matters under consideration by the Compensation Committee;

•	The CEO provides recommendations regarding compensation of the other NEOs; and

•	The CEO and senior HR personnel attend Compensation Committee meetings and, as requested by the Compensation Committee, participate in deliberations on executive compensation (other than their own).

Hay Group (Consultant to our Compensation Committee)

•	Provides the Compensation Committee with information and advice on the design, structure and level of executive and director compensation;

•	Attends Compensation Committee meetings, including executive sessions, to advise on compensation discussions;

•	Reviews market survey and proxy compensation data for comparative market analysis;

•	Advises the Compensation Committee on selecting an appropriate peer group;

•	Advises the Compensation Committee on external market factors and evolving compensation trends; and

•	Provides the Company assistance with regulatory compliance and changes regarding compensation matters.
Although Hay Group works with our management on various matters for which the Compensation Committee is responsible, our management does not direct or oversee the retention or activities of Hay Group. Following a review and assessment of the independence of Hay Group, the Compensation Committee concluded, after consideration of all relevant factors, specifically including six consultant independence factors under Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that no conflict of interest has been raised by the work of Hay Group. The aggregate amount paid by B&W to Hay Group in 2017 for executive and director compensation services was $133,136, and for additional services was

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$350,440. The additional services, which consisted of leadership development programs, were recommended by management and were pre-approved by the Compensation Committee.
Plan Design and Risk Management
B&W subscribes to a “pay-for-performance” philosophy. As such:

•
Incentive Compensation Tied to Performance -- A substantial portion of NEOs’ target compensation is “at risk,” with the value of one or more elements of compensation tied to the achievement of financial and/or other measures the Company considers important drivers of stockholder value.

•
Emphasis on Long-Term Incentive Over Annual Incentive Compensation — Long-term incentive compensation for our NEOs makes up a larger percentage of target total direct compensation than annual incentive compensation. Incentive compensation helps drive performance and align the interests of employees with those of stockholders. By tying a significant portion of total direct compensation to long-term incentives over a three-year period, we promote longer-term perspectives regarding Company performance.

•
Long-Term Incentive Compensation Subject to Forfeiture for Bad Acts — The Compensation Committee may terminate any outstanding equity award if the recipient (1) is convicted of a misdemeanor involving fraud, dishonesty or moral turpitude or a felony, or (2) engages in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of the Company.

•
Annual and Long-Term Incentive Compensation Subject to Clawbacks — Incentive compensation awards include provisions allowing us to recover excess amounts paid to individuals who knowingly engaged in a fraud resulting in a restatement.

•
Linear and Capped Incentive Compensation Payouts — The Compensation Committee establishes financial performance goals that are used to plot a linear payout formula for annual and long-term incentive compensation to avoid an over-emphasis on short-term decision making. The maximum payout for each of the annual and long-term incentive compensation programs is capped at 200% of target.

•
Use of Multiple and Appropriate Performance Measures — We use multiple performance measures to avoid having compensation opportunities overly weighted toward the performance result of a single measure. In general, our incentive programs are based on a mix of financial, safety and individual goals. Our financial performance measures are based on operating income, free cash flow, return on invested capital, relative total stockholder return and earnings per share. Operating income and free cash flow maintain the focus on operational performance while earnings per share, return on invested capital and relative total stockholder return maintain a focus on longer-term metrics that help drive stockholder value.

•
Stock Ownership Guidelines — Our executive officers and directors are subject to stock ownership guidelines, which help to promote longer-term perspectives and align the interests of our executive officers and directors with those of our stockholders.

The Compensation Committee reviews the risks and rewards associated with our employee compensation programs. The programs are designed with features that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the short term and the long term. Management and the Compensation Committee do not believe any of our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

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2017 Compensation Decisions
BASE SALARIES
We generally target base salaries for our NEOs at median (+/- 15%) of a survey group using data furnished by our independent compensation consultant, Hay Group. The Compensation Committee used Hay Group’s Industrial Executive Compensation Survey for this purpose. It also considered publicly available compensation data from the custom peer group described above comprised of 16 companies with whom we compete for executive talent from the engineering and construction, aerospace and defense, heavy electrical equipment and industrial machinery industries. In the case of Mr. Ferland and Ms. Apker, the Compensation Committee used the peer group data to validate the ranges established using the survey data provided by Hay Group to evaluate their base salaries. For purposes of this evaluation, it was survey results themselves, and not the identities of the particular entities surveyed, that was material. For more information regarding this comparative compensation information, see "Peer Group" above.
We followed our normal compensation process and made certain adjustments to base salary rates effective as of April 1, 2017, as follows:
2017 BASE SALARY ADJUSTMENTS

NAME	BASE SALARY AT JAN. 1, 2017	BASE SALARY AT APRIL 1, 2017	PERCENTAGE INCREASE
E. James Ferland	$978,500	$978,500	0%
Jenny L. Apker	$435,000	$435,000	0%
Mark A. Carano	$425,000	$425,000	0%
Elias Gedeon	$390,000	$398,000	2.1%
Mark S. Low	$325,000	$340,000	4.6%
ANNUAL CASH INCENTIVES
We provide our NEOs with an annual incentive compensation program that rewards participating executives for three areas of performance:

•	70% based on achievement of pre-established financial goals;

•	10% based on achievement of pre-established safety goals; and

•	20% based on an assessment of pre-established individual performance goals.
Each NEO had a target annual incentive award based on a percentage of base salary (referred to as the “target award percentage”). The final award could range from 0% to 200% of the target based on actual performance results. The target award percentages were established by the Compensation Committee based on a review of Hay Group’s survey data, and taking into account each NEO’s experience, role and scope of duties. In the case of Mr. Ferland and Ms. Apker, the review also included Hay Group's peer group data. We generally target annual incentives for our NEOs at median (+/- 15%) of market. However, Mr. Gedeon’s target annual incentive represented about 118% of the median of market in recognition of his experience in the industry and the substantial responsibilities that his position entailed. Mr. Low’s target annual incentive was fifteen percentage points below the targeted range for his position, reflecting the increased scope of responsibilities Mr. Low assumed in late 2016. The following table summarizes the target award percentages for each NEO:
TARGET AWARD % FOR 2017 ANNUAL INCENTIVE AWARD

NAME	TARGET AWARD %
E. James Ferland	100%
Jenny L. Apker	70%
Mark A. Carano	60%
Elias Gedeon	60%
Mark S. Low	60%

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2017 ANNUAL INCENTIVE PAYOUT
As described in more detail below, based on our 2017 performance, the annual incentive payout percentage for our NEOs was 10% of the target award.

2017 ANNUAL INCENTIVE AWARD DESIGN
The Compensation Committee determined that the 2017 annual incentive award would be made up of three components, as follows:

COMPONENT	WEIGHTING	MEASURES	PAYOUT CALCULATION
Financial	70%	Operating income (45%) Free cash flow (25%)	Range from 0% – 200% based on achievement against goals Result referred to as “Financial Multiplier”
Safety	10%	Total recordable incident rate (5%); Days away, restricted or transferred rate (5%)	Range from 0% – 100% multiplied by “Financial Multiplier” (if greater than 0)
Individual	20%	Assessment of pre-established individual performance goals	Range from 0% – 100% multiplied by “Financial Multiplier”
For the financial performance component, our Compensation Committee determined that operating income and free cash flow goals aligned our NEOs with our key business goals related to creating profitable organic growth and enhanced free cash flow across our range of global markets. For this purpose:

•
Operating income means revenue less cost of operations, research and development costs, selling, general and administrative expenses, losses on asset disposals and impairments. Operating income also includes the net impact of equity in income of investees.

•	Free cash flow means our net cash flow from operating activities (operating cash flow) less capital expenditures.
In order for these measures to reflect core operating results, the Compensation Committee determined that the measures should be adjusted for the following items: pension and other post-retirement benefit mark-to-market gains and losses, restructuring charges, expenses related to the spin-off transaction, asset impairments, losses in respect of legal proceedings and dispute resolutions and other non-recurring or unusual items that would have the potential to create misalignment between our annual incentive program and long-term operating objectives. For purposes of free cash flow, the Compensation Committee also determined that variances from the budgeted income tax rate should also be excluded. Without these adjustments, incentive payouts may not accurately reflect management’s performance.
The Compensation Committee believes that our forecasting process produces rigorous goals that are reasonably achievable if the businesses performed as expected. As a result, the Compensation Committee generally sets target level financial performance based on forecast. The target levels of operating income performance and free cash flow performance were based on a forecast that anticipated substantial losses would be incurred on the Company’s renewable energy projects in Europe. As a result of these anticipated losses, free cash flow was forecasted to be negative throughout 2017. Because free cash flow was forecasted to be negative for 2017, the Compensation Committee used the free cash flow forecast to set the threshold level performance goal, rather than the target level goal, for free cash flow. Performance below this threshold level would result in no annual incentive award being earned with respect to the financial metrics. The Compensation Committee also established a maximum level of performance above which no more than 200% of the target award amount would be earned. There is no annual incentive payout (other than with respect to the safety component of the award) if operating income is below the threshold level.
The following table summarizes the financial goals that the Compensation Committee established for 2017:
2017 FINANCIAL PERFORMANCE GOALS

PERFORMANCE LEVEL	INCENTIVE PAYOUT %*	OPERATING INCOME	FREE CASH FLOW
Below threshold	0%	Less than $44.2 million	Less than $(124.0) million
Threshold	50%	$44.2 million	$(124.0) million
Target	100%	$55.3 million	$(95.4) million
Maximum	200%	$66.4 million or more	$(66.8) million or more
*The payout percentage is prorated on a straight-line basis for results between threshold and target or between target and maximum.

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The Compensation Committee also approved safety goals for 2017. These goals emphasize our strategic business goal of maintaining our commitment to safety. The goals relate to two components of measuring safety results:

•	Total Recordable Incident Rate (“TRIR”), which measures the rate of recordable workplace injuries; and

•	Days Away, Restricted or Transferred (“DART”), which measures injuries resulting in lost or restricted days.
TRIR and DART each account for 5% of the total annual incentive payout. For 2017, the Compensation Committee established the threshold and target for TRIR at 1.29 and 1.09, respectively, and the threshold and target for DART at 0.55 and 0.40, respectively. In each case, the target levels represent a 5% improvement over the average of the prior three years.
For each safety goal, there is a threshold level of performance at which 50% of the target incentive is earned (and below which no incentive is earned), and a target level of performance at which 100% of the target incentive is earned. Unless the Financial Multiplier is 0%, the final level of safety achievement is multiplied by the Financial Multiplier.
Individual performance is generally assessed against individual goals and performance priorities established early in the year for each NEO. Individual performance goals allow the Compensation Committee to differentiate final annual incentive awards for each NEO based on the Committee’s informed judgment, taking into account individual efforts and achievements in their respective areas of responsibility. The performance assessment may result in an individual performance result that ranges from 0% to 100% of target. Each NEO’s individual performance result is multiplied by the Financial Multiplier, so that the portion earned based on individual performance is tied to our financial performance.
2017 FINANCIAL PERFORMANCE RESULTS
In early 2018, our Compensation Committee reviewed the 2017 financial and safety performance results. For 2017 annual incentive compensation purposes, our consolidated operating income was $(163.9) million. In accordance with our 2017 annual incentive plan design, this amount included a net upward adjustment from our 2017 GAAP operating income result, largely to exclude the effect of a mark-to-market pension accounting loss, as well as restructuring charges, asset impairments and other non-recurring or unusual items that had the potential to create a misalignment between our annual incentive program and long-term operating objectives, or otherwise may not have accurately reflected management’s 2017 operating performance. For 2017 for incentive compensation purposes, we generated adjusted free cash flow of $(181.7) million.
We did not achieve our threshold operating income goal, and as a result, the financial payout percentage was determined to be 0%. This payout percentage is also the “Financial Multiplier” used for the individual performance portion of the award as described below. The following table, which summarizes how the Company performed relative to the financial goals established by the Compensation Committee, shows the final Financial Multiplier.
2017 FINANCIAL PERFORMANCE PAYOUT PERCENTAGE

METRIC	THRESHOLD		TARGET	MAX	ACTUAL	WEIGHTING	RESULT
Operating Income (45%)	Goal	$44.2 million	$55.3 million	$66.4 million	$(163.9) million
	Payout %	50%	100%	200%		45/70	0%
Free Cash Flow (25%)	Goal	$(124.0) million	$(95.4) million	$(66.8) million	$(181.1) million
	Payout %	50%	100%	200%		25/70	0%
					Financial Payout %		0%
With respect to the performance of the NEOs relative to their individual goals, the Compensation Committee determined that the annual incentive payout was $0 for this metric because the Financial Multiplier was 0%. The Compensation Committee also reviewed our performance relative to the safety goals for 2017, and determined that the Company significantly improved its safety performance as measured by both TRIR and DART. The Company’s calculated TRIR for 2017 was 0.67 (an improvement of 33% over the prior year and 39% over the 2017 goal), and its calculated DART was 0.21 (an improvement of 42% over the prior year and 48% over the 2017 goal). As noted above, if the Financial Multiplier is 0%, it does not apply to the safety metrics. As a result, the Compensation Committee determined that the payout percentage for the safety metrics was 10% of the target annual incentive award.

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The following table summarizes the 2017 award calculation. The total amount for each NEO appears in the "2017 Summary Compensation Table" as 2017 compensation under “Non-Equity Incentive Plan Compensation."
2017 TOTAL ANNUAL INCENTIVE AWARD

NAME	TOTAL AWARD
E. James Ferland	$97,850
Jenny L. Apker	$30,450
Mark A. Carano	$25,500
Elias Gedeon	$23,760
Mark S. Low	$20,175

LONG-TERM INCENTIVE AWARDS
We provided long-term incentive compensation awards in a mix of performance-vesting PSUs and time-vesting RSUs granted during the first quarter of 2017 in the following proportions:

•	60% PSUs; and

•	40% time-vesting RSUs.
The aggregate value of the awards granted each year is generally based on the Compensation Committee's review of long-term incentive compensation award opportunities based on Hay Group’s survey data described above, and taking into account each NEO’s experience, role and scope of duties, in order to provide competitive long-term incentive opportunities. In the case of Mr. Ferland and Ms. Apker, the review also included Hay Group's peer group data. We generally target long-term incentives for our NEOs at median (+/- 15%) of market. The mix of award types is intended to balance the compensation objectives of encouraging sustainable, long-term financial performance with executive retention. Use of equity-based awards, together with our meaningful stock ownership requirements, is also intended to align the interests of our NEOs with the long-term interests of our stockholders, which is another important objective of our executive compensation program.
2017 PSU awards generally vest from 0% to 200% of the amount of initial shares granted depending 60% on the level of cumulative adjusted diluted earnings per share, 20% on average annual return on invested capital (“ROIC”) and 20% on relative total shareholder return attained from January 1, 2017 to December 31, 2019 (the “Performance Period”). We believe that over the long-term, there is a high degree of correlation between adjusted earnings per share and stock price. Accordingly, we use adjusted earnings per share in long-term stock-based compensation to more closely align our goals with stockholder interests. We also use relative total shareholder return (“TSR”) as a performance metric to promote management focus on our Company’s performance relative to peer companies in the industries in which we operate. This performance metric compares the Company’s average quarterly TSR over the Performance Period to that of the companies in our custom peer group (as described under "Peer Group" above). Finally, including ROIC helps promote focus on asset utilization. We believe using different performance measures for long-term incentive compensation rather than in the annual incentive compensation program reduces the focus on a single metric at the expense of others, thereby helping to mitigate risk related to incentive compensation.
For each performance measure, results at the threshold, target and maximum goals produce vesting at 50%, 100% and 200%, respectively, of the portion of the PSUs granted that are subject to that performance measure. Vesting for performance results between threshold and target or target and maximum is determined by linear interpolation. No amount will vest with respect to any performance measure unless at least threshold results are attained. The Compensation Committee set target and maximum goals based on the sum of adjusted earnings per share estimates for each year of the Performance Period. To complement and leverage financial results that may be achieved under the annual incentive compensation element, we derived the threshold for cumulative adjusted diluted earnings per share from the operating income target goal used in 2017 annual incentive compensation and assumed substantial operating income growth for target and maximum goals. We set threshold, target and maximum goals for average ROIC at levels that the Compensation Committee determined to be appropriate based on management’s projections of our financial results for the Performance Period.

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We do not disclose the specific, forward-looking diluted earnings per share or ROIC goals that we established for the PSU awards granted in 2017 in this proxy statement because (1) these goals relate to executive compensation to be earned and/or paid in future years and do not affect a fair understanding of the NEOs’ compensation for 2017, and (2) we believe that disclosure of such goals while the applicable performance period is ongoing would cause us competitive harm. However, we expect to disclose such goals in future proxy statements once the applicable performance period has ended as part of our discussion and analysis about the amounts earned by the NEOs under these awards. In setting the applicable target levels, the Compensation Committee considered how achievement of the performance goals could be impacted by events expected to occur in the coming years. We believe that the threshold goals have been established at levels that should be appropriately difficult to attain, and that the target goals will require considerable and increasing collective effort on the part of our employees, including our NEOs, to achieve. Achievement of the maximum goal is considered to be a stretch goal given current market conditions. The PSU grants made in 2017 for the NEOs are set forth in the "2017 Grants of Plan-Based Awards" table of this proxy statement.
With respect to the relative TSR performance metric, we set threshold performance at the 25th percentile of our custom peer group, target performance at the 50th percentile, and maximum performance at the 75th percentile of our custom peer group. Payouts between these levels will be based on linear interpolation.
RSUs generally vest ratably over three years.
The following table summarizes the aggregate target 2017 long-term incentive awards for each NEO:
2017 LONG-TERM INCENTIVE AWARDS

NAME	TARGET VALUE LTI[1]
E. James Ferland	$3,200,000
Jenny L. Apker	$750,000
Mark A. Carano	$600,000
Elias Gedeon	$345,000
Mark S. Low	$400,000

1The value of the target long-term incentive awards represents the nominal value used to determine the number of PSUs and RSUs granted, taking into account the vesting schedule of the awards, rather than the grant date fair value computed for financial reporting purposes. See the “2017 Grants of Plan-Based Awards” table for more information regarding the stock awards.

As compared to the long-term incentive awards granted in 2016, the Compensation Committee and Mr. Ferland mutually agreed to reduce Mr. Ferland’s award from $4,200,000 in 2016 to $3,200,000 in 2017 in light of the Company’s recent financial performance. Mr. Ferland’s target award values for long-term incentive awards represented approximately 62% of his total 2017 salary and target annual and long-term compensation opportunity, placing significant emphasis for him on creation of long-term stockholder value. The Compensation Committee determined to increase Ms. Apker’s long-term incentive award from $600,000 in 2016 to $750,000 in 2017 to more closely align her long-term incentive compensation with the market median for her position. Based on peer data, Ms. Apker’s long-term incentive award in 2016 was in the 25th percentile, and her 2017 long-term incentive award is still below median for a chief financial officer. The Compensation Committee also determined to increase the long-term incentive awards for the other NEOs as follows: for Mr. Carano, from $450,000 to $600,000; for Mr. Gedeon, from $325,000 to $345,000; and for Mr. Low, from $325,000 to $400,000. Increases in the long-term incentive awards for Messrs. Carano and Gedeon were within the targeted ranges for their respective positions. Mr. Low’s 2017 target long-term incentive represented an increase of approximately 25% over his 2016 target award, although it was thirteen percentage points below the targeted range for his position, reflecting the increased scope of responsibilities Mr. Low assumed in 2016.

2017 LONG-TERM INCENTIVE PERFORMANCE UPDATE

Our 2016 and 2017 financial results (as applicable) will make it difficult to achieve a threshold level of performance for our 2016 and 2017 long-term incentive awards when performance is measured at the end of each three-year performance cycle, which is a further reflection of our strong pay-for-performance philosophy.

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RETENTION PROGRAM

In order to maintain continuity of management we believe is needed to work through operational challenges, the Compensation Committee implemented a special retention program in 2017. Participation in the special retention program is limited to a small number of senior executives, whose leadership and continued contributions are vitally important to the completion of the Company’s renewable energy projects and our efforts to stabilize and strengthen our businesses, including our NEOs other than Mr. Ferland. At his request, Mr. Ferland did not participate in the special retention program. Mr. Ferland was a party to a retention arrangement entered into in connection with the spin-off in 2015. See “Outstanding Spin-off Awards – Long-Term Performance and Retention” for additional information.

Special retention program participants received both cash-settled and stock-settled awards, which are intended to balance near- and long-term performance and retention risks. The cash-settled component incorporates stock price performance to maintain important near-term alignment with the Company’s stockholders as well as incorporate a performance element in the retention program. Key elements of the special retention program awards are as follows:

CASH-SETTLED PERFORMANCE UNITS

The cash-settled component of the special retention program is comprised of an award of cash-settled performance units (“CPUs”). Each CPU represents the right to receive an amount in cash equal to the “measurement value” of our stock at the time of vesting. Generally, the measurement value is determined based on the average fair market value of our stock for the 30-day period immediately preceding the vesting date. However, the measurement value will be no less than 75% of the market value of our stock determined as of the grant date of August 14, 2017, and no greater than 150% of the value of our stock determined as of the grant date. In general, 40% of the CPU grant vests six months after the grant date, and the remaining 60% vests 12 months after the grant date. The CPU awards are subject to repayment (adjusted for taxes paid by the grantee) if the grantee’s employment is terminated between the first and second vesting dates other than due to death or disability, a termination by the Company without cause (as defined in the CPU award agreement) or a termination for good reason (as defined in the CPU award agreement) following a change in control (as defined in the 2015 LTIP).

TIME-VESTING RESTRICTED STOCK UNITS

The stock-settled component of the special retention program is comprised of an award of time-vesting RSUs that generally vest in equal installments on the second and third anniversary of the grant date (which was August 14, 2017). However, upon the vesting of the RSUs, the number of RSUs vesting at such time will be reduced (but not below zero) by the number of PSUs granted to the grantee in 2016 and 2017 that vest prior to (or that are vesting as of) the vesting event for the special retention program RSU award.

The following table summarizes the 2017 special retention program awards for each participating NEO.

SPECIAL RETENTION PROGRAM AWARDS

NAME	CPU AWARD[1]	RSU AWARD[1]
Jenny L. Apker	$282,750	$649,800
Mark A. Carano	$233,750	$518,700
Elias Gedeon	$218,900	$341,400
Mark S. Low	$187,000	$361,200

1The value of the target special retention program awards represents the nominal value used to determine the number of CPUs and RSUs granted, taking into account the vesting schedule of the awards, rather than the fair value computed for financial reporting purposes.

See the “2017 Summary Compensation Table" and the “2017 Grants of Plan-Based Awards” table for more information regarding these cash and equity awards.

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OUTSTANDING SPIN-OFF AWARDS – LONG-TERM PERFORMANCE AND RETENTION
In 2015, BWC approved certain long-term arrangements designed to ensure management continuity through and after the spin-off that were in addition to the long-term incentive awards described above. Among other things, BWC approved a Restructuring Transaction Retention Agreement with Mr. Ferland. Pursuant to his retention agreement, in recognition of Mr. Ferland’s unique skills and industry background, and to further encourage his continued service to our Company after the spin-off, BWC granted him a cash retention award equal to two times the sum of his 2014 annual base salary rate and target annual incentive award (a total of $3,800,000), 50% of which vested on the second anniversary of the spin-off in 2017 and 50% of which will generally vest on the third anniversary of the spin-off in 2018. Because this is a cash-based award, amounts will appear in the Summary Compensation Table in the year earned and paid, rather than in the year of grant. To that end, the total amount reported in the Summary Compensation Table for 2017 would have been lower than the total amount reported in 2016. BWC believed this arrangement was fair and reasonable, especially in light of the fact that the Board asked Mr. Ferland to remain with the smaller of the two companies following the spin-off. BWC also believed that these arrangements would result in the best opportunities to create shareholder value in the future.
Other Compensation Practices and Policies
BENEFITS
NEOs participate in the Company’s tax-qualified 401(k) plan and various health and welfare plans on the same basis as other eligible employees of the Company. The 401(k) plan includes employer matching contributions and service-based employer contributions, ranging from 3% to 8% of eligible compensation, for participants who are not eligible for a defined benefit pension plan. NEOs also receive limited perquisites for items such as financial planning, an annual executive physical and annual airline club memberships. The Compensation Committee views these benefits as customary arrangements and a standard part of a competitive total compensation package.
NEOs are also eligible to participate in two non-qualified defined contribution retirement plans, referred to as the “Restoration Plan” and the “Supplemental Executive Retirement Plan” (or “SERP”). Both plans permit our NEOs to choose to defer eligible compensation above the limited amounts permitted under the 401(k) plan. The Restoration Plan also provides for an employer match and service-based employer contribution on the same basis as under the 401(k) plan but without regard to certain limits that otherwise apply to the 401(k) plan under U.S. Internal Revenue Code rules. The SERP also provides for an additional discretionary employer contribution for eligible employees, which in recent years has equaled 5% of prior year salary and bonus. The Compensation Committee believes that the opportunities to defer compensation and receive employer contributions under both the Restoration Plan and the SERP reflect competitive market practices and provide our NEOs with reasonable retirement benefit opportunities given their compensation and given that they do not participate in any qualified or non-qualified defined benefit pension plans. Neither the Restoration Plan nor the SERP provides for above-market earnings on any deferred amounts. See “2017 Non-qualified Deferred Compensation” for additional information about these plans.
Severance and Change in Control Protection
NEOs are eligible to receive certain severance benefits in case of an involuntary termination without "cause," including a termination for "good reason." Different provisions apply for an involuntary termination that occurs before or following a change in control of the Company. Severance benefits for a termination occurring before a change in control would generally be provided for Mr. Ferland under an employment agreement that became effective upon the spin-off, and for the other NEOs in accordance with the Company’s Executive Severance Plan. Severance benefits for an involuntary termination during a 2-year protected period following a change in control are provided under a separate change in control agreement with each NEO. These agreements, which were amended in 2016 to make certain clarifying changes and to provide for an additional airline club membership, require both a change in control and a "Covered Termination" (in other words, a double trigger) for any payments thereunder. The Compensation Committee believes the amounts of severance payable are reasonable in both amount and type. The change in control agreements do not provide for any tax gross-ups. Mr. Ferland’s employment agreement and the change in control agreements with each NEO include covenants regarding protection of confidential information, non-solicitation of employees and customers and non-competition as a condition to the severance benefits. Our equity grant agreements also provide for double-trigger vesting upon a change in control. See “Potential Payments Upon Termination or Change in Control” for additional details.
The Compensation Committee believes that these agreements serve a number of important purposes for our stockholders. They help us attract and retain top quality executives and represent standard arrangements at most public companies as part of a competitive total compensation package. The change in control agreements also better allow executives to objectively evaluate potential transactions.

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Effective as of the spin-off, our employment agreement with Mr. Ferland went into effect. The employment agreement governs the basic terms and conditions of Mr. Ferland’s employment. The agreement provides for a minimum level of base salary, participation in our annual and long-term incentive programs, and certain other customary benefits. The employment agreement has an initial term of one year, but will generally automatically renew for additional one-year terms unless notice of termination is given by either party. In the event of a termination of employment, Mr. Ferland would be entitled to severance compensation under the employment agreement, as further described under “Potential Payments Upon Termination or Change in Control.”
Stock Ownership Requirements
The Company maintains stock ownership guidelines for executives. These guidelines establish minimum stock ownership levels of two to five times annual base salary for executives. The ownership multiples applicable to our NEOs are:

•	CEO – Five (5) x base salary; and

•	Other NEOs – Three (3) x base salary.
NEOs have five years to achieve their respective minimum ownership levels. The Governance Committee annually reviews the compliance with these guidelines and has discretion to waive or modify the stock ownership guidelines. All continuing NEOs are currently in compliance with our stock ownership guidelines. NEOs are expected to hold 100% of the net shares issued to them under our long-term incentive plan, and should not sell or otherwise dispose of any other shares of Company common stock unless they have met their respective guideline.
No Hedging or Pledging Transactions
The Company maintains a policy that prohibits all directors, officers and employees from trading in puts, calls or other options on Company common stock or otherwise engaging in hedging transactions that are designed to hedge or offset any decrease in the market value of Company common stock. The directors, officers and employees are also prohibited from pledging Company securities and engaging in short sales of Company securities.
Compensation Recovery (Clawback) Policy
All annual and long-term incentive compensation awards generally include provisions allowing the Company to recover excess amounts paid to individuals who knowingly engaged in a fraud resulting in a restatement.
Timing of Equity Award Approvals
To avoid timing stock awards ahead of the release of material nonpublic information, the Compensation Committee generally approves the annual stock option and other stock awards effective as of the third day following the filing of the Company’s annual report on Form 10-K or quarterly report on Form 10-Q with the Securities and Exchange Commission.
Tax Considerations
Section 162(m) of the Internal Revenue Code (“Section 162(m)”) generally disallows a federal tax deduction by the Company for compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) in excess of $1 million. Historically, compensation that qualifies as “performance-based compensation” under Section 162(m) could be excluded from this $1 million limit, but this exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available.
Compensation decisions for our NEOs prior to 2018 were generally made after consideration of the Section 162(m) implications, but the Compensation Committee retained discretion to make compensation decisions in light of a variety of considerations. Based on the repeal described above and the operation of Section 162(m), compensation granted by the Compensation Committee may not qualify as “performance-based compensation” under certain circumstances. The Compensation Committee retains the flexibility to award compensation that is consistent with our objectives and philosophy even if it does not qualify for a tax deduction. The Compensation Committee believes that the tax deduction limitation should not be permitted to compromise our ability to design and maintain executive compensation arrangements that will attract and retain the executive talent to compete successfully. Accordingly, achieving the desired flexibility in the design and delivery of compensation may result in compensation that in certain cases is not deductible for federal income tax purposes, and it is possible that awards intended to qualify as “performance-based compensation” may not so qualify. Moreover, even if the Compensation Committee intended to grant compensation that qualifies as “performance-based

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compensation” for purposes of Section 162(m), we cannot guarantee that such compensation will so qualify or ultimately is or will be deductible.

COMPENSATION COMMITTEE REPORT
The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to otherwise be considered “filed” with the SEC or be subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.
We have reviewed and discussed the Compensation Discussion and Analysis with the Company’s management and, based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.
THE COMPENSATION COMMITTEE
Matthew E. Avril (Chair)(joined March 2, 2018)
Brian R. Kahn
Anne R. Pramaggiore

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COMPENSATION OF NAMED EXECUTIVE OFFICERS
The following table summarizes the 2017, 2016 and 2015 (as applicable) compensation of our former Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and three highest-paid executive officers other than the CEO and CFO who were still serving as executive officers as of December 31, 2017. We refer to these persons as our Named Executive Officers or NEOs. As applicable, the information included in these tables for fiscal year 2015 reflects compensation earned by the individuals for service with BWC and us. As discussed below, references in the following tables to stock awards and option awards relate to either BWC stock or our stock, depending on the timing of the grant and the reference date for the particular disclosure.
2017 Summary Compensation Table

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	STOCK AWARDS ($)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION($)	CHANGE IN PENSION VALUE AND NON-QUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
E. James Ferland	2017	$978,821	$1,900,000	$3,323,550	—	$97,850	N/A	$186,469	$6,486,690
Former Executive Chairman & Chief Executive Officer	2016	$978,500	—	$3,769,685	$758,464	$0	N/A	$178,670	$5,685,319
	2015	$971,375	—	$6,155,436	$1,428,006	$1,187,770	N/A	$154,759	$9,897,346
Jenny L. Apker	2017	$435,321	—	$1,852,883	—	$30,450	N/A	$69,270	$2,387,924
Senior Vice President & Chief Financial Officer	2016	$420,000	—	$538,498	$108,357	$0	N/A	$63,895	$1,130,750
	2015	$335,000	—	$976,692	$153,012	$228,634	N/A	$44,692	$1,738,030
Mark A. Carano	2017	$425,321	—	$1,492,483	—	$25,500	N/A	$75,776	$2,019,080
Senior Vice President, Industrial & Corporate Development	2016	$424,325	—	$403,874	$81,259	$0	N/A	$77,970	$987,428
	2015	$419,225	—	$1,040,650	$144,507	$307,570	N/A	$68,580	$1,980,532
Elias Gedeon	2017	$396,321	—	$1,028,059	—	$23,760	N/A	$60,031	$1,508,171
Former Senior Vice President & Chief Business Development Officer	2016	$389,050	—	$291,723	$58,691	$0	N/A	$54,219	$793,683
	2015	$383,400	—	$888,362	$101,993	$281,285	N/A	$26,924	$1,681,964
Mark S. Low Senior Vice President, Power	2017	$336,571	—	$1,057,136	—	$20,175	$33,328	$74,784	$1,521,994

Salary
Amounts reported in the “Salary” column above for 2017 include amounts that have been deferred under qualified and non-qualified deferred compensation plans. See the “Compensation Discussion and Analysis” for more information regarding the base salaries for the NEOs in 2017.
Bonus
Amount reported in the “Bonus” column above for 2017 represents 50% of Mr. Ferland’s cash retention award under his Restructuring Transaction Retention Agreement (entered into as of November 5, 2014 in connection with the spin-off), which amount vested and was paid during 2017.
Stock and Option Awards
The amounts reported for 2017 in the “Stock Awards” columns for each Named Executive Officer represent the aggregate grant date fair value of all stock awards granted to the Named Executive Officers in 2017 computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. These awards consist of (1) time-based RSUs, (2) cash-settled CPUs, plus (3) performance-based PSUs. For a discussion of the valuation assumptions used in determining the grant date fair values, see Note 9 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. See the “2017 Grants of Plan-Based Awards” table and the “Compensation Discussion and Analysis” for more information regarding the stock awards granted to the Named Executive Officers in 2017.

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With respect to the PSUs, the amounts reported in this table represent the grant date fair values based on the probable outcome of the applicable performance or market conditions which are $1,923,428 for Mr. Ferland, $450,802 for Ms. Apker, $360,637 for Mr. Carano, $207,362 for Mr. Gedeon, and $240,426 for Mr. Low. Assuming the highest level of the applicable performance conditions is achieved, such amounts would be $3,846,856 for Mr. Ferland, $901,604 for Ms. Apker, $721,274 for Mr. Carano, $414,724 for Mr. Gedeon, and $480,852 for Mr. Low.
The Company did not grant any stock options in 2017.
Non-Equity Incentive Plan Compensation
The amounts are reported in the “Non-Equity Incentive Plan Compensation” column for 2017 are attributable to the achievement of safety goals under the EICP. The payout percentage for the safety goals is 100% of target. See the “2017 Grants of Plan-Based Awards” table and the “Compensation Discussion and Analysis” for more information regarding the annual incentive award opportunities for the Named Executive Officers in 2017.
Change in Pension Value and Non-qualified Deferred Compensation Earnings
The amount reported in the "Change in Pension Value and Non-qualified Deferred Compensation Earnings" column for 2017 for Mr. Low represents the changes in actuarial present values of his accumulated benefits under our defined benefit plans, determined by comparing the prior completed fiscal year end amount to the covered fiscal year end amount. The discount rate applicable to such pension plans was 3.69% for the Qualified Plan and 3.62% for the Excess Plans (each as described under the "2017 Pension Benefits" table) at December 31, 2017. The discount rate applicable to the Qualified Plan was 4.20% and 4.30% at December 31, 2016 and 2015, respectively. The discount rate applicable to the Excess Plans was 4.11% and 4.25% at December 31, 2016 and 2015, respectively. Reductions in the discount rate, among other factors, result in an increase in the present value of the pension benefits. No portion of this amount represents above-market or preferential earnings under non-qualified deferred compensation plans.
All Other Compensation
The amounts reported for 2017 in the “All Other Compensation” column are attributable to the following:
ALL OTHER COMPENSATION

	MR. FERLAND	MS. APKER	MR. CARANO	MR. GEDEON	MR. LOW
SERP Contribution	$106,275	$31,525	$35,709	$32,704	$26,117
401(k) Plan Contributions	$16,200	$16,238	$15,860	$16,200	$27,012
Restoration Plan Contributions	$49,441	$6,600	$9,300	$7,560	$7,287
Perquisites	$14,553	$14,907	$14,907	$3,567	$14,368

SERP Contribution
See the “2017 Non-qualified Deferred Compensation” table for more information regarding these Company contribution amounts and the SERP.
401(k) Plan Contributions and Restoration Plan Contributions
The amounts reported in these columns represent the total amount of matching and service-based contributions made to each Named Executive Officer under the Company’s 401(k) plan and Restoration Plan, respectively. Under the Company’s 401(k) plan, the Company will match 50% of an employee’s contributions, up to 6%. Under the Company’s Restoration Plan, the Company will match 50% of the first 6% of an employee’s deferral contributions.

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Perquisites
Perquisites and other personal benefits received by a Named Executive Officer are included even if their aggregate value does not exceed $10,000. The values of the perquisites and other personal benefits reported for our Named Executive Officers in 2017 are as follows:

•	The $14,553 reported for Mr. Ferland is attributable to financial planning services and an annual executive physical.

•	The $14,907 reported for Ms. Apker is attributable to financial planning and an annual executive physical.

•	The $14,907 reported for Mr. Carano is attributable to financial planning services and an annual executive physical.

•	The $3,567 reported for Mr. Gedeon is attributable to an annual executive physical and two airline club memberships.

•	The $14,368 reported for Mr. Low is attributable to financial planning services and an annual executive physical.
The Company calculates all perquisites and personal benefits based on the incremental cost it incurs to provide such benefits. For annual physicals, the Company computes incremental cost based on the actual cost incurred by it for the physical. For financial planning services, the Company computes incremental cost based on the sum of (1) the actual cost incurred by it for the financial planning service for the applicable Named Executive Officer and (2) a pro-rated portion of the fee paid to the third party firm that provides the financial planning services.

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2017 Grants of Plan-Based Awards
The following table provides additional information on stock awards and option awards, plus non-equity incentive plan awards, made to our Named Executive Officers by us during the year ended December 31, 2017.

NAME	GRANT DATE	COMMITTEE ACTION DATE	ESTIMATED POSSIBLE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS (#)(2)	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS ($)
			THRESHOLD($)	TARGET($)	MAXIMUM($)	THRESHOLD(#)	TARGET(#)	MAXIMUM(#)
Mr. Ferland	—	—	$24,463	$978,500	$1,957,000	—	—	—	—	—
	03/03/17	02/20/17	—	—	—	—	—	—	133,473	$1,400,122
	03/03/17	02/20/17	—	—	—	19,895	198,947	397,894	—	$1,923,428
Ms. Apker	—	—	$7,613	$304,500	$609,000	—	—	—	—	—
	03/03/17	02/20/17	—	—	—	—	—	—	31,283	$328,159
	03/03/17	02/20/17	—	—	—	4,663	46,628	93,256	—	$450,802
	08/14/17	08/01/17	—	—	—	—	—	—	97,500	$424,125
	08/14/17	08/01/17	—	—	—	—	—	—	224,068	$649,797
Mr. Carano	—	—	$6,375	$255,000	$510,000	—	—	—	—	—
	03/03/17	02/20/17	—	—	—	—	—	—	25,026	$262,523
	03/03/17	02/20/17	—	—	—	3,730	37,302	74,604	—	$360,637
	08/14/17	08/01/17	—	—	—	—	—	—	80,603	$350,623
	08/14/17	08/01/17	—	—	—	—	—	—	178,862	$518,700
Mr. Gedeon	—	—	$5,940	$237,600	$475,200	—	—	—	—	—
	03/03/17	02/20/17	—	—	—	—	—	—	14,390	$150,951
	03/03/17	02/20/17	—	—	—	2,145	21,448	42,896	—	$207,362
	08/14/17	08/01/17	—	—	—	—	—	—	75,482	$328,347
	08/14/17	08/01/17	—	—	—	—	—	—	117,724	$341,400
Mr. Low	—	—	$5,044	$201,750	$403,500	—	—	—	—	—
	03/03/17	02/20/17	—	—	—	—	—	—	16,683	$175,015
	03/03/17	02/20/17	—	—	—	2,487	24,868	49,736	—	$240,426
	08/14/17	08/01/17	—	—	—	—	—	—	64,482	$280,497
	08/14/17	08/01/17	—	—	—	—	—	—	124,551	$361,198

1Amounts shown represent the range of potential payouts under our EICP for 2017. The actual amounts paid to our Named Executive Officers are included in the "Non-Equity Incentive Plan Compensation" column of the “2017 Summary Compensation Table” above.
2Amounts shown represent shares of our common stock underlying time-based RSUs.

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
The amounts shown in this column reflect the threshold, target and maximum pay opportunities for each Named Executive Officer under our EICP for 2017. Generally, with respect to our EICP, payout depends on three principal factors: (1) the Company’s financial performance, safety performance, and the Named Executive Officer’s individual performance, (2) the Named Executive Officer’s target percentage, and (3) the Named Executive Officer’s earnings from base salary.
The amounts reflected in the “target” column under "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" represent the value of the payout opportunity under the EICP at target financial performance levels. This amount was calculated by multiplying the Named Executive Officer’s target percentage by the amount of base salary earned by each Named Executive Officer for 2017.
The amounts shown in the “maximum” column represent the maximum payout opportunity for 2017, which for all Named Executive Officers was 200% of the target amount. The amounts shown in the “threshold” column represent the minimum payout opportunity for 2017, which for all Named Executive Officers was 2.5% of the target amount, if the threshold level of either of the safety metrics (TRIR and DART) was attained.

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All threshold, target and maximum amounts reported in the table above assume that the Compensation Committee does not exercise discretion with respect to the annual incentive compensation award ultimately paid.
See “Compensation Discussion and Analysis — 2017 Compensation Decisions” on the previous pages for more information about the annual incentive awards and performance goals for 2017.
Estimated Future Payouts Under Equity Incentive Plan Awards
The amounts shown with a grant date of March 3, 2017 reflect the threshold, target and maximum payout opportunities of PSUs granted in 2017 under the 2015 LTIP. Each PSU represents a right to receive one share of our common stock if performance targets are met. Upon vesting, the PSUs are converted into shares of our common stock. The amount of PSUs that vest, if any, is determined based (1) 60% on the Company’s cumulative earnings per share during the three-year performance period, (2)  20% on the average annual ROIC during the same period, and (3) 20% on relative TSR compared to the companies in the Company’s custom peer group. The amounts shown in the “target” column represent the number of PSUs that will vest, which is 100% of the amount granted, if the target levels of average annual ROIC, cumulative diluted earnings per share and relative TSR are attained. The amounts shown in the “maximum” column represent the number of PSUs that will vest, which is 200% of the amount granted, if the maximum level of average annual ROIC, cumulative earnings per share and relative TSR are attained. The amounts shown in the “threshold” column represent the minimum number of PSUs that will vest, which is 10% of the amount granted, if the threshold level of either of the lowest weighted metrics (average annual ROIC or relative TSR) is attained. No amount of PSUs will vest if the levels of all three such performance metrics are less than the threshold performance level. See “Compensation Discussion and Analysis — 2017 Compensation Decisions — Long-Term Incentive Awards” above for more information regarding the 2017 PSUs.
All Other Stock Awards
The amounts shown reflect 2017 grants of time-based RSUs and CPUs granted by the Company under our 2015 LTIP. RSU awards with grant dates of March 3, 2017 are generally scheduled to vest ratably on each of the first three anniversaries of the grant date. For RSU awards with grant dates of August 14, 2017 (as shown in the second row with such grant date), 50% of the award will vest on August 14, 2019, and the remaining 50% will vest on August 14, 2020. For CPU awards (as shown in the first row with a grant date of August 14, 2017), 40% of the award vests six months after the grant date, and the remaining 60% vests 12 months after the grant date.
Each RSU granted by the Company represents the right to receive one share of our common stock, and each CPU represents the right to receive an amount in cash based on the value of our common stock. See “Compensation Discussion and Analysis—2017 Compensation Decisions” above for more information regarding the 2017 RSU and CPU awards.
Grant Date Fair Value of Stock and Option Awards
The amounts included in the “Grant Date Fair Value of Stock and Option Awards” column for each Named Executive Officer represent the grant date fair values of the equity awards computed in accordance with FASB ASC Topic 718. Under FASB ASC Topic 718, the fair value of equity awards is determined using the closing price of the Company’s common stock on the date of grant for RSUs, PSUs and CPUs.
The grant date fair values reported in the table above differ from the "target" values discussed in the "Compensation Discussion and Analysis," because such "target" values were converted into the number of shares granted taking into account the vesting schedule of the awards, as determined by Hay Group. For more information regarding the compensation expense related to the awards, see the information set forth under the heading“Company Stock Options” in Note 9, “Stock-Based Compensation,” to the combined financial statements included in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2017.
Narrative Disclosure Relating to the "2017 Summary Compensation Table" and the "2017 Grants of Plan-Based Awards" Table

For more information regarding the change in control severance agreements with the Named Executive Officers and the employment agreement with Mr. Ferland, refer to "Potential Payments Upon Termination or Change in Control” below.  For information regarding the amount of salary and bonus compensation in proportion to total compensation, see "2017 Compensation Mix" above.

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Outstanding Equity Awards at 2017 Fiscal Year-End
The following "Outstanding Equity Awards at 2017 Fiscal Year-End" table summarizes the equity awards with respect to shares of our common stock that were held by our Named Executive Officers and outstanding as of December 31, 2017.

NAME	GRANT DATE (1)	OPTION AWARDS				STOCK AWARDS
		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS(#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS(#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Mr. Ferland
Stock Options	04/19/12	42,592	—	$13.88	04/19/19	—	—	—	—
Stock Options	04/19/12	34,373	—	$13.88	04/19/19	—	—	—	—
Stock Options	03/04/13	72,341	—	$15.88	03/04/20	—	—	—	—
Stock Options	03/03/14	86,933	—	$19.37	03/03/21	—	—	—	—
Stock Options	03/02/15	299,332	149,666[3]	$18.32	03/02/25	—	—	—	—
Stock Options	03/01/16	62,780	125,560[10]	$19.00	03/01/26	—	—	—	—
RSU	03/02/15	—	—	—	—	83,192[4]	$472,531	—	—
RSU	03/02/15	—	—	—	—	26,862[3]	$152,576	—	—
RSU	03/01/16	—	—	—	—	32,220[7]	$183,010	—	—
RSU	03/03/17	—	—	—	—	133,472[8]	$758,121
PSU	03/01/16	—	---	---	---	---	---	14,575[9]	$82,786
PSU	03/03/17	—	---	---	---	---	---	19,895[10]	$113,004
Ms. Apker
Stock Options	03/04/11	1,777	—	$20.47	03/04/18	—	—	—	—
Stock Options	03/05/12	1,957	—	$15.75	03/05/19	—	—	—	—
Stock Options	03/04/13	3,726	—	$15.88	03/04/20	—	—	—	—
Stock Options	03/03/14	4,449	—	$19.37	03/03/21	—	—	—	—
Stock Options	03/02/15	15,324	7,662[3]	$18.32	03/02/25	—	—	—	—
Stock Options	07/01/15	10,384	5,192[5]	$19.90	07/01/25	—	—	—	—
Stock Options	03/01/16	8,969	17,938[7]	$19.00	03/01/26	—	—	—	—
RSU	03/02/15	—	—	—	—	4,258[4]	$24,185	—	—
RSU	03/02/15	—	—	—	—	1,374[3]	$7,804	—	—
RSU	07/01/15	—	—	—	—	4,282[6]	$24,322	—	—
RSU	07/01/15	—	—	—	—	1,383[5]	$7,855	—	—
RSU	03/01/16	—	—	—	—	4,602[7]	$26,139	—	—
RSU	03/03/17	—	—	—	—	31,283[8]	$177,676	—	—
RSU	08/14/17	—	—	—	—	224,068[11]	$1,272,706	—	—
PSU	03/01/16	—	—	—	—	—	—	2,082[9]	$11,826
PSU	03/03/17	—	—	—	—	—	—	4,663[10]	$26,486
CPU	08/14/17	—	—	—	—	97,500[12]	$553,800	—	—

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NAME	GRANT DATE (1)	OPTION AWARDS				STOCK AWARDS
		NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS(#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS(#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)(2)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(2)
Mr. Carano
Stock Options	06/12/13	10,511	—	$17.65	06/12/20	—	—	—	—
Stock Options	03/03/14	8,797	—	$19.37	03/03/21	—	—	—	—
Stock Options	03/02/15	30,290	15,146[3]	$18.32	03/02/25	—	—	—	—
Stock Options	03/01/16	6,726	13,452[7]	$19.00	03/01/26	—	—	—	—
RSU	03/02/15	—	—	—	—	8,417[4]	$47,809	—	—
RSU	03/02/15	—	—	—	—	2,718[3]	$15,438	—	—
RSU	03/01/16	—	—	—	—	3,452[7]	$19,607	—	—
RSU	03/03/17	—	—	—	—	25,026[8]	$142,148	—	—
RSU	08/14/17	—	—	—	—	178,862[11]	$1,015,936	—	—
PSU	03/01/16	—	—	—	—	—	—	1,5629	$8,872
PSU	03/03/17	—	—	—	—	—	—	3,73010	$21,186
CPU	08/14/17	—	—	—	—	80,603[12]	$457,825	—	—
Mr. Gedeon
Stock Options	05/15/14	6,269	—	$19.18	05/15/21	—	—	—	—
Stock Options	03/02/15	21,378	10,690[3]	$18.32	03/02/25	—	—	—	—
Stock Options	03/01/16	4,858	9,716[7]	$19.00	03/01/26	—	—	—	—
RSU	03/02/15	—	—	—	—	5,942[4]	$33,751	—	—
RSU	03/02/15	—	—	—	—	1,918[3]	$10,894	—	—
RSU	03/01/16	—	—	—	—	2,494[7]	$14,166	—	—
RSU	03/03/17	—	—	—	—	14,390[8]	$81,724	—	—
RSU	08/14/17	—	—	—	—	117,724[11]	$668,672	—	—
PSU	03/01/16	—	—	—	—	—	—	1,128[9]	$6,407
PSU	03/03/17	—	—	—	—	—	—	2,145[10]	$12,184
CPU	08/14/17	—	—	—	—	75,482[12]	$428,738	—	—
Mr. Low
Stock Options	03/04/11	1,712	—	$20.47	03/04/18	—	—	—	—
Stock Options	03/05/12	1,943	—	$15.75	03/05/19	—	—	—	—
Stock Options	03/04/13	4,932	—	$15.88	03/04/20	—	—	—	—
Stock Options	03/03/14	4,657	—	$19.37	03/03/21	—	—	—	—
Stock Options	03/02/15	21,378	10,690[3]	$18.32	03/02/25	—	—	—	—
Stock Options	03/01/16	4,858	9,716[7]	$19.00	03/01/26	—	—	—	—
RSU	03/02/15	—	—	—	—	5,942[4]	$33,751	—	—
RSU	03/02/15	—	—	—	—	1,918[3]	$10,894	—	—
RSU	03/01/16	—	—		—	2,494[7]	$14,166	—	—
RSU	03/03/17	—	—	—	—	16,683[8]	$94,759	—	—
RSU	08/14/17	—	—	—	—	124,551[11]	$707,450	—	—
PSU	03/01/16	—	—	—	—	—	—	1,128[9]	$6,407
PSU	03/03/17	—	—	—	—	—	—	2,487[10]	$14,126
CPU	08/14/17	—	—	—	—	64,482[12]	$366,258	—	—

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1The dates presented in this column represent the dates the awards were granted (a) by BWC (but converted into awards covering our common stock) prior to July 2015, and (b) by the Company on or after July 1, 2015. We are presenting the original grant dates for BWC awards prior to our spin-off to assist in understanding the vesting dates associated with those awards.
2Market values in these columns are based on the closing price of our common stock as of December 29, 2017 ($5.68), as reported on the New York Stock Exchange.
3These stock options and RSUs vested on March 2, 2018.
4These RSUs vested on March 2, 2018.
5These stock options and RSUs vest annually in thirds beginning on July 1, 2016.
6These RSUs vest on July 1, 2018.
7Half of these RSUs and stock options vest on March 1, 2018, and the other half vest on March 1, 2019.
8One-third of these RSUs vested on March 3, 2018, one-third vest on March 3, 2019, and one-third vest on March 3, 2020.
9These PSUs represent the right to receive a share of the Company’s common stock for each PSU that vests. The number of PSUs that vest depends upon the attainment of specified performance goals over a performance period beginning on January 1, 2016 and ending on December 31, 2018. The number of PSUs reported is based on achieving threshold performance levels.
10These PSUs represent the right to receive a share of the Company’s common stock for each PSU that vests. The number of PSUs that vest depends upon the attainment of specified performance goals over a performance period beginning on January 1, 2017 and ending on December 31, 2019. The number of PSUs reported is based on achieving threshold performance levels.
11Half of these RSUs vest on August 14, 2019, and the remaining half vest on August 14, 2020.
1240% of these CPUs vest six months after the grant date, and the remaining 60% vest 12 months after the grant date.
Each RSU and stock option award set forth in the table above (which only shows awards based on or related to shares of our Company) with a grant date prior to July 1, 2015 is an award resulting from an adjustment made to a corresponding BWC award in connection with the spin-off.

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2017 Option Exercises and Stock Vested
The following "2017 Option Exercises and Stock Vested" table provides additional information about the value realized by our Named Executive Officers on exercises of option awards and vesting of stock awards with respect to our common stock during the year ended December 31, 2017.

NAME	OPTION AWARDS		STOCK AWARDS
	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Mr. Ferland	—	—	60,783	$637,454
Ms. Apker	—	—	7,075	$75,729
Mr. Carano	—	—	2,094	$21,712
Mr. Gedeon	—	—	4,896	$51,617
Mr. Low	—	—	5,276	$55,318

Stock Awards
For each Named Executive Officer, the amounts reported in the number of shares acquired on vesting column in the table above represent the aggregate number of shares of common stock acquired by the Named Executive Officer in connection with RSUs under the 2015 LTIP that vested in 2017. The amounts reported in the value realized on vesting column were calculated by multiplying the number of shares acquired on the date of vesting by the closing price of our common stock on the date of vesting.
The number of shares acquired in connection with the vesting of RSUs includes shares withheld by us in the amounts and for the Named Executive Officers reported below to satisfy the minimum statutory withholding tax due on vesting.

NAME	SHARES WITHHELD ON VESTING OF RSUS
Mr. Ferland	29,407
Ms. Apker	2,405
Mr. Carano	1,028
Mr. Gedeon	1,841
Mr. Low	2,024

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2017 Pension Benefits
The following "2017 Pension Benefits" table shows the present value of accumulated benefits payable to each of our Named Executive Officers under our qualified and non-qualified pension plans.

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)	PAYMENTS DURING 2017 ($)[1]
Mr. Ferland	N/A	N/A	N/A	N/A
Ms. Apker	N/A	N/A	N/A	N/A
Mr. Carano	N/A	N/A	N/A	N/A
Mr. Gedeon	N/A	N/A	N/A	N/A
Mr. Low	Qualified Plan	29	$1,080,166	$7,475
	Excess Plan	29	$359,228	$0
1Represents payments made in 2017 by the Qualified Plan trust on behalf of Mr. Low.
Overview of Qualified Plans
The Company maintains retirement plans that are funded by trusts and cover certain eligible regular full-time employees, described below in the section entitled “Participation and Eligibility.” Mr. Low participates in the Retirement Plan for Employees of Babcock & Wilcox Commercial Operations (the “Qualified Plan”).
Overview of Non-qualified Plans
To the extent benefits payable under the Company’s qualified plans are limited by Section 415(b) or 401(a)(17) of the Internal Revenue Code, pension benefits will be paid directly by the Company’s applicable subsidiaries under the terms of unfunded excess benefit plans (the “Excess Plans”) maintained by them. Mr. Low participates in the Excess Plan for certain employees of Babcock & Wilcox Commercial Operations.
Due to the date of initial employment of Ms. Apker, and Messrs. Ferland, Carano and Gedeon they were not eligible to participate in the Company’s defined benefit pension plans.
Participation and Eligibility
Generally, certain salaried employees over the age of 21 years participate in the pension plan, as follows:

•
For salaried participants hired before April 1, 2001, benefit accruals were frozen as of December 31, 2015. Beginning January 1, 2016, affected employees will receive a service-based cash contribution to their 401(k) plan account.

•
For salaried participants hired on or after April 1, 2001, benefit accruals were frozen as of March 31, 2006, subject to cost of living adjustments. Beginning January 1, 2016, the cost of living adjustments were discontinued. Affected employees receive a service-based cash contribution to their 401(k) account.

Benefits
For eligible Named Executive Officers, benefits under the Qualified Plan are based on years of credited service and final average cash compensation (including bonuses).
The present value of accumulated benefits reflected in the "2017 Pension Benefits" table above is based on a discount rate at December 31, 2017 and the RP2014 mortality table projected with the MP2016 mortality improvement scale. The discount rate applicable to the pension plans at December 31, 2017 was 3.69% for the Qualified Plan and 3.62% for the Excess Plans. The discount rate applicable to the pension plans at December 31, 2016 was 4.20% for the Qualified Plan and 4.11% for the Excess Plans. Additional benefit accruals offset by reductions in the discount rate, among other factors, result in an increase in the present value of the pension benefits.

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Retirement
Under the Qualified Plan, normal retirement is age 65. The normal form of payment is a single-life annuity or a 50% joint and survivor annuity, depending on the employee’s marital status when payments are scheduled to begin.
2017 Non-qualified Deferred Compensation
The following "2017 Non-qualified Deferred Compensation" table summarizes our Named Executive Officers’ compensation under the non-qualified defined contribution plans.

NAME	PLAN NAME	EXECUTIVE CONTRIBUTIONS IN 2017 ($)(2)	REGISTRANT CONTRIBUTIONS IN 2017 ($)(2)	AGGREGATE EARNINGS IN 2017 ($)(2)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT 12/31/17 ($)(2)
	SERP	—	$106,275	$41,159	—	$463,636
Mr. Ferland	Restoration Plan	$42,510	$49,441	$67,490	—	$604,386
	LTIP[1]	—	—	—	—	$185,248
	SERP	—	$31,525	$25,465	—	$197,284
Ms. Apker	Restoration Plan	—	$6,600	$3,092	—	$27,325
	LTIP[1]	—	—	—	—	—
	SERP	—	$35,709	$965	—	$110,986
Mr. Carano	Restoration Plan	$9,300	$9,300	$13,942	—	$90,988
	LTIP[1]	—	—	—	—	$119,416
	SERP	—	$32,704	$27,752	—	$419,412
Mr. Gedeon	Restoration Plan	$8,820	$7,560	$9,573	—	$116,531
	LTIP[1]	—	—	—	—	$84,530
	SERP	—	$26,117	$4,763	—	$32,844
Mr. Low	Restoration Plan	$3,975	$7,287	$315	—	$23,307
	LTIP[1]	—	—	—	—	—
1The amounts reflected in these rows represent the value of RSUs deferred by each Named Executive Officer under the 2015 LTIP.
2See the narrative disclosure that follows for information regarding the extent to which amounts reported in the contributions and earnings columns are reported as 2017 compensation in the "2017 Summary Compensation Table" and amounts reported in the "Aggregate Balance at 12/31/17" column previously were reported as compensation in our Summary Compensation Tables for previous years.
SERP
The Company’s SERP is an unfunded, non-qualified defined contribution plan through which the Company provides annual contributions to a participant’s notional account, which is referred to as a participant’s company account. Participants include officers selected by the Compensation Committee. Benefits under the SERP are based on the participating officer’s vested percentage in his or her notional account balance at the time of distribution. An officer generally vests in his or her company SERP account 20% for each year of participation in their respective company account, subject to accelerated vesting for death, disability, termination by the Company without cause or retirement, or on a change in control.
For 2017, participants could elect to defer the payment of certain compensation earned from the Company (as described below) under the SERP. Any amounts deferred by a participant are maintained in a notional account separate from the account into which the Company makes annual contributions. This separate account is referred to as a participant’s deferral account. Participants are 100% vested in their deferral accounts at all times.
Restoration Plan
The Company’s Restoration Plan is an unfunded, non-qualified defined contribution plan through which the Company provides annual contributions to each participant’s notional accounts, which are referred to as a participant’s company matching account and company service-based account. Participants include the Named Executive Officers and other employees of the Company whose base salary exceeds certain compensation limits imposed by the Internal Revenue Code. Benefits under the Restoration Plan are based on a participant’s vested percentage in his or her notional account

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balance at the time of distribution. Each participant generally vests 100% in his or her company matching account and company service-based account upon completing three years of service with the Company, subject to accelerated vesting for death, disability, termination by the Company without cause or retirement, or on a change in control.
Participants may elect to defer the payment of certain compensation earned from the Company or its subsidiaries (as described below) that is in excess of limits imposed by the Internal Revenue Code under the Company’s Restoration Plan. Participants are 100% vested in their deferral accounts at all times.
Executive Contributions in 2017
Under the SERP, an officer selected by the Compensation Committee may elect to defer up to 50% of his or her annual salary and/or up to 100% of any bonus earned in any plan year and a member of the Board may elect to defer up to 100% of his or her retainers and fees earned in any plan year. Although participants were permitted to contribute all or a portion of their 2017 EICP bonuses to their SERP accounts, the amounts reported in this table as “Executive Contributions in 2017” do not include any contributions of any 2017 EICP awards. Amounts reported in this column for each Named Executive Officer are reported as “Salary” for each Named Executive Officer in the "2017 Summary Compensation Table" above.
All of our Named Executive Officers elected to contribute to their Restoration Plan deferral accounts in 2017. The Company’s Restoration Plan allows participants to defer a percentage of their base salary in excess of the Internal Revenue Code Section 401(a)(17) compensation limit, and receive company matching contributions with respect to those deferrals.
Company Contributions in 2017
The Company makes annual notional contributions to participating employees’ SERP company accounts equal to a percentage of the employee’s prior-year compensation, as determined by the Compensation Committee. Under the terms of the SERP, the contribution percentage may not be the same for all participants. Additionally, the Compensation Committee may approve a discretionary contribution to a participant’s account at any time.
For 2017, the contributions reported in the table above for the SERP reflect notional contributions made by the Company to each participating Named Executive Officer’s company account. The Company’s 2017 contributions equaled 5% of the Named Executives Officers’ base salaries and EICP awards paid in 2016. All 2017 contributions are included in the "2017 Summary Compensation Table" as “All Other Compensation.”
Under the Company’s Restoration Plan, the Company makes notional matching and serviced-based contributions to each eligible participant’s Company matching account and serviced-based account, respectively. Any Restoration Plan participants who have elected to make deferral contributions under the Restoration Plan are credited with a Company matching contribution equal to 50% of the first 6% of their deferral contribution. For each participant in the Restoration Plan who is not eligible to participate in the Company’s pension plans, the Company also makes a cash service-based contribution to the participant’s company service-based account. The amount of this service-based contribution is based on a percentage of the participant’s eligible compensation in excess of the Internal Revenue Code limit and ranges between 3% and 8%, depending on the participant’s years of service. This service-based contribution is made regardless of whether the participant has elected to make deferral contributions under the Company’s Restoration Plan. All 2017 Company contributions are included in the "2017 Summary Compensation Table" as “All Other Compensation.”
Aggregate Earnings in 2017
The amounts reported in this column for the SERP and Restoration Plan represent hypothetical amounts of earnings or losses and dividends credited during 2017 on all accounts for each Named Executive Officer under the Company’s SERP and Restoration Plan. Under these plans, each participant elects to have his or her notional accounts hypothetically invested in one or more of the investment funds designated by the Compensation Committee. Each participant’s notional accounts are credited and debited to reflect gains and losses on the hypothetical investments. These gains and losses are not reported as compensation in the "2017 Summary Compensation Table."
Aggregate Balance at December 31, 2017
The aggregate balance of a participating officer’s notional SERP account consists of contributions made by the Company to the officer’s Company account, deferrals by the officer to his or her deferral account and hypothetical credited gains or losses on those accounts. The aggregate balance of a participating officer’s notional Restoration Plan account consists of contributions made by the Company to the officer’s Company matching account and company service-based account,

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deferrals by the officer to his or her deferral account, and hypothetical gains or losses on those accounts. The balances shown represent the accumulated account values (including gains and losses) for each Named Executive Officer as of December 31, 2017. Ms. Apker was 100% vested on her SERP balances and Messrs. Ferland, Carano, Gedeon, and Low were 80%, 60%, 40%, and 40% vested, respectively, in their SERP balances as shown above. Each of the Named Executive Officers is 100% vested in their Restoration Plan balance as shown above. Portions of the amounts in this column were reported as compensation in our Summary Compensation Tables for previous years.
Deferred Restricted Stock Units Under LTIP
Under the terms of the 2015 LTIP, the Compensation Committee has the discretion to permit selected participants to defer all or a portion of their stock awards. These deferred RSUs will be paid by the Company in the form of Company common stock. Mr. Ferland’s deferred RSUs will be delivered in four annual installments beginning two years after his termination of employment. Mr. Carano’s deferred RSUs will be delivered in five annual installments beginning six months following his termination of employment. Mr. Gedeon’s deferred RSUs will be delivered in a single lump sum one year after his termination of employment. All of the amounts reported for the 2015 LTIP in the “Aggregate Balance at 12/31/17” column were reported as compensation to the named executive officer in the "2017 Summary Compensation Table" or in Summary Compensation Tables for previous years.
Potential Payments Upon Termination or Change In Control
The following tables show potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios under which a payment would be due in the event of a change in control or termination of employment of our Named Executive Officers, assuming a December 29, 2017 termination date. Where applicable, the amounts listed below use the closing price of the Company’s common stock of $5.68 (as reported on the NYSE) as of December 29, 2017. These tables do not reflect amounts that would be payable to the Named Executive Officers pursuant to benefits or awards that are already vested.
Except as otherwise indicated, amounts reported in the below tables for stock options, RSUs, PSUs and CPUs represent the value of unvested and accelerated shares or units, as applicable, calculated by:

•	for stock options: multiplying the number of accelerated options by the difference between the exercise price and $5.68 (the closing price of the Company’s common stock on December 29, 2017); and

•	for RSUs, PSUs and CPUs: multiplying the number of accelerated units by $5.68 (the closing price of the Company’s common stock on December 29, 2017).

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ESTIMATED VALUE OF BENEFITS TO BE RECEIVED UPON INVOLUNTARY TERMINATION WITHOUT CAUSE
The following table shows the estimated value of payments and other benefits due the Named Executive Officers assuming their involuntary termination without cause as of December 29, 2017. In the event of a Named Executive Officer’s termination with cause, none of these payments and other benefits would be due.

	MR. FERLAND	MS. APKER	MR. CARANO	MR. GEDEON	MR. LOW
Severance Payments	$1,957,000	$435,000	$425,000	$398,000	$340,000
Cash Retention Award	$1,900,000	—	—	—	—
Benefits Payment	$61,801	$11,846	$16,005	$16,005	$5,595
EICP	$97,850	—	—	—	—
Financial Planning	$6,000	$6,000	$6,000	—	$6,000
Outplacement Services	—	$7,500	$7,500	$7,500	$7,500
Supplemental Executive Retirement Plan (SERP)	$92,727	—	—	—	—
Restoration Plan	—	—	—	—	—
Stock Options (unvested and accelerated)	$0	$0	$0	$0	$0
Restricted Stock Units (unvested and accelerated)	$913,474	$0	$0	$0	$0
PSUs (unvested and accelerated)	$928,572	$0	$0	$0	$0
CPU s (unvested and accelerated)	—	$424,125	$350,625	$328,350	$280,500
Total	$5,957,424	$884,471	$805,130	$749,855	$639,595
Severance Payment
The severance payment reported for each Named Executive Officer other than Mr. Ferland represents a lump sum cash payment equal to 52 weeks of base salary as in effect on the date of termination. This is the amount that would have been payable under the Babcock & Wilcox Enterprises, Inc. Executive Severance Plan (or “Executive Severance Plan”). The Executive Severance Plan generally provides for benefits in the event a Named Executive Officer is terminated by the Company for reasons other than “cause.”
The severance payment reported for Mr. Ferland represents a lump sum cash payment equal to his annualized base salary and target bonus amount as in effect immediately prior to termination. This is the amount that would have been payable under Mr. Ferland’s employment agreement. Mr. Ferland’s employment agreement generally provides for benefits in the event Mr. Ferland is terminated by the Company for reasons other than “cause,” death or “disability,” or by Mr. Ferland for “good reason,” or if Mr. Ferland's employment ends at the end of the initial term or renewal term of his employment agreement following notice of non-renewal by either party (a "Non-Renewal Termination").
Receipt of the severance benefits under the Executive Severance Plan is generally subject to executing a general release of claims and agreeing to certain non-compete, nondisclosure and other restrictive covenants. Receipt of the severance benefits under Mr. Ferland’s employment agreement is generally subject to executing a general release of claims.
Under the Executive Severance Plan and Mr. Ferland’s employment agreement, “cause” generally means:

•
the willful and continued failure of the executive to perform substantially his or her duties (occasioned by reason other than physical or mental illness or disability) after a written demand for substantial performance is delivered to the executive by the Compensation Committee or the chief executive officer (or the Board, in the case of Mr. Ferland), which specifically identifies the manner in which the compensation committee or the chief executive officer (or the Board, in the case of Mr. Ferland) believes that the executive has not substantially performed his or her duties, after which the executive will have 30 days to defend or remedy such failure to substantially perform his or her duties;

•	the willful engaging by an executive in illegal conduct or gross misconduct, which is materially and demonstrably injurious to the Company; or

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•	the conviction of an executive with no further possibility of appeal for, or plea of nolo contendere by the executive to, any felony.
Except as set forth on the following pages, the severance payments and benefits payable to Mr. Ferland are in lieu of any severance payments or benefits payable under any other severance plan, benefit or program of the Company, including the Company’s Executive Severance Plan.
Cash Retention Award
Mr. Ferland’s retention agreement provides a one-time cash retention award equal to two times the sum of Mr. Ferland’s salary in effect on the date of his retention agreement plus his 2014 target bonus under BWC’s Executive Incentive Compensation Plan, 50% of which would be paid on each of the second and third anniversaries of the spin-off if Mr. Ferland remains continuously employed with the Company at each such date. 50% of Mr. Ferland's cash retention award would vest on the date of his termination.
Benefits Payment
Upon a termination by the Company other than due to cause, death or disability under Mr. Ferland’s employment agreement, Mr. Ferland would also be entitled to a lump sum payment equal to three times the full annual cost of coverage for the medical, dental and/or vision benefits in effect for Mr. Ferland and his covered dependents as of the date of termination. The amount reported for Mr. Ferland was determined by multiplying the annual cost of 2017 medical, dental and/or vision benefits for Mr. Ferland and his covered dependents by three.
Upon a termination by the Company for any reason other than cause under our Executive Severance Plan, each Named Executive Officer other than Mr. Ferland would be entitled to a lump sum payment equal to nine months of COBRA premiums for the medical, dental and/or vision benefits in effect for the Named Executive Officer and his or her qualified beneficiaries as of the date of termination. The amounts reported were determined by multiplying the annual cost of 2017 medical, dental and/or vision benefits for the Named Executive Officer and his or her qualified beneficiaries by 102%, and then multiplying the product by three-fourths. Our Executive Severance Plan also provides for extended availability of COBRA coverage from 18 to 24 months.
These payments are subject to the same conditions described above for severance payments under the Executive Severance Plan and Mr. Ferland’s employment agreement, as applicable.
EICP
Upon a termination by the Company for any reason other than cause, death or disability under his employment agreement, Mr. Ferland would be entitled to the amount of his annual incentive award earned in 2017 under the EICP based on full-year performance, pro-rated based on a December 29, 2017 termination date, contingent upon Mr. Ferland executing a general release of claims as described above.
Financial Planning
If the Named Executive Officer is terminated for any reason other than cause and he or she participated in the Company’s financial planning services as of December 29, 2017, our agreement with the financial planning service provider provides for financial planning benefits until June 30th of the year following the year in which the termination without cause occurred, so long as the services are not earlier terminated for all similarly situated employees. All Named Executive Officers other than Mr. Gedeon participated in the financial planning benefit during 2017. The amounts reported in this column represent two times the most recent quarterly fee paid by the Company for the applicable Named Executive Officer to receive such benefits.
Outplacement Services
The Named Executive Officers (other than Mr. Ferland) would be entitled to 12 months of employer-paid outplacement services under our Executive Severance Plan following their termination by the Company for reasons other than cause. The amount reported represents the cost the Company would incur to engage our third-party service provider for 12 months of executive outplacement services.
SERP
Pursuant to Mr. Ferland’s employment agreement, his Company account in the SERP would become fully vested on, among other events, the date of his termination by the Company for any reason other than cause, death or disability.

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Mr. Ferland was 80% vested in his Company accounts as of December 29, 2017. Accordingly, 20% of the amount in his Company account would be subject to accelerated vesting upon his termination without cause.
Restoration Plan
Mr. Ferland’s employment agreement provides that his Company matching account and Company service-based account become fully vested on, among other events, the date of his termination by the Company for any reason other than cause, death or disability. Mr. Ferland was 100% vested in his Restoration Plan account as of December 29, 2017. Accordingly, none of the amounts in his Company matching account and Company service-based account would be subject to accelerated vesting upon his termination without cause.
Equity Awards
Mr. Ferland’s employment agreement provides that all outstanding and unvested equity awards granted to Mr. Ferland on or after January 1, 2015 will vest on a pro-rata basis based on the number of days during the applicable vesting or performance period that Mr. Ferland was employed by the Company (including days employed by BWC prior to the spin-off) (for PSUs, based on achievement of the applicable performance conditions for the full performance period, which is assumed for purposes of this disclosure to be at a "target" level of performance). In addition, the CPUs held by the other named executive officers would become vested upon a termination by the Company without cause. For the time-vesting RSUs granted under the special retention program in 2017, if the termination were to occur on or after the first anniversary of the grant date, then (1) 25% of the then-remaining outstanding RSUs would vest on the date of such termination if the termination occurs prior to the second anniversary of the grant date and (2) 50% of the then-remaining outstanding RSUs will vest on the date of such termination if the termination occurs on or after the second anniversary of the grant date.
ESTIMATED VALUE OF BENEFITS TO BE RECEIVED UPON VOLUNTARY TERMINATION
No payments or other benefits would be due to our Named Executive Officers other than Mr. Ferland assuming their voluntary termination as of December 29, 2017 (except for accrued but unpaid compensation). However, certain payments and benefits would become payable to Mr. Ferland if he voluntarily terminated his employment for “good reason” as defined under his employment agreement. “Good reason” generally means (subject to "notice" and "cure" as set forth in the employment agreement):

•	a material diminution in the duties or responsibilities of Mr. Ferland from those applicable on and immediately following the spin-off;

•	a material breach of the employment agreement by the Company, including a breach of the terms governing Mr. Ferland’s compensation and benefits;

•
the failure by the Company to continue in effect any compensation plan in which Mr. Ferland participates immediately before the spin-off which is material to Mr. Ferland’s total compensation, unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Mr. Ferland’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable than existed immediately before the spin-off, unless the action by the Company applies to all similarly situated employees;

•
the failure by the Company to continue to provide Mr. Ferland with material benefits in the aggregate that are substantially similar to those enjoyed by Mr. Ferland under any of the Company’s (or its affiliates’) pension, savings, life insurance, medical, health and accident, or disability plans in which Mr. Ferland was participating immediately before the spin-off if such benefits are material to Mr. Ferland’s total compensation, the taking of any other action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Mr. Ferland of any fringe benefit enjoyed by him or her immediately prior to the spin-off if such fringe benefit is material to Mr. Ferland’s total compensation, unless the action by the Company applies to all similarly situated employees; or

•
a change in the location of Mr. Ferland’s principal place of employment with the Company by more than 50 miles from the location where Mr. Ferland was principally employed immediately prior to the spin-off without Mr. Ferland’s consent.

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The following table shows the estimated value of payments and other benefits due the Named Executive Officers on a voluntary termination of employment (assuming, in the case of Mr. Ferland, his termination of employment for good reason under his employment agreement as of December 29, 2017).

	MR. FERLAND	MS. APKER	MR. CARANO	MR. GEDEON	MR. LOW
Severance Payments	$1,957,000	—	—	—	—
Cash Retention Award	$1,900,000	—	—	—	—
Benefits Payment	$61,801	—	—	—	—
EICP	$97,850	—	—	—	—
Financial Planning	$6,000	—	—	—	—
Supplemental Executive Retirement Plan (SERP)	$92,727	—	—	—	—
Restoration Plan	—	—	—	—	—
Stock Options (unvested and accelerated)	$0	$0	$0	$0	$0
Restricted Stock Units (unvested and accelerated)	$913,474	$0	$0	$0	$0
PSUs (unvested and accelerated)	$928,572	$0	$0	$0	$0
CPUs (unvested and accelerated)	—	—	—	—	—
Total	$5,957,424	$0	$0	$0	$0
Severance Payment
The severance payment reported for Mr. Ferland represents a lump sum cash payment equal to his annualized base salary and target bonus amount as in effect immediately prior to termination, which would have been payable pursuant to his employment agreement if he resigned for “good reason.” Under the Executive Severance Plan, the other Named Executive Officers would not be entitled to similar severance payments upon a resignation for “good reason.” Receipt of the severance benefits under Mr. Ferland's employment agreement on a resignation for "good reason" is generally subject to executing a general release of claims.
Cash Retention Award
Mr. Ferland’s retention agreement provides for a one-time cash retention award equal to two times the sum of Mr. Ferland’s salary in effect on the date of his retention agreement plus his 2014 target bonus under BWC’s EICP, 50% of which would be paid on each of the second and third anniversaries of the spin-off if Mr. Ferland remains continuously employed with the Company at each such date. 50% of Mr. Ferland's cash retention award would vest on the date of his termination. The amount reported assumes that Mr. Ferland terminated his employment for good reason on December 29, 2017 with an effective date as of June 30, 2018 (the third anniversary of the spin-off).
Benefits Payment
Upon termination by Mr. Ferland for “good reason” under his employment agreement, Mr. Ferland would also be entitled to a lump sum payment equal to three times the full annual cost of coverage for the medical, dental and/or vision benefits in effect for Mr. Ferland and his covered dependents as of the date of termination. This payment is subject to the same conditions described above for severance payments under the Mr. Ferland’s employment agreement. The amount reported for Mr. Ferland was determined by multiplying the annual cost of 2017 medical, dental and/or vision benefits for Mr. Ferland and his covered dependents by three.
EICP
Upon a termination for good reason under his employment agreement, Mr. Ferland would be entitled to the amount of his annual incentive award earned in 2017 under the EICP based on full-year performance, pro-rated based on a December 29, 2017 termination date, contingent upon Mr. Ferland executing a general release of claims as described above.

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Financial Planning
Pursuant to Mr. Ferland’s employment agreement, if he terminates his employment for good reason and he participated in the Company’s financial planning services as of December 29, 2017, our agreement with the financial planning service provider provides for financial planning benefits until June 30th of the year following the year in which the termination for good reason occurred, so long as the services are not earlier terminated for all similarly situated employees.
SERP
Pursuant to Mr. Ferland’s employment agreement, his Company account in the SERP becomes fully vested on, among other events, the date of his termination for good reason. Mr. Ferland was 80% vested in his Company accounts as of December 29, 2017. Accordingly, 20% of the amount in his Company accounts would be subject to accelerated vesting upon his termination for good reason.
Restoration Plan
Mr. Ferland’s employment agreement provides that his Company matching account and Company service-based account become fully vested on, among other events, the date he terminates his employment for good reason. Mr. Ferland was 100% vested in his Restoration Plan accounts as of December 29, 2017. Accordingly, none of the amounts in his Company matching account and Company service-based account would be subject to accelerated vesting upon his termination of employment for good reason.
Equity Awards
Mr. Ferland’s employment agreement provides that all outstanding and unvested equity awards granted to Mr. Ferland on or prior to December 31, 2014 will become vested upon, among other events, termination of employment for good reason (for PSUs, based on achievement of the applicable performance conditions for the full performance period). Any other unvested equity awards granted to Mr. Ferland on or after January 1, 2015 will vest on a pro-rata basis based on the number of days during the applicable vesting period that Mr. Ferland was employed by the Company (including days employed by BWC prior to the spin-off) (for PSUs, based on achievement of the applicable performance conditions for the full performance period, which is assumed for purposes of this disclosure to be at a "target" level of performance).

ESTIMATED VALUE OF BENEFITS TO BE RECEIVED UPON TERMINATION DUE TO DEATH OR DISABILITY
The following table shows the value of payments and other benefits due to the Named Executive Officers assuming the termination of their employment by reason of death or disability as of December 29, 2017

	MR. FERLAND	MS. APKER	MR. CARANO	MR. GEDEON	MR. LOW
Severance Payments	$978,500	$435,000	$425,000	$398,000	$340,000
Cash Retention Award	$1,900,000	—	—	—	—
Benefit Payments	$61,801	$11,846	$16,005	$16,005	$5,595
EICP	$97,850	—	—	—	—
Supplemental Executive Retirement Plan (SERP)	$92,727	$0	$44,394	$45,250	$19,707
Restoration Plan	—	—	—	—	—
Stock Options (unvested and accelerated)	$0	$0	$0	$0	$0
Restricted Stock Units (unvested and accelerated)	$913,474	$1,157,595	$940,375	$623,335	$655,716
PSUs (unvested and accelerated)	$928,572	$383,110	$300,569	$185,884	$205,309
CPU s (unvested and accelerated)	—	$424,125	$350,625	$328,350	$280,500
Total	$4,972,924	$2,411,677	$2,076,968	$1,596,823	$1,506,827

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Severance Payment
The severance payments reported for each Named Executive Officer represent lump sum cash payments equal to 52 weeks of base salary as in effect on the date of termination. This is the amount that would have been payable under the Executive Severance Plan. Through this plan, eligible employees are entitled to receive specified severance benefits, including the severance payment reported, in the event their employment is terminated due to a termination by the Company by reason of a Named Executive Officer being unable to perform his or her duties due to their physical or mental illness or disability. The Executive Severance Plan generally provides for benefits in the event a Named Executive Officer is terminated by the Company for reasons other than “cause.” “Cause” is defined to exclude instances where an eligible employee is unable to perform his or her duties by reason of his or her physical or mental illness or disability.
Cash Retention Award
Mr. Ferland’s retention agreement provides for a one-time cash retention award equal to two times the sum of Mr. Ferland’s salary in effect on the date of his retention agreement plus his 2014 target bonus under BWC’s Executive Incentive Compensation Plan, 50% of which would be paid on each of the second and third anniversaries of the spin-off if Mr. Ferland remains continuously employed with the Company at each such date. Any unvested portion of the cash retention award is payable in full upon Mr. Ferland’s death or “disability” so long as he remains continuously employed by the Company through the date of death or last date of employment due to “disability.” Under the terms of Mr. Ferland’s retention agreement, “disability” means the circumstances that would qualify him for long term disability benefits under the Company’s long term disability plan (whether or not he is covered by such plan). The disability plan defines “disability” to generally mean that, due to sickness, pregnancy or accidental injury, an employee is receiving “appropriate care” and “treatment from a doctor” (each as defined in the long term disability plan) on a continuing basis, and during the employee’s “elimination period” (as defined in the disability plan) and the next 24 month period, the employee is unable to earn more than 80% of his or her pre-disability earnings or indexed pre-disability earnings at his or her occupation for any employer in his or her local economy; or after the 24 month period, the employee is unable to earn more than 60% of his or her indexed pre-disability earnings from any employer in his or her local economy, and which provides the employee with substantially the same earning capacity as the employee’s former earning capacity prior to the start of his or her disability.
Benefit Payments
Upon a termination by the Company for any reason other than cause under our Executive Severance Plan, each Named Executive Officer other than Mr. Ferland would be entitled to a lump sum payment equal to nine months of COBRA premiums for the medical, dental and/or vision benefits in effect for the Named Executive Officer and his or her qualified beneficiaries as of the date of termination. The amounts reported were determined by multiplying the annual cost of 2017 medical, dental and/or vision benefits for the Named Executive Officer and his or her qualified beneficiaries by 102%, and then multiplying the product by three fourths. Our Executive Severance Plan also provides for extended availability of COBRA coverage from 18 to 24 months.
Upon termination by Mr. Ferland due to death or disability under his employment agreement, Mr. Ferland would be entitled to a lump sum payment equal to three times the full annual cost of coverage for the medical, dental and/or vision benefits in effect for Mr. Ferland and his or her covered dependents as of the date of termination. The amount reported for Mr. Ferland was determined by multiplying the annual cost of 2017 medical, dental and/or vision benefits for Mr. Ferland and his covered dependents by three. Under Mr. Ferland’s employment agreement, “disability” is defined as circumstances which would qualify Mr. Ferland for long term disability benefits under the Company’s long term disability plan (whether or not he is covered under such plan).
EICP
Upon a termination of Mr. Ferland’s employment due to death or disability under his employment agreement, Mr. Ferland would be entitled to the amount of his annual incentive award earned in 2017 under the EICP based on full-year performance, pro-rated based on a December 29, 2017 termination date.

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SERP
Under the terms of the SERP, an executive’s Company account fully vests on, among other events, the executive’s death or disability. Ms. Apker was 100% vested in her Company accounts as of December 29, 2017. Messrs. Ferland, Carano, Gedeon and Low were 80%, 60% and 40% and 40% vested, respectively, in their respective company accounts as of the same date. Accordingly, for Messrs. Ferland, Carano and Gedeon, 20%, 40% and 60% and 60% respectively, of the amount in their Company accounts would be subject to accelerated vesting upon their termination due to death or disability.
Restoration Plan
Under our Restoration Plan, an executive’s Company matching account and Company service-based account become fully vested on, among other events, the date of the executive’s death or disability. Each of the Named Executive Officers is 100% vested in their Restoration Plan accounts as of December 29, 2017. Accordingly, none of the amounts in their Company matching accounts and Company service-based accounts would be subject to accelerated vesting upon his termination of employment due to death or disability.
Equity Awards
Under the terms of the awards outstanding for each Named Executive Officer as of December 29, 2017, all unvested stock awards become vested and all unvested option awards become vested (for PSUs, at the "target" level) and exercisable in the event the applicable Named Executive Officer’s employment terminates by reason of his or her death, or if the Named Executive Officer becomes disabled (or, in some cases, experiences a termination of employment due to disability).
Mr. Ferland’s employment agreement provides that all outstanding and unvested equity awards granted to Mr. Ferland on or prior to December 31, 2014 will become vested upon, among other events, termination of employment due to death or disability (for PSUs, based on achievement of the applicable performance conditions for the full performance period, which is assumed for purposes of this disclosure to be at a "target" level of performance). Any other unvested equity awards granted to Mr. Ferland on or after January 1, 2015 will vest on a pro-rata basis based on the number of days during the applicable performance or service period that Mr. Ferland was employed by the Company (including days employed by BWC prior to the spin-off).
ESTIMATED VALUE OF BENEFITS TO BE RECEIVED IN CONNECTION WITH CHANGE IN CONTROL
The following table shows the estimated value of payments and other benefits due the Named Executive Officers assuming a change in control and termination as of December 29, 2017.

	MR. FERLAND	MS. APKER	MR. CARANO	MR. GEDEON	MR. LOW
Severance Payments	$1,957,000	$1,479,000	$1,360,000	$1,273,600	$1,088,000
Cash Retention Award	$1,900,000	—	—	—	—
Benefits Payment	$63,036	$47,385	$64,020	$64,020	$22,379
EICP	$978,500	$304,500	$255,000	$238,800	$204,000
Financial Planning	$6,000	$6,000	$6,000	—	$6,000
Supplemental Executive Retirement Plan (SERP)	$92,727	$0	$44,394	$45,250	$19,707
Restoration Plan	—	—	—	—	—
Stock Options (unvested and accelerated)	$0	$0	$0	$0	$0
Restricted Stock Units (unvested and accelerated)	$913,474	$1,157,595	$940,375	$623,335	$655,716
PSUs (unvested and accelerated)	$928,572	$383,110	$300,569	$185,884	$205,309
CPU s (unvested and accelerated)	—	$424,125	$350,625	$328,350	$280,500
Excise Tax Gross-Up	—	—	—	—	—
Total	$6,839,309	$3,801,715	$3,320,983	$2,759,238	$2,481,611

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The Company has change in control agreements with various officers, including each of our Named Executive Officers. Generally, under the Company’s change in control agreements and certain other compensation arrangements, if a Named Executive Officer is terminated within two years following a change in control either (1) by the Company for any reason other than cause or death or disability, or (2) by the Named Executive Officer for good reason (in each case, a “qualifying termination”), the Named Executive Officer is entitled to receive:

•	accelerated vesting in the executive’s SERP and Restoration Plan accounts;

•	accelerated vesting in any outstanding equity awards;

•	a cash severance payment;

•	a prorated target EICP payment;

•	payment of the prior year’s EICP payment, if unpaid at termination;

•	a cash payment representing health benefits coverage costs;

•	continued financial planning services; and

•	for Mr. Ferland, full vesting of his 2015 cash retention award.
In addition to these payments, the Named Executive Officer would be entitled to various accrued benefits earned through the date of termination, such as earned but unpaid salary and earned but unused vacation and reimbursements.
Under the Company’s change in control agreements, a “change in control” will be deemed to have occurred generally upon any of the following (as further clarified in the change in control agreements):

•
any person, other than an ERISA-regulated pension plan established by the Company or its affiliates makes an acquisition of outstanding voting stock and is, immediately thereafter, the beneficial owner of 30% or more of the then outstanding voting stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the incumbent directors; or any group is formed that is the beneficial owner of 30% or more of the outstanding voting stock (other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the incumbent directors);

•	individuals who are incumbent directors (as defined in the change in control agreements) cease for any reason to constitute a majority of the members of the Board;

•
consummation of certain business combinations (as further described in the agreements) unless, immediately following such business combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the outstanding voting stock immediately before such business combination beneficially own, directly or indirectly, more than 51% of the then-outstanding shares of voting stock of the parent corporation resulting from such business combination in substantially the same relative proportions as their ownership, immediately before such business combination, of the outstanding voting stock, (ii) if the business combination involves the issuance or payment by the Company of consideration to another entity or its stockholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such business combination by a majority of the incumbent directors) does not exceed 50% of the sum of the fair market value of the outstanding voting stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the incumbent directors), (iii) no person (other than any corporation resulting from such business combination) beneficially owns, directly or indirectly, 30% or more of the then-outstanding shares of voting stock of the parent corporation resulting from such business combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such business combination were incumbent directors of the Company immediately before consummation of such business combination; or

•
consummation of certain major asset dispositions (as further described in the agreements) unless, immediately following such major asset disposition, (i) individuals and entities that were beneficial owners of the outstanding voting stock immediately before such major asset disposition beneficially own, directly or indirectly, more than 70% of the then-outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were incumbent directors of the Company immediately before consummation of such major asset disposition.

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Severance Payment
The severance payment made to each Named Executive Officer, with the exception of Mr. Ferland, in connection with a qualifying termination following a change in control is generally a cash payment equal to two times the sum of (1) the executive’s annual base salary prior to termination and (2) the same annual base salary multiplied by the executive’s target annual incentive compensation percentage for the year in which the termination occurs. The severance payment made to Mr. Ferland in connection with a qualifying termination following a change in control is generally a cash payment equal to one times the sum of (1) his annual base salary prior to termination and (2) the same annual base salary multiplied by his target annual incentive compensation percentage for the year in which the termination occurs. Assuming a termination as of December 29, 2017, the severance payment on a qualifying termination following a change in control would have been calculated based on the following:

•	Mr. Ferland: $978,500 base salary and $978,500 target annual incentive compensation (100% of his annual base salary);

•	Ms. Apker: $435,000 base salary and $304,500 target annual incentive compensation (70% of her annual base salary);

•	Mr. Carano: $425,000 base salary and $255,000 target annual incentive compensation (60% of his annual base salary);

•	Mr. Gedeon: $398,000 base salary and $238,800 target annual incentive compensation (60% of his annual base salary); and

•	Mr. Low: $340,000 base salary and $204,000 target annual incentive compensation (60% of his annual base salary).

Cash Retention Award
Mr. Ferland’s retention agreement provides for a one-time cash retention award equal to two times the sum of Mr. Ferland’s salary in effect on the date of his retention agreement plus his 2014 target bonus under BWC’s EICP, 50% of which would be paid on each of the second and third anniversaries of the spin-off if Mr. Ferland remains continuously employed with the Company at each such date. Any unvested portion of the cash retention award is payable in full upon a change in control.
Benefits
The amounts reported represent three times the full annual cost that would be payable by the NEO for continuation of coverage for medical, dental and vision benefits if elected by the NEO for himself/herself and his or her eligible dependents under COBRA for the year ended December 29, 2017, which would be paid in a lump sum.
EICP Payment
Depending on the timing of the termination relative to the payment of an EICP award, the applicable executive could receive up to two EICP payments in connection with termination resulting from a change in control, as follows:

•
If an EICP award for the year prior to termination is paid to other EICP participants after the date of the executive’s termination, the executive would be entitled to receive the actual amount of the award determined under the EICP for such prior year (without the exercise of any downward discretion). The 2016 EICP awards were paid before December 29, 2017. As a result, no payment would have been due to our Named Executive Officers in this respect.

•
The executive would be entitled to an EICP payment equal to the product of the Named Executive Officer’s annual base salary multiplied by such Named Executive Officer's EICP target percentage, with the product prorated based on the number of days the Named Executive Officer was employed during the year in which the termination occurs. We have assumed for purposes of this disclosure that, in the event of a December 29, 2017 termination date, each Named Executive Officer would have been entitled to an EICP payment equal to 100% of his or her 2017 target EICP, as in effect immediately prior to the date of termination.

Financial Planning
Under the terms of the agreement with the Company’s financial planning service provider, each Named Executive Officer is entitled to financial planning benefits until June 30th of the year following the year of a change in control, so long as the agreement has not been earlier terminated. Mr. Gedeon did not participate in this benefit. The amounts reported in this column represent the fee that would be required to be paid for each such Named Executive Officer to receive such benefits. “Change of control” is not defined under the agreement.

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SERP
Under the terms of the Company’s SERP, an executive’s Company account becomes fully vested on, among other events, the date a change in control occurs. Ms. Apker was 100% vested in her Company accounts as of December 29, 2017 and Messrs. Ferland, Carano, Gedeon and Low were 80%, 60%, 40% and 40% vested, respectively, in their respective Company accounts as of the same date. Accordingly, for Messrs. Ferland, Carano, Gedeon and Low 20%, 40%, 60% and 40%, respectively, of the amount in their Company accounts would be subject to accelerated vesting upon a change in control. Under the SERP, a “change in control” occurs under the same circumstances described above with respect to the change-in-control agreements.
Restoration Plan
Under the Company’s Restoration Plan, an executive’s Company matching account and Company service-based account become fully vested on, among other events, the date a change in control occurs. Each of the Named Executive Officers is were 100% vested in their Restoration Plan accounts as of December 29, 2017. Accordingly, none of the amounts in their Company matching accounts and Company service-based accounts would be subject to accelerated vesting upon their termination of employment following a change of control.
Tax Reimbursements
The change in control agreements do not provide for any tax reimbursement on the benefits. Instead, the agreements contain a “modified cutback” provision, which acts to reduce the benefits payable to a NEO to the extent necessary so that no excise tax would be imposed on the benefits paid, but only if doing so would result in the NEO retaining a larger after-tax amount.
Equity Awards
Under the terms of the awards outstanding, all unvested restricted stock unit, PSU, CPU and option awards would become vested on a qualifying termination following a change in control (for PSUs, at target levels, with a reduction for the number of unvested CPUs as of the date of a chance in control). Under the Company’s 2015 LTIP, a “change in control” occurs under the same circumstances described above with respect to the Company’s change in control agreements.

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CEO PAY RATIO
We identified our employee (the “Median Employee”) who we estimate received the median of 2017 total compensation for all employees of the Company and its consolidated subsidiaries, excluding our former CEO , Mr. Ferland (the “Median Annual Compensation”) using our employee population as of December 31, 2017 (the “Determination Date”). As of the Determination Date, this employee population consisted of 5,029 global full-time, part-time, temporary and seasonal employees employed by us or our consolidated subsidiaries. As permitted under applicable SEC rules, we excluded employees of our joint ventures in China and India (not under the de minimis exception), and independent contractors paid by third parties. We did not exclude any other non-U.S. employees and did not exclude any employees of businesses acquired by us or combined with the Company. In addition, we did not utilize any statistical sampling or cost-of-living adjustments for purposes of this pay ratio disclosure. We used a consistently applied compensation measure across this employee population to identify the Median Employee. For our consistently applied compensation measure, we used total cash compensation, which consisted of salary, bonus and vested incentive compensation awards but excluded the value of health and welfare benefits, for the period beginning on January 1, 2017 and ending on December 31, 2017. The majority of our employee population receive base salary (paid on an hourly, weekly or biweekly basis) along with the potential for an annual cash bonus. As a result, total cash compensation provides an accurate depiction of total earnings for the purpose of identifying our Median Employee. A portion of our employee population identified above worked for less than the full fiscal 2017 due to commencing employment after January 1, 2017 or commencing an unpaid leave of absence during 2017. In determining the Median Employee, we annualized the total cash compensation for such individuals (but avoided creating full-time equivalencies). We then calculated the Median Employee's compensation in the same manner as the NEOs in the "2017 Summary Compensation Table."
We estimate that the Median Annual Compensation was $64,674. Our former Chief Executive Officer’s 2017 total compensation was $6,486,690. Accordingly, the ratio of our former CEO’s 2017 total compensation to the Median Annual Compensation is approximately 100:1. We note that, due to our permitted use of reasonable estimates and assumptions in preparing this pay ratio disclosure, the disclosure may involve a degree of imprecision, and thus this ratio disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions described above.

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APPROVAL OF THE BABCOCK & WILCOX ENTERPRISES, INC. AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN (PROPOSAL 7)
Introduction
On June 8, 2015, BWC, as our sole stockholder at the time, approved the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan (the “2015 LTIP”) in anticipation of our spinoff as an independent, publicly traded company. Our Board also adopted the 2015 LTIP on the same date. On February 23, 2016, upon recommendation by the Compensation Committee, our Board unanimously approved and adopted, subject to the approval of our stockholders at the 2016 Annual Meeting of Stockholders, the Amended and Restated 2015 Long-Term Incentive Plan (the “Amended and Restated 2015 LTIP”), and our stockholders approved the Amended and Restated 2015 LTIP at the 2016 Annual Meeting of Stockholders.

On March 6, 2018, upon recommendation by the Compensation Committee, our Board unanimously approved and adopted, subject to the approval of our stockholders at the Annual Meeting, a further amendment and restatement, in its entirety, of the Amended and Restated 2015 LTIP (the “Second Amended and Restated 2015 LTIP”). The Second Amended and Restated 2015 LTIP continues to afford the Compensation Committee the flexibility to design equity-based compensatory awards that are responsive to the Company’s business needs and authorizes a variety of awards designed to advance the interests and long-term success of the Company. This description of the Second Amended and Restated 2015 LTIP is only a summary of the proposed plan and is qualified in its entirety by reference to and should be read in conjunction with, the full text of the Second Amended and Restated 2015 LTIP, a copy of which is attached to this proxy statement as Appendix C.

The Second Amended and Restated 2015 LTIP amends and restates in its entirety the Amended and Restated 2015 LTIP. If the Second Amended and Restated 2015 LTIP is approved by stockholders at the Annual Meeting, it will be effective as of the date of the Annual Meeting. However, to clarify: the terms and conditions of the Second Amended and Restated 2015 LTIP, to the extent they differ from the terms and conditions of either the 2015 LTIP or the Amended and Restated 2015 LTIP, do not apply to or otherwise impact previously granted or outstanding awards under the 2015 LTIP or the Amended and Restated 2015 LTIP, as applicable. Outstanding awards under the 2015 LTIP and the Amended and Restated 2015 LTIP will continue in effect in accordance with their terms. If the Second Amended and Restated 2015 LTIP is not approved by our stockholders, no awards will be made under the Second Amended and Restated 2015 LTIP, and the Amended and Restated 2015 LTIP will remain in effect.

Our principal reason for amending and restating the Amended and Restated 2015 LTIP is to increase the number of shares of common stock available for issuance. The Second Amended and Restated 2015 LTIP will increase the maximum number of shares available for awards from 8,300,000 to 9,300,000, an increase of 1,000,000 shares (or 2.3% of our outstanding common stock as of March 15, 2018). The Company is engaging in a rights offering in which it has distributed to holders of our common stock subscription rights to purchase our common stock at a subscription price of $3.00 per share. Such rights were distributed on March 19, 2018. Unless extended, the rights offering is expected to expire on April 10, 2018. We currently anticipate that the Compensation Committee, in accordance with the terms of the Amended and Restated 2015 LTIP and the Second Amended and Restated 2015 LTIP, will approve an equitable adjustment to the number of shares of common stock available for future awards under the plan, as well as certain other share limits under the plan, plus the number of shares of common stock subject to, and the other terms of, outstanding awards (including those contingent on stockholder approval of the Second Amended and Restated 2015 LTIP), to reflect the effect of the rights offering. These adjustments are expected to be approved in April 2018 and be memorialized in an amendment to (or amendment and restatement of) the Second Amended and Restated 2015 LTIP. To be clear, these adjustments, if any are expected to impact the number of shares available under the Second Amended and Restated 2015 LTIP, and the outstanding awards approved thereunder, that is subject to stockholder approval, but the quantitative impact of such adjustments cannot be determined at this time.

While the primary purpose of amending the Amended and Restated 2015 LTIP is to permit an increase in the shares available for awards under the Amended and Restated 2015 LTIP, the Company is also proposing to make certain substantive changes from the Amended and Restated 2015 LTIP to, as further described below, in addition to certain other conforming and non-substantive changes:

•	extend the term of the plan document;

•	clarify some of the share counting mechanics;

•	revise the non-employee director compensation limit included in the plan document;

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•	expand the antidilution adjustment provisions;

•	provide additional authority to the Compensation Committee for treating outstanding awards in the event of a change in control;

•	revise certain provisions regarding the payment of dividends and dividend equivalents; and

•	clarify the plan amendment, modification and termination provisions.

WHY WE BELIEVE YOU SHOULD VOTE FOR PROPOSAL 7

The Second Amended and Restated 2015 LTIP authorizes our Compensation Committee to provide equity-based compensation in the form of options, appreciation rights, restricted stock, restricted stock units, performance shares, performance units, dividend equivalents and other awards that may be denominated or payable in, or based on or related to common stock, for the purpose of providing our non-employee directors, officers and other employees, and certain consultants incentives and rewards for performance or service. Some of the key features of the Second Amended and Restated 2015 LTIP that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and directors and that the ability to provide equity-based and incentive-based awards under the Second Amended and Restated 2015 LTIP is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use share-based awards to recruit and compensate our directors, officers and other employees.

The use of common stock as part of our compensation program is important because it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. We believe equity compensation provides additional motivation for directors and employees to create stockholder value because the value such individuals realize from their equity compensation is based on our stock price performance.

Equity compensation also aligns the compensation interests of our directors and employees with the investment interests of our stockholders and promotes a focus on long-term value creation, because our equity compensation awards are subject to vesting and/or performance criteria.

As of March 15, 2018, 449,239 shares of common stock remained available for issuance under the Amended and Restated 2015 LTIP (not counting 1,022,982 shares of common stock that are expected to become subject to awards that were granted in 2018 contingent on stockholder approval of the Second Amended and Restated 2015 LTIP, as further described below under "New Plan Benefits"). If the Second Amended and Restated 2015 LTIP is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align compensation interests with the investment interests of our stockholders as well as alignment provided by equity-based awards. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our businesses or returned to our stockholders.

The following includes aggregated information regarding overhang and dilution associated with the 2015 LTIP and Amended and Restated 2015 LTIP and the potential stockholder dilution that would result if the proposed share increase under the Second Amended and Restated 2015 LTIP is approved. This information does not include grants that were made in 2018 subject to stockholder approval of the Second Amended and Restated 2015 LTIP, which grants are described below under "New Plan Benefits." This information is as of March 15, 2018. As of that date, there were approximately 44,377,243 shares of common stock outstanding:

Under the 2015 LTIP and Amended and Restated 2015 LTIP:

•	Outstanding full-value awards (performance- and time-based restricted stock units): 4,172,401 shares (9.4% of our outstanding common stock);

•	Outstanding options: 2,338,496 shares (5.3% of our outstanding common stock) (outstanding options have an average exercise price of $17.97 and an average remaining term of 3.8 years);

•	Total shares of common stock subject to outstanding awards, as described above (full-value awards and options): 6,510,897 shares (14.7% of our outstanding common stock);

•	Total shares of common stock available for future awards under the Amended and Restated 2015 LTIP: 449,239 shares (1.0% of our outstanding common stock); and

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•
The total number of shares of common stock subject to outstanding awards (6,510,897 shares), plus the total number of shares available for future awards under the Amended and Restated 2015 LTIP (449,239 shares), represents a current overhang percentage of 15.7% (in other words, the potential dilution of our stockholders represented by the Amended and Restated 2015 LTIP).

Under the Second Amended and Restated 2015 LTIP:

•
Proposed additional shares of common stock available for future awards under the Second Amended and Restated 2015 LTIP: 1,000,000 shares (2.3% of our outstanding common stock - this percentage reflects the simple dilution of our stockholders that would occur if the Second Amended and Restated 2015 LTIP is approved).

Total potential overhang or dilution under the Second Amended and Restated 2015 LTIP:

•
The total shares of common stock subject to outstanding awards as of March 15, 2018 (6,510,897 shares), plus the total shares of common stock available for future awards under the Amended and Restated 2015 LTIP as of that date (449,239 shares), plus the proposed additional common shares available for future issuance under the Second Amended and Restated 2015 LTIP (1,000,000 shares), represent a total fully-diluted overhang of 7,960,136 shares (17.9%) under the Second Amended and Restated 2015 LTIP.

Based on the closing price on the New York Stock Exchange for our common stock on March 15, 2018 of $4.48 per share, the aggregate market value as of March 15, 2018 of the 1,000,000 additional shares of common stock requested under the Second Amended and Restated 2015 LTIP was $4,480,000.

In 2015, 2016 and 2017, we granted awards under the 2015 LTIP or Amended and Restated 2015 LTIP covering 3,551,032 shares, 1,027,289 shares, and 1,401,539 shares, respectively. Approximately 97% of the awards granted in 2015 were “replacement awards,” granted as a result of the adjustment of awards outstanding under BWC’s long-term incentive plan at the time of the spinoff. Based on our basic weighted average shares of common stock outstanding for those three years of 53,487,071, 50,128,922 and 46,934,506, respectively, for the three-year period 2015-2017, our average burn rate, not taking into account forfeitures, was 5% (our individual years’ burn rates were 7% for 2015, 2% for 2016, and 5% for 2017).

In determining the number of shares to request for approval under the Second Amended and Restated 2015 LTIP, our management team worked with the Compensation Committee to evaluate a number of factors, including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating our proposal for the Second Amended and Restated 2015 LTIP.

If the Second Amended and Restated 2015 LTIP is approved, we intend to utilize the shares authorized under the Second Amended and Restated 2015 LTIP to continue our practice of incentivizing key individuals through annual equity grants. We currently anticipate that the shares requested in connection with the approval of the Second Amended and Restated 2015 LTIP combined with the shares available for future awards will last for about one year based on our recent grant rates and the approximate current share price, but could last for a shorter period of time if actual practice does not match recent rates or our share price changes materially. We recognize that equity compensation awards dilute stockholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, as well as responsible and mindful of stockholder interests, as described above.

SUMMARY OF CERTAIN MATERIAL CHANGES FROM AMENDED AND RESTATED 2015 LTIP

Increase in Shares Available for Awards: The Second Amended and Restated 2015 LTIP increases the number of shares available for awards by 1,000,000 shares to a total of 9,300,000 shares. In addition, the annual limits on the number of shares that may be subject to certain awards during any calendar year to an individual participant have been increased, as further described below under the heading “Summary of Material Terms of the Second Amended and Restated 2015 LTIP.”

Extension of Term. The Second Amended and Restated 2015 LTIP extends the term under which awards may be granted until the tenth anniversary of the date stockholders approve the Second Amended and Restated 2015 LTIP.

Revision of Director Compensation Limit. The Second Amended and Restated 2015 LTIP revises the non-employee director compensation limit so that, subject to adjustment as provided in the plan, no non-employee director

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will be granted compensation, in any one calendar year, having an aggregate maximum value at the date of grant (calculating the value of any awards based on the grant date fair value for financial reporting purposes) in excess of $500,000. The comparable limit in the Amended and Restated 2015 LTIP applied only to awards granted under such plan.

Expansion of Adjustment Provision. The Amended and Restated 2015 LTIP mandates equitable adjustments to the available plan shares, certain award limitations and certain terms of outstanding awards in the event of certain corporate transactions or events. The Second Amended and Restated 2015 LTIP expands and refines these provisions to provide for a broader set of corporate transactions or events and streamline the provisions.

Flexibility of Change in Control Acceleration or Continued Vesting Treatment Provisions. The Amended and Restated 2015 LTIP provides that the Compensation Committee may provide for accelerated vesting of awards in the event of a change in control only where a participant experiences a qualifying termination within a particular period of time after the change in control or where the award is not assumed or converted into a replacement award in connection with the change in control. The Second Amended and Restated 2015 LTIP expands these provisions to give the Compensation Committee the ability to determine the treatment of awards in the event of a change in control within individual grant agreements, rather than “hard wiring” such treatment into the plan document itself.

Revision to Certain Dividends and Dividend Equivalents Provisions. The Amended and Restated 2015 LTIP provides that dividends on restricted stock must be deferred and paid contingent on the earning of the underlying award only with respect to performance-based awards. The Second Amended and Restated 2015 LTIP extends this requirement that dividends on restricted stock must be deferred and paid contingent on the earning of the underlying award to service-based restricted stock awards (not just performance-based awards), and applies this same requirement to dividends and dividend equivalents on certain other awards granted under the Second Amended and Restated 2015 LTIP.

Clarification of Amendment, Modification and Termination Provisions. The Second Amended and Restated 2015 LTIP clarifies that the plan amendments that require shareholder approval (as enumerated in the plan document) are included for purposes of applicable stock exchange rules and do not prohibit equitable antidilution adjustments as provided for under the Second Amended and Restated 2015 LTIP.

SECTION 162(m)

Section 162(m) of the Code generally disallows a deduction for certain compensation paid to certain executive officers (and, beginning in 2018, certain former executive officers) to the extent that compensation to a covered employee exceeds $1 million for such year. Compensation qualifying for a performance-based exception as “qualified performance-based compensation” under Section 162(m) of the Code has historically not been subject to the deduction limit if the compensation satisfies the requirements of Section 162(m) of the Code. This exception has now been repealed, effective for taxable years beginning after December 31, 2017, unless certain transition relief for certain compensation arrangements in place as of November 2, 2017 is available. The Second Amended and Restated 2015 LTIP retains certain legacy provisions that were originally included in the 2015 LTIP and/or Amended and Restated 2015 LTIP to help potentially qualify awards granted under the 2015 LTIP or the Amended and Restated 2015 LTIP for the performance-based exception to the $1 million tax deductibility cap under Code Section 162(m) (provided that such awards were intended to qualify for the performance-based exception). To be clear, stockholders are not being asked to approve the Second Amended and Restated 2015 LTIP (or any of its provisions) for purposes of Section 162(m) of the Code or the performance-based exception. Currently, the Company does not anticipate that it will be able to make any future grants under the Second Amended and Restated 2015 LTIP that will be intended to qualify for the performance-based exception; thus, while those terms are described in this proposal, unless the transition relief described above should apply, the Company does not expect that such Code Section 162(m)-related provisions will be material or operable for purposes of future grants made under the Second Amended and Restated 2015 LTIP.

A summary of the Second Amended and Restated 2015 LTIP is set forth below and is qualified in its entirety to the text of the Second Amended and Restated 2015 LTIP, which is attached as Appendix C to this proxy statement.

SUMMARY OF MATERIAL TERMS OF THE SECOND AMENDED AND RESTATED 2015 LTIP

Administration. The Second Amended and Restated 2015 LTIP is administered by the Compensation Committee, which shall be composed of not less than three members of our Board of Directors, each of whom shall (a) meet all applicable independence requirements of the New York Stock Exchange, (b) be a “non-employee director” within the

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meaning of Rule 16b-3 and (c) be an “outside director” within the meaning of Section 162(m) of the Code. The Compensation Committee selects the participants and determines the type or types of awards and the number of shares or units to be optioned or granted to each participant under the Second Amended and Restated 2015 LTIP. All or part of the award may be subject to conditions established by the Compensation Committee, which may include continued service with the Company, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates or other comparable measures of performance. The Compensation Committee generally has full and exclusive power and authority to implement and interpret the Second Amended and Restated 2015 LTIP and may, from time to time, adopt rules and regulations in order to carry out the terms of the Second Amended and Restated 2015 LTIP.

The Compensation Committee may delegate all or any part of its authority under the Second Amended and Restated 2015 LTIP to a subcommittee. Further, as permitted by law, the Compensation Committee may delegate its duties under the Second Amended and Restated 2015 LTIP to our Chief Executive Officer and other senior officers. However, (a) the Compensation Committee may not delegate any authority to grant awards to a non-employee director or an employee who is an officer, director or more than 10% beneficial owner of any class of our equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Compensation Committee in accordance with Section 16 of the Exchange Act, or any person subject to Section 162(m) of the Code, (b) the resolution providing for such authorization to grant awards must set forth the total number of shares such officer(s) may grant and the terms of any award that such officer(s) may grant, and (c) the officer(s) must report periodically to the Compensation Committee regarding the nature and scope of the awards granted pursuant to the authority delegated. All interpretations, determinations and decisions made by the Compensation Committee pursuant to the provisions of the Second Amended and Restated 2015 LTIP, any award agreement and all related orders and resolutions of the Compensation Committee will be final, conclusive and binding on all persons concerned.

The Compensation Committee may, in its discretion, accelerate the vesting or exercisability of an award, eliminate or reduce the restrictions on an award, waive any restriction or other provision of the Second Amended and Restated 2015 LTIP or any award under it, or otherwise amend or modify any award in any manner that is either not adverse to the participant holding the award or is consented to in writing by such participant, and is consistent with the terms of the Second Amended and Restated 2015 LTIP and the requirements of Section 409A and 162(m) of the Code (if applicable).

Eligibility. Non-employee members of the Board of Directors, officers and other employees of the Company, as well as certain consultants, are eligible to participate in the Second Amended and Restated 2015 LTIP if selected by the Compensation Committee. Any participant may receive more than one award under the Second Amended and Restated 2015 LTIP. Presently, we anticipate that 9 current non-employee members of the Board of Directors, 14 officers, 63 other employees and 0 consultants will participate in the Second Amended and Restated 2015 LTIP going forward. If an eligible person is selected by the Compensation Committee to receive an award under the Second Amended and Restated 2015 LTIP, such person is not guaranteed to receive any future awards under the Second Amended and Restated 2015 LTIP. The basis for participation in the Second Amended and Restated 2015 LTIP by eligible persons is the selection of such persons by the Compensation Committee in its discretion.

Shares Available for Grants Under the Second Amended and Restated 2015 LTIP. Subject to the provisions we describe below, 9,300,000 shares of our common stock may be issued under the Second Amended and Restated 2015 LTIP (5,800,000 of which were approved by our sole stockholder prior to the spin-off in 2015, 2,500,000 of which were approved by our stockholders in 2016 and 1,000,000 of which will be added upon approval of our stockholders in 2018). In addition, shares which are subject to awards that are cancelled, terminated, forfeited or expired, are settled in cash, or are unearned, in whole or in part, will become available for issuance under the Second Amended and Restated 2015 LTIP to the extent of such cancellation, termination, forfeiture, expiration, cash settlement or unearned amount. The Compensation Committee may adopt and observe such procedures concerning the counting of shares against the Second Amended and Restated 2015 LTIP maximum as it may deem appropriate. However, the following shares will not be added to the aggregate number of shares available for awards under the Second Amended and Restated 2015 LTIP: (a) shares withheld by us, tendered or otherwise used to pay an option price of an option, (b) shares withheld by us, tendered or otherwise used to satisfy a tax withholding obligation, (c) shares subject to an appreciation right that are not actually issued in connection with its share settlement on exercise, and (d) shares reacquired by us on the open market or otherwise using cash proceeds from the exercise of options. Shares reserved for issuance under the Second Amended and Restated 2015 LTIP may be shares of original issuance or shares held in treasury, or a combination thereof. In addition, the Second Amended and Restated 2015 LTIP contains a broad-based non-employee director compensation limit: subject to adjustment as described in the plan document, in no event will any non-employee director in any one calendar year be granted compensation for director service having an aggregate

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maximum value (measured at the date of grant and calculating the value of awards under the Second Amended and Restated 2015 LTIP based on the grant date fair value for financial reporting purposes) in excess of $500,000.

Common stock issued or transferred pursuant to awards granted under the Second Amended and Restated 2015 LTIP in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries will not count against the share limits under the Second Amended and Restated 2015 LTIP. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Second Amended and Restated 2015 LTIP, but will not count against the share limits under the Second Amended and Restated 2015 LTIP. Subject to adjustment as described in the Second Amended and Restated 2015 LTIP, the maximum number of shares of common stock actually issued pursuant to the exercise of incentive stock options under the Second Amended and Restated 2015 LTIP will be 1,200,000.

Types of Awards Under the Second Amended and Restated 2015 LTIP. Under the Second Amended and Restated 2015 LTIP, the Compensation Committee may award to participants incentive and nonqualified stock options, appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash incentive awards and other awards. The forms of awards are described in greater detail below. Generally, a grant of an award under the Second Amended and Restated 2015 LTIP will be evidenced by an award agreement or agreements which will contain such terms and provisions as the Compensation Committee may determine, consistent with the Second Amended and Restated 2015 LTIP. A brief description of the types of awards that may be granted under the Second Amended and Restated 2015 LTIP is set forth below.

Stock Options. The Compensation Committee has discretion to award incentive stock options and nonqualified stock options. A stock option is a right to purchase a specified number of shares of our common stock at a specified exercise price. An incentive stock option is intended to qualify as such under Section 422 of the Code. Under the Second Amended and Restated 2015 LTIP, no participant may be granted options and/or appreciation rights during any fiscal year that are exercisable for more than 1,200,000 shares of our common stock, subject to adjustment as described in the Second Amended and Restated 2015 LTIP. Incentive stock options may only be granted to employees. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of stock options held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the exercise price of an option may not be less than the fair market value of a share of our common stock on the date of grant, subject to adjustment as described in the Second Amended and Restated 2015 LTIP. Subject to the specific terms of the Second Amended and Restated 2015 LTIP, the Compensation Committee has discretion to determine the number of shares, the exercise price, the terms and conditions of exercise, whether an option will qualify as an incentive stock option under the Code and set such additional limitations on and terms of option grants as it deems appropriate. Moreover, a grant of options may be exercisable early or subject to continued vesting, including on retirement, death or disability or in the event of a change in control. The Award Agreement will generally specify, among other things, the exercise price, duration and number of shares applicable to the award as well as whether the award is of nonqualified or incentive stock options.

Options granted to participants under the Second Amended and Restated 2015 LTIP will expire at such times as the Compensation Committee determines at the time of the grant, but no option will be exercisable later than ten years from the date of grant. Each Award Agreement will set forth the extent to which the participant will have the right to exercise the option following termination of the participant’s employment or service. The termination provisions will be determined within the discretion of the Compensation Committee, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment or service. Dividend equivalents do not attach to stock options.

Upon the exercise of an option granted under the Second Amended and Restated 2015 LTIP, the option price is payable in full to us, subject to applicable law: (1) in cash or by check acceptable to the Company or by wire transfer of immediately available funds; (2) by tendering previously acquired shares of our common stock having a fair market value at the time of exercise equal to the total option price; (3) subject to any conditions or limitations established by the Compensation Committee, by our withholding of shares of common stock otherwise issuable upon exercise of an option pursuant to a “net exercise” arrangement; (4) by a combination of (1), (2) and (3); or (5) by any other method approved by the Compensation Committee in its sole discretion. Further, to the extent permitted by law, any grant of options may provide for deferred payment of the option price from the proceeds of a sale through a bank or broker of some or all of the shares of common stock to which the exercise relates. A grant of options may specify performance goals that must be achieved as a condition to the exercise of such options. We do not anticipate granting any future

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awards of stock options that will be designed to qualify for the performance-based exception under Section 162(m) of the Code.

Appreciation Rights. The Second Amended and Restated 2015 LTIP provides for the grant of appreciation rights, which may be granted as either tandem appreciation rights or free-standing appreciation rights. A tandem appreciation right is an appreciation right that is granted in tandem with a stock option. A free-standing appreciation right is an appreciation right that is not granted in tandem with a stock option. An appreciation right is a right, exercisable by the surrender of a related stock option (if a tandem appreciation right) or by itself (if a free-standing appreciation right), to receive from us an amount equal to 100%, or such lesser percentage as the Compensation Committee may determine, of the spread between the base price (or option exercise price if a tandem appreciation right) and the value of our common stock on the date of exercise. Tandem appreciation rights may be granted at any time prior to the exercise or termination of the related stock options, but a tandem appreciation right awarded in relation to an incentive stock option must be granted concurrently with such incentive stock option.

Each Award Agreement for appreciation rights will specify the applicable terms and conditions of such appreciation rights, including any vesting and forfeiture provisions. A grant of appreciation rights may provide for earlier exercise or be subject to continued vesting, including in the case of retirement, death or disability of the participant or in the event of a change in control. Any grant of appreciation rights may specify performance goals that must be achieved as a condition of the exercise of such appreciation rights. An appreciation right may be paid in cash, shares of common stock or any combination thereof. Except with respect to awards issued in substitution for, in conversion of, or in connection with an assumption of appreciation rights held by awardees of an entity engaging in a corporate acquisition or merger with us or any of our subsidiaries, the base price of a free-standing appreciation right may not be less than the fair market value of a share of common stock on the date of grant. The term of an appreciation right may not extend more than ten years from the date of grant.

The Award Agreement for appreciation rights will set forth the extent to which the participant will have the right to exercise the appreciation rights following termination of the participant’s employment or service with the Company or its subsidiaries. Such provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all appreciation rights granted under the Second Amended and Restated 2015 LTIP and may reflect distinctions based on the reasons for termination. Tandem appreciation rights may be exercised only at a time when the related stock options are also exercisable and the spread (the excess of the fair market value of a share of common stock over the exercise price) is positive and by surrender of the related stock option for cancellation. Appreciation rights granted under the Second Amended and Restated 2015 LTIP may not provide for dividends or dividend equivalents. We do not anticipate granting any future awards of appreciation rights that will be designed to qualify for the performance-based exception under Section 162(m) of the Code.

Restricted Stock. The Compensation Committee also is authorized to grant or sell restricted shares of our common stock under the Second Amended and Restated 2015 LTIP on such terms and conditions as it shall establish. Although recipients will generally have the right to vote restricted shares from the date of grant, they will generally not have the right to sell or otherwise transfer the shares during the applicable period of restriction or until earlier satisfaction of other conditions imposed by the Compensation Committee in its sole discretion. The Award Agreement will specify the periods of restriction, any restrictions based on achievement of specific performance goals, restrictions under applicable federal or state securities laws and such other terms the Compensation Committee deems appropriate. A grant or sale of restricted stock may provide for earlier termination of restrictions or continued vesting, including in the case of retirement, death or disability of the participant or in the event of a change in control. However, no such adjustment may be made in the case of an award designed to qualify for the Code Section 162(m) performance-based exception (other than in connection with the death or disability of the participant or a change in control of us) where it would result in the loss of the otherwise available exemption under Section 162(m) of the Code. We do not anticipate granting any future awards of restricted stock that will be designed to qualify for the performance-based exception.

Unless the Compensation Committee otherwise determines, participants will be credited with cash dividends on their shares of restricted stock. The Compensation Committee in its discretion may apply any restrictions to the dividends that it deems appropriate. Dividends on shares of restricted stock will in all cases be deferred until, and paid contingent upon, the vesting of the restricted stock.

Each Award Agreement for restricted stock will set forth the extent to which the participant will have the right to retain unvested shares of restricted stock following termination of the participant’s employment or service. These provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment or service. No more than 1,200,000

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shares of our common stock may be granted in the form of awards of restricted stock and restricted stock units designed to qualify for the Code Section 162(m) performance-based exception to any participant in any fiscal year, subject to adjustment as described in the plan document.

Performance Units, Performance Shares and Cash Incentive Awards. Performance units, performance shares and cash incentive awards are forms of performance awards that are subject to the attainment of one or more pre-established performance goals during a designated performance period. Performance units, performance shares and cash incentive awards may be granted by the Compensation Committee at any time in such amounts and on such terms as the Compensation Committee determines. Each performance unit will have an initial value that is established by the Compensation Committee at the time of the grant. Each performance share will be a bookkeeping entry that records the equivalent of one share of our common stock and have an initial value equal to the fair market value of a share of our common stock on the date of the grant. The Compensation Committee in its discretion will determine the applicable performance period and will establish performance goals for any given performance period. The performance period may be subject to earlier lapse or modification, including in the case of retirement, death or disability of the participant or in the event of a change in control. However, no such adjustment may be made in the case of an award designed to qualify for the Code Section 162(m) performance-based exception (other than in connection with the death or disability of the participant or a change in control of us) where it would resulted in the loss of the otherwise available exemption under Section 162(m) of the Code. We do not anticipate granting any future awards of performance units, performance shares or cash incentive awards that will be designed to qualify for the performance-based exception.

During the applicable vesting period, participants will have no voting rights with respect to any shares of our common stock underlying a performance unit or performance share. However, participants shall, unless the Compensation Committee otherwise determines, receive dividend equivalents on the shares underlying their performance share or performance unit grants in the form of cash or additional performance units or performance shares if a cash dividend is paid with respect to shares of our common stock. Such dividend equivalents are subject to the vesting requirements applicable to the award.

Payment of earned performance shares or performance units may be made in cash or in shares of our common stock that have an aggregate fair market value equal to the earned performance units or performance shares. Each Award Agreement will set forth the extent to which the participant will have the right to receive a payout of performance shares, performance units and/or cash incentive awards following termination of the participant’s employment or service. The termination provisions will be determined by the Compensation Committee in its sole discretion, need not be uniform among all participants and may reflect distinctions based on the reasons for termination of employment or service.

Subject to adjustment as described in the plan document, (a) no more than 1,200,000 shares of our common stock may be granted in the form of performance shares designed to qualify for the Code Section 162(m) performance-based exception to any participant in any fiscal year, (b) no more than $6,000,000 could have been paid in cash to any participant with respect to performance units designed to qualify for the Code Section 162(m) performance-based exception granted in any fiscal year, as valued on the date of each grant, and (c) no more than $6,000,000 could have been paid in cash to any participant with respect to cash incentive awards designed to qualify for the Code Section 162(m) performance-based exception granted in any fiscal year.

Restricted Stock Units. An award of a restricted stock unit constitutes an agreement by us to deliver shares of our common stock or to pay an amount in cash equal to the fair market value of a share of our common stock for each restricted stock unit to a participant in the future. Restricted stock units may be granted or sold by the Compensation Committee on such terms and conditions as it may establish. The restricted stock unit Award Agreement will specify the vesting period or periods, any specific performance objectives and such other conditions as may apply to the award. A grant of restricted stock units may provide for earlier termination of restrictions or continued vesting, including in the case of retirement, death or disability of the participant or in the event of a change in control. However, no such adjustment may be made in the case of an award designed to qualify for the Code Section 162(m) performance-based exception (other than in connection with the death or disability of the participant or a change in control of us) to the extent it would cause such award to fail to so qualify. We do not anticipate granting any future awards of restricted stock units that will be designed to qualify for the performance-based exception.

During the applicable vesting period, participants will have no voting rights with respect to the shares of our common stock underlying a restricted stock unit grant. However, participants shall, unless the Compensation Committee otherwise determines, be credited with dividend equivalents on the shares underlying their restricted stock unit grants

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in the form of cash or additional restricted stock units if a cash dividend is paid with respect to shares of our common stock. Such dividend equivalents are subject to the vesting requirements applicable to the award.

Each Award Agreement for restricted stock units will set forth the extent to which the participant will have the right to retain unvested restricted stock units following termination of employment or service. These provisions will be determined in the sole discretion of the Compensation Committee, need not be uniform among all participants and may reflect distinctions based on reasons for termination of employment or service. No more than 1,200,000 shares of our common stock may be granted in the form of awards of performance-based restricted stock and performance-based restricted stock units designed to qualify for the Code Section 162(m) performance-based exception to any participant in any fiscal year, subject to adjustment as described in the plan document.

Other Awards. Subject to applicable law and the limits set forth in the Second Amended and Restated 2015 LTIP, the Compensation Committee may grant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of our common stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of common stock, purchase rights for common stock, awards with value and payment contingent upon performance of us or specified subsidiaries, affiliates or other business units or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of shares of common stock or the value of securities of, or the performance of the subsidiaries, affiliates or other business units of us. The terms and conditions of any such awards will be determined by the Compensation Committee. Shares of common stock delivered under an award in the nature of a purchase right granted under the Second Amended and Restated 2015 LTIP will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, shares of common stock, other awards, notes or other property, as the Compensation Committee determines.

In addition, the Compensation Committee may grant cash awards, as an element of or supplement to any other awards granted under the Second Amended and Restated 2015 LTIP. The Compensation Committee may also grant shares of common stock as a bonus, or may grant other awards in lieu of obligations of us or a subsidiary to pay cash or deliver other property under the Second Amended and Restated 2015 LTIP or under other plans or compensatory arrangements, subject to terms determined by the Compensation Committee in a manner than complies with Section 409A of the Code.

Any grant of an other award may provide for earlier elimination of restrictions applicable to such award or continued vesting, including in the event of the retirement, death, or disability of the participant or in the event of a change in control. However, no such adjustment may be made in the case of an award designed to qualify for the Code Section 162(m) performance-based exception (other than in connection with the death or disability of the participant or a change in control of us) to the extent it would cause such award to fail to so qualify. We do not anticipate granting any future “other” awards that will be designed to qualify for the performance-based exception.

The Compensation Committee may authorize the payment of dividends or dividend equivalents on such other awards on a deferred and contingent basis in the form of cash or additional shares. Such dividend equivalents are subject to the vesting requirements applicable to the other award.

Subject to adjustment as described in the plan document, (a) no more than $6,000,000 may be paid in cash to any participant with respect to other awards designed to qualify for the Code Section 162(m) performance-based exception granted in any fiscal year, as valued on the date of each grant, and (b) the maximum aggregate number of shares of common stock that may be subject to other awards designed to qualify for the Code Section 162(m) performance-based exception in any one fiscal year to any one participant is 1,200,000.

Performance Measures. The Compensation Committee may grant awards under the Second Amended and Restated 2015 LTIP to eligible employees subject to the attainment of specified performance measures. We expect that all future performance-based awards will either not be intended to qualify, or will not be able to qualify, for the historical Code Section 162(m) performance-based exception (a “Qualified Performance-Based Award”). However, the performance measures applicable to any award that is designed to be a Qualified Performance-Based Award to a covered employee must be chosen from among the following performance metrics (including relative or growth achievement regarding such alternatives): (a) Cash Flow (including operating cash flow and free cash flow); (b) Cash Flow Return on Capital; (c) Cash Flow Return on Assets; (d) Cash Flow Return on Equity; (e) Net Income; (f) Return on Capital; (g) Return on Invested Capital; (h) Return on Assets; (i) Return on Equity; (j) Share Price; (k) Earnings Per Share (basic or diluted); (l) Earnings Before Interest and Taxes; (m) Earnings Before Interest, Taxes, Depreciation and

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Amortization; (n) Total and Relative Shareholder Return; (o) Operating Income; (p) Return on Net Assets; (q) Gross or Operating Margins; (r) Safety; and (s) Economic Value Added or EVA.

The performance measures described above could be described in terms of Company-wide objectives or objectives that are related to the performance of the individual participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within us or one of our subsidiaries. Performance measures may also be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance measures themselves. Additionally, in the case of a Qualified Performance-Based Award, each performance measure must be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Compensation Committee and to the extent consistent with Section 162(m) of the Code, the Compensation Committee could include or exclude from the performance measures research and development expenses, acquisition costs, operating expenses from acquired businesses or corporate transactions and other unusual or infrequent items identified on the date of grant.

Following the end of a performance period, the Compensation Committee determines the value of any Qualified Performance-Based Awards granted for the period based on its determination of the degree of attainment of the pre-established performance goals. The Compensation Committee will have the discretion to adjust determinations of the degree of attainment of the pre-established performance goals. However, except in connection with a change in control, a Qualified Performance-Based Award could not have be adjusted in a manner that would result in the award no longer qualifying as a Qualified Performance-Based Award. The Compensation Committee also has discretion to reduce (but not to increase) the value of any Qualified Performance-Based Awards.

Deferrals. The Compensation Committee will have the discretion to provide for the deferral of an award or to permit participants to elect to defer payment of some or all types of awards in a manner consistent with the requirements of Section 409A of the Code.

Change in Control. Subject to applicable law, regulations or stock exchange rules, the treatment of outstanding awards upon the occurrence of a change in control (as defined in the Second Amended and Restated 2015 LTIP) will be determined in the sole discretion of the Compensation Committee in accordance with the terms of the Second Amended and Restated 2015 LTIP, will be described in the applicable Award Agreements and need not be uniform among all awards granted under the Second Amended and Restated 2015 LTIP.

Adjustment and Amendments. The Second Amended and Restated 2015 LTIP provides for appropriate adjustments in terms such as the number and kind of shares subject to awards and available for future awards, the exercise or other price applicable to outstanding awards, the maximum award limitations under the Second Amended and Restated 2015 LTIP (to the extent that such adjustment would not cause any option intended to qualify as an incentive stock option to fail to so qualify), the fair market value of the common stock, cash incentive awards and other value determinations and other terms applicable to outstanding awards, in the event of changes in our outstanding common stock by reason of a merger, stock split, or certain other events. Further, in the event of certain corporate events, including a corporate merger, consolidation, acquisition, separation, reorganization or liquidation, or a change in control, the Compensation Committee is authorized, in its sole discretion (but subject to compliance with Section 409A of the Code to the extent applicable), to: (a) grant or assume awards by means of substitution of new awards for previously granted awards or to assume previously granted awards as part of such adjustment; (b) make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, awards and the termination of options that remain unexercised at the time of such transaction; or (c) provide for the acceleration of the vesting and exercisability of options and the cancellation of options in exchange for such payment as the Compensation Committee, in its sole discretion, determines is a reasonable approximation of the value thereof. Moreover, in the event of any such transaction or event or in the event of a change in control of the Company, the Compensation Committee will provide in substitution for any or all outstanding awards under the Second Amended and Restated 2015 LTIP such alternative consideration (including cash), if any, as it, in good faith, determines to be equitable in the circumstances and will require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or appreciation right with an option price or base price greater than the consideration offered in connection with any such transaction or event of change in control, the Compensation Committee may in its discretion elect to cancel such stock option or appreciation right without any payment to the person holding such stock option or appreciation right.

The Second Amended and Restated 2015 LTIP may be modified, altered, suspended or terminated by the Board of Directors at any time and for any purpose that the Board of Directors deems appropriate, but (subject to certain

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exceptions) no amendment to the Second Amended and Restated 2015 LTIP may adversely affect any outstanding awards without the affected participant’s consent. Further, if an amendment to the Second Amended and Restated 2015 LTIP (for purposes of applicable stock exchange rules and except as permitted under the adjustment provisions of the Second Amended and Restated 2015 LTIP) (a) would materially increase the benefits accruing to participants under the Second Amended and Restated 2015 LTIP, (b) would materially increase the number of securities which may be issued under the Second Amended and Restated 2015 LTIP, (c) would materially modify the requirements for participation in the Second Amended and Restated 2015 LTIP or (d) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or stock exchange rules, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. Additionally, if permitted by Section 409A of the Code and Section 162(m) of the Code and subject to the other terms of the Second Amended and Restated 2015 LTIP, the Compensation Committee may make adjustments in the terms, conditions or criteria of an award in recognition of certain unusual or nonrecurring events affecting the Company or the financial statements of the Company or in recognition of changes in applicable laws, regulations or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate.

Prohibition on Repricing. Except in connection with certain corporate transactions or changes in the capital structure of the Company, the terms of outstanding awards may not be amended to (1) reduce the exercise price of outstanding options or appreciation rights, or (2) replace or regrant options through cancellation, in exchange for other awards, or if the effect of the replacement or regrant would be to reduce the option price of the options or would constitute a repricing under generally accepted accounting principles (as applicable), without stockholder approval.

Clawbacks. Any Award Agreement may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Compensation Committee from time to time, if a participant engages in certain detrimental activity. In addition, any Award Agreement or such clawback policy may also provide for the cancellation or forfeiture of an award or the forfeiture and repayment to the Company of any common stock issued under and/or any other benefit related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Company’s common stock may be traded.

Transferability. Except as otherwise specified in a participant’s Award Agreement, no award granted pursuant to, and no right to payment under, the Second Amended and Restated 2015 LTIP will be assignable or transferable by an Second Amended and Restated 2015 LTIP participant except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, and any right granted to a participant under the Second Amended and Restated 2015 LTIP will be exercisable by or available to only the participant during the participant’s lifetime.

Restrictions. Shares of our common stock delivered under the Second Amended and Restated 2015 LTIP, if any, may be subject to stop-transfer orders and other restrictions as the Compensation Committee may deem advisable under the rules, regulations and other requirements of the SEC, any securities exchange or transaction reporting system on which our common stock is then listed or to which it is admitted for quotation and any applicable federal or state securities law.

Grants to Non-U.S. Based Participants. In order to facilitate the making of any grant or combination of grants under the Second Amended and Restated 2015 LTIP, the Compensation Committee may provide for such special terms for awards to participants who are foreign nationals, who are employed by us or any of our subsidiaries outside of the United States of America or who provide services to us under an agreement with a foreign nation or agency, as the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. The Compensation Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Second Amended and Restated 2015 LTIP (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, provided that no such special terms, supplements, amendments or restatements may include any provisions that are inconsistent with the terms of the Second Amended and Restated 2015 LTIP as then in effect unless the Second Amended and Restated 2015 LTIP could have been amended to eliminate such inconsistency without further approval by our stockholders.

Tax Withholding. We have the right to deduct applicable taxes from any award payment and withhold, at the time of delivery or vesting of cash or shares of our common stock under the Second Amended and Restated 2015 LTIP, or at

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the time applicable law otherwise requires, an appropriate amount of cash or number of shares of our common stock or combination thereof for payment of taxes required by law or to take such other action as may be necessary in our opinion to satisfy all obligations for withholding of those taxes. The Compensation Committee may permit withholding to be satisfied by the transfer to us of shares of our common stock previously owned by the holder of the award for which withholding is required. If shares of common stock are used to satisfy tax withholding, such shares will be valued at their fair market value on the date when the tax withholding is required to be made and the value withheld shall not exceed the minimum amount of taxes required to be withheld.

No Right to Continued Employment. The Second Amended and Restated 2015 LTIP does not confer upon any participant any right with respect to continuance of employment or service with the Company or any of its subsidiaries or affiliates.

Unfunded Plan. Insofar as it provides for awards for cash, shares of our common stock or rights thereto, the Second Amended and Restated 2015 LTIP will be unfunded. Although we may establish bookkeeping accounts with respect to plan participants who are entitled to cash, shares of our common stock or rights thereto under the Second Amended and Restated 2015 LTIP, we will use any such accounts merely as a bookkeeping convenience.

Duration of the Second Amended and Restated 2015 LTIP. The Second Amended and Restated 2015 LTIP will remain in effect until all options and rights granted under the plan have been satisfied or terminated under the terms of the Second Amended and Restated 2015 LTIP, subject to the right of the Board of Directors to amend or terminate the Second Amended and Restated 2015 LTIP at any time subject to the terms of the Second Amended and Restated 2015 LTIP. However, in no event will any award be granted under the Second Amended and Restated 2015 LTIP on or after the tenth anniversary of the date the Company’s stockholders approve the Second Amended and Restated 2015 LTIP.

Regulations Not Applicable to Plan. The Second Amended and Restated 2015 LTIP is not intended to be subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Material United States Federal Income Tax Consequences
The following is a brief summary of certain of the federal income tax consequences of certain transactions under the Second Amended and Restated 2015 LTIP based on federal income tax laws in effect. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Second Amended and Restated 2015 LTIP participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences.

Tax Consequences to Participants
Non-Qualified Stock Options. A participant will not recognize income upon the grant of a non-qualified stock option. In general, the participant will recognize ordinary income at the time of exercise equal to the excess of the fair market value of the underlying stock at the time of exercise over the exercise price. Upon a subsequent sale of the shares received upon exercise, any difference between the net proceeds on the sale and the fair market value of the shares on the date of exercise will be taxed as capital gain or loss (long- or short-term, depending on the holding period).

Incentive Stock Options. A participant will not recognize income upon the grant of an incentive stock option. In addition, a participant will not recognize income upon the exercise of an incentive stock option if he or she satisfies certain employment and holding period requirements. To satisfy the employment requirement, a participant must exercise the option not later than three months after he or she ceases to be an employee of ours (one year if he or she is disabled). To satisfy the holding period requirement, a participant must hold the optioned stock more than two years from the grant of the option and more than one year after the transfer of the stock to him or her. If these requirements are satisfied, on the sale of such stock, the participant will be taxed on any gain, measured by the difference between the participant’s basis in such shares and the net proceeds of the sale, at long-term capital gains rates.

If shares of common stock acquired upon the timely exercise of an incentive stock option are sold, exchanged, or otherwise disposed of without satisfying the holding period requirement (a “disqualifying disposition”), the participant will, in the usual case, recognize ordinary income at the time of disposition equal to the excess of the fair market value of the shares of common stock at the time of exercise over the exercise price. Any gain in excess of that amount will either be long-term or short-term capital gain depending on the holding period. Upon a disqualifying disposition that constitutes a sale or exchange with respect to which any loss (if sustained) would be recognized, the amount includible in ordinary income will be limited to the excess, if any, of the net amount realized on the sale or exchange over the

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participant’s basis in such shares. In general, such a disposition is a transaction with an unrelated third party that is not subject to the wash-sale provisions of the Code.

Appreciation Rights. A participant will not recognize income upon the grant of an appreciation right. When the appreciation right is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise. The term “unrestricted shares” includes shares that are subject only to restrictions on transfer.

Restricted Shares. A participant will not recognize income upon the receipt of restricted shares, unless the participant makes an election under Section 83(b) of the Code (a “Section 83(b) Election”) within 30 days after the transfer of the shares to him or her to have such shares taxed to him or her as ordinary income at their fair market value on the date of transfer less the amount, if any, paid by him or her.

If the participant makes a Section 83(b) Election, he or she will recognize ordinary income in the year of receipt in an amount equal to the excess of the fair market value of such shares (determined without regard to the restrictions imposed) at the time of transfer over any amount paid by the participant therefor. If a participant makes a Section 83(b) Election with respect to common shares that are subsequently forfeited, he or she will not be entitled to deduct any amount previously included in income by reason of such election. If a participant does not make a Section 83(b) Election, he or she will recognize ordinary income in the year or years in which the restrictions terminate, in an amount equal to the excess, if any, of the fair market value of such shares on the date the restrictions expire or are removed over any amount paid by the participant therefor. If a Section 83(b) Election has not been made, any unrestricted dividends received with respect to common shares subject to restrictions will be treated as additional compensation income and not as dividend income.

Restricted Stock Units. No income generally will be recognized upon the award of restricted stock units. The recipient of such an award generally will recognize ordinary income in an amount equal to the aggregate amount of any cash received and the fair market value of unrestricted shares of common stock received on the date that such cash and shares are transferred to the recipient under the award (reduced by any amount paid by the recipient for such shares), and the capital gains/loss holding period for any shares will also commence on such date.

Performance Units and Performance Shares. No income generally will be recognized upon the award of performance units or performance shares. The recipient of such an award generally will recognize ordinary income in an amount equal to the aggregate amount of any cash received and the fair market value of unrestricted shares of common stock received on the date that such cash and shares are transferred to the recipient under the award, and the capital gains/loss holding period for any shares received will also commence on such date.

Tax Consequences to the Company or Subsidiary
To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or subsidiary for which the participant performs services will be entitled to a corresponding deduction; provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code, and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

New Plan Benefits
On February 19, 2018, the Company approved grants of stock options that were contingent on stockholder approval of the Second Amended and Restated 2015 LTIP. None of these awards were intended or designed to qualify for the performance-based exception described above. These awards, which will be canceled in the event that stockholders do not approve this Proposal 7, are summarized in the following table:

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NEW PLAN BENEFITS
Second Amended and Restated 2015 LTIP

NAME AND POSITION	DOLLAR VALUE(S)	NUMBER OF UNITS
E. James Ferland – Former Executive Chairman and Chief Executive Officer	$450,000	124,653
Jenny L. Apker – Senior Vice President and Chief Financial Officer	$250,000	69,252
Mark A. Carano – Senior Vice President, Industrial and Corporate Development	$200,000	55,401
Elias Gedeon – Former Senior Vice President and Chief Business Development Officer	—	—
Mark S. Low – Senior Vice President, Power	$156,667	43,397
Executive Group (8 persons)	$1,490,000	412,738
Non-Executive Director Group (6 persons)	—	—
Non-Executive Officer Employee Group (67 persons)	$2,253,083	624,095

The amounts in the "Number of Units" column in the table above represent the number of stock options granted to each of the indicated individuals and groups, subject to and contingent upon stockholder approval of the Second Amended and Restated 2015 LTIP, with a grant date of March 6, 2018. Each stock option has an exercise price of $5.76 per share and generally vests, subject to continued employment, on the first anniversary of the grant date. Each stock option will expire no later than 10 years from the grant date. The amounts in the "Dollar Value" column of the table above represent the grant date fair values of the stock option awards computed in accordance with FASB ASC Topic 718.
The following table shows, as to each Named Executive Officer and the various indicated groups, the aggregate number of option awards under the 2015 LTIP and the Amended and Restated 2015 LTIP from inception of the 2015 LTIP through March 15, 2018 (which do not include the option awards included in the "New Plan Benefits" table above):

NAME	NUMBER OF OPTIONS GRANTED
Named Executive Officers:
E. James Ferland Former Executive Chairman and Chief Executive Officer	873,577
Jenny L. Apker Senior Vice President and Chief Financial Officer	75,601
Mark A. Carano Senior Vice President, Industrial and Corporate Development	84,922
Elias Gedeon Former Senior Vice President and Chief Business Development Officer	50,482
Mark S. Low Senior Vice President, Power	58,174
All current executive officers as a group	334,148
All current non-employee directors as a group	—
Each nominee for election as a director	—
Each associate of any of the foregoing	—
Each other person who received at least 5% of all options granted	—
All employees, excluding current executive officers	1,676,584

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Registration with the SEC
We intend to file a Registration Statement on Form S-8 relating to the issuance of additional common shares under the Second Amended and Restated 2015 LTIP with the SEC pursuant to the Securities Act as soon as practicable after approval of the Second Amended and Restated 2015 LTIP by our stockholders.
The following table provides information on our equity compensation plans as of December 31, 2017:
EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c) (1)
Equity compensation plans approved by security holders	5,839,265	$13.15	247,310
Equity compensation plans not approved by security holders	—	—	—
Total	5,839,265	$13.15	247,310

(1) All of the securities disclosed in this column are available for future issuance other than upon the exercise of an option, warrant or right.

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Recommendation and Vote Required
Our Board recommends that stockholders vote “FOR” the approval of the Second Amended and Restated 2015 LTIP. Approval of this proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions are considered as votes cast and, as a result, will have the effect of an "against" vote. In general, brokers do not have discretionary authority on proposals relating to equity compensation plans. Therefore, absent instructions from you, your broker may not vote our shares on Proposal 7. Broker non-votes will have no effect on the vote on Proposal 7.
STOCKHOLDERS’ PROPOSALS
Any stockholder who wishes to have a qualified proposal considered for inclusion in our proxy statement for our 2019 Annual Meeting must send notice of the proposal to our Corporate Secretary at our principal executive office no later than [___________], 2018. If you make such a proposal, you must provide your name, address, the number of shares of common stock you hold of record or beneficially, the date or dates on which such common stock was acquired and documentary support for any claim of beneficial ownership.
In addition, any stockholder who intends to submit a proposal for consideration at our 2019 Annual Meeting, but not for inclusion in our proxy materials, or who intends to submit nominees for election as directors at the meeting must notify our Corporate Secretary. Under our bylaws, such notice must (1) be received at our principal executive offices no earlier than close of business on [_________], 2019 or later than [_________], 2019 and (2) satisfy specified requirements set forth in our bylaws. A copy of the pertinent bylaw provisions can be found on our Web site at www.babcock.com at “Investors — Corporate Governance —Governance Documents.”
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May [__], 2018.
The Proxy Statement and 2017 Annual Report are available on the Internet at www.proxyvote.com.
The following information applicable to the Annual Meeting may be found in the proxy statement and accompanying proxy card:

•	The date, time and location of the Annual Meeting;

•	A list of the matters intended to be acted on and our recommendations regarding those matters;

•	Any control/identification numbers that you need to access your proxy card; and

•	Information about attending the Annual Meeting.

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GENERAL INFORMATION
Our Board has made these materials available to you over the Internet and has mailed you a printed version of these materials in connection with the Annual Meeting, which will take place on May [__] 2018. We mailed our proxy materials to our stockholders beginning on [_________], 2018, and our proxy materials were posted at www.[___________].com on that same date.
We have sent and provided access to the materials to you because our Board is soliciting your proxy to vote your shares at our Annual Meeting. We will bear all expenses incurred in connection with this proxy solicitation. We have engaged D.F. King & Co., Inc. to assist in the solicitation for a fee that will not exceed $17,500. In addition, our officers and employees may solicit your proxy by telephone, by facsimile transmission or in person and they will not be separately compensated for such services. We solicit proxies to give all stockholders an opportunity to vote on matters that will be presented at the Annual Meeting. In this proxy statement, you will find information on these matters, which is provided to assist you in voting your shares. If your shares are held through a broker or other nominee (i.e., in “street name”) and you have requested printed versions of these materials, we have requested that your broker or nominee forward this proxy statement to you and obtain your voting instructions, for which we will reimburse them for reasonable out-of-pocket expenses. If your shares are held through the B&W Thrift Plan and you have requested printed versions of these materials, the trustee of that plan has sent you this proxy statement and you should instruct the trustee on how to vote your plan shares.

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VOTING INFORMATION
Record Date and Who May Vote
Our Board selected [ • ], 2018 as the record date for determining stockholders entitled to vote at the Annual Meeting. This means that if you were a registered stockholder with our transfer agent and registrar, Computershare Trust Company, N.A., on the record date, you may vote your shares on the matters to be considered at the Annual Meeting. If your shares were held in street name on that date, you should refer to the instructions provided by your broker or nominee for further information. They are seeking your instructions on how you want your shares voted. Brokers holding shares in street name can vote those shares on routine matters if the beneficial owner has not provided voting instructions at least 10 days before a meeting. Under the rules of the New York Stock Exchange, the election of directors and the advisory vote on compensation of our named executive officers are not considered routine matters. That means that brokers may not vote your shares in the election of directors or the advisory vote on compensation of our named executive officers if you have not given your broker specific instructions as to how to vote and your shares will not be represented in those matters. Please be sure to give specific voting instructions to your broker.
On the record date, [______] shares of our common stock were outstanding. Each outstanding share of common stock entitles its holder to one vote on each matter to be acted on at the Annual Meeting.
How to Vote
Most stockholders can vote by proxy in three ways:

•	by Internet at www.proxyvote.com;

•	by telephone; or

•	by mail.
If you are a stockholder of record, you can vote your shares by voting by Internet, telephone, mailing in your proxy or virtually at the Annual Meeting. You may give us your proxy by following the instructions included in the enclosed proxy card.
By giving us your proxy, you will be directing us how to vote your shares at Annual Meeting. Even if you plan on attending the meeting, we urge you to vote now by giving us your proxy. This will ensure that your vote is represented at the meeting. If you do attend the meeting, you can change your vote at that time, if you then desire to do so.
If you are the beneficial owner of shares held in street name, the methods by which you can access the proxy materials and give the voting instructions to the broker or nominee may vary. Accordingly, beneficial owners should follow the instructions provided by their brokers or nominees to vote by Internet, telephone or mail. If you want to vote your shares virtually at the Annual Meeting, you must obtain a valid proxy from your broker or nominee. You should contact your broker or nominee or refer to the instructions provided by your broker or nominee for further information. Additionally, the availability of Internet or telephone voting depends on the voting process used by the broker or nominee that holds your shares.
You may receive more than one proxy statement and proxy card or voting instruction form if your shares are held through more than one account (e.g., through different brokers or nominees). Each proxy card or voting instruction form only covers those shares held in the applicable account. If you hold shares in more than one account, you will have to provide voting instructions as to all your accounts to vote all your shares.

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How to Change Your Vote or Revoke Your Proxy
For stockholders of record, you may change your vote or revoke your proxy by written notice to our Corporate Secretary at 13024 Ballantyne Corporate Place, Suite 700, Charlotte, North Carolina 28277, granting a new later dated proxy, submitting a later dated vote by telephone or on the Internet, or by voting virtually at the Annual Meeting. Unless you attend the meeting and vote your shares, you should change your vote using the same method (by Internet, telephone or mail) that you first used to vote your shares. This will help the inspector of election for the meeting verify your latest vote.
For beneficial owners of shares held in street name, you should follow the instructions in the information provided by your broker or nominee to change your vote or revoke your proxy. If you want to change your vote as to shares held in street name by voting virtually at the Annual Meeting, you must obtain a valid proxy from the broker or nominee that holds those shares for you.
How to Participate in the Annual Meeting
This year's Annual Meeting will be held exclusively via live webcast enabling stockholders from around the world to participate, submit questions in writing and vote. Stockholders of record as of the close of business on [ ], 2018, are entitled to participate in and vote at the Annual Meeting by visiting [                           ]. To participate in the Annual Meeting via live webcast, you will need the 16-digit control number included on your proxy card and on the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at [ ] Eastern Time. Online check-in will begin at [ ] Eastern Time. Please allow ample time for the online check-in procedures. An audio broadcast of the Annual Meeting will be available by phone toll-free at [                           ], conference number [                           ].
Stockholders who would like to submit questions in writing in advance of the Annual Meeting can do so by visiting our pre-meeting forum at proxyvote.com using your 16-digit control number. We will post answers to all questions received in advance of or during the Annual Meeting, including those questions that we do not have time to answer during the Annual Meeting, to our website at [                           ].
How to locate your 16-digit control number prior to the day of the Annual Meeting
Prior to the day of the Annual Meeting, if you need assistance with your 16-digit control number and you hold your shares in your own name, please call toll-free [                           ] in the United States or [                           ] if calling from outside the United States If you hold your shares in the name of a bank or brokerage firm, you will need to contact your bank or brokerage firm for assistance with your 16-digit control number.
How to resolve technical difficulties or trouble accessing the live webcast of the Annual Meeting
If you encounter any difficulties accessing the live webcast of the Annual Meeting during the check-in or during the Annual Meeting itself, including any difficulties with your 16-digit control number, please call toll-free [                           ] in the United States or [                           ] if calling from outside the United States, for assistance. Technicians will be ready to assist you beginning at [ ] Eastern Time with any difficulties.
Quorum
The Annual Meeting will be held only if a quorum exists. The presence at the Annual Meeting, in person or by proxy, of the holders of shares of stock having a majority of the votes the holders of all outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting could cast will be necessary and sufficient to constitute a quorum. If you attend the meeting or vote your shares by Internet, telephone or mail, your shares will be counted toward a quorum, even if you abstain from voting on a particular matter. Shares held by brokers and other nominees as to which they have not received voting instructions from the beneficial owners and lack the discretionary authority to vote on a particular matter are called “broker non-votes” and will count for quorum purposes.

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Proposals Presented for Vote
We are asking you to vote on the following:

•
Proposal 1: the approval of amendments to the Certificate of Incorporation to declassify the Board and provide for annual elections of all directors beginning at the 2020 annual meeting of stockholders;

•	Proposal 2: if Proposal 1 is approved, the election of Thomas A. Christopher, Brian R. Kahn and Leslie C. Kass as Class I directors of the Company;

•	Proposal 3: if Proposal 1 is not approved, the election of Thomas A. Christopher, Brian R. Kahn and Leslie C. Kass as Class III directors of the Company;

•
Proposal 4: the approval of amendments to the Certificate of Incorporation to remove provisions that require the affirmative vote of holders of at least 80% of the voting power to approve certain amendments to the Certificate of Incorporation and the Bylaws;

•	Proposal 5: the ratification of our Audit and Finance Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2018;

•	Proposal 6: the approval, on a non-binding advisory basis, of the compensation of our named executive officers; and

•	Proposal 7: the approval of the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan.
Vote Required
For Proposal 1, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of at least 80% of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the effect of a vote against Proposal 1.
In Proposal 2, you may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. In Proposal 3 you may vote “FOR” all director nominees or withhold your vote for any one or more of the director nominees. Subject to our majority voting requirements described below, director nominees are elected by a plurality of the votes cast by the shares of our common stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. Abstentions and broker non-votes will have no effect on the election of directors. This means that the individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. However, under our bylaws, any nominee for director is required to submit an irrevocable contingent resignation letter. If a nominee for director does not receive a majority of the votes cast "FOR" his or her election (not counting any abstentions or broker non-votes as being cast), the Board will act on an expedited basis to determine whether to accept the resignation.
For Proposal 4, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of at least 80% of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the effect of a vote against Proposal 4.
For Proposal 5, you may vote “FOR” or “AGAINST” or abstain from voting. This proposal requires the affirmative vote of a majority of the shares cast on the matter. Abstentions will not be considered as cast and, as a result, will not have any effect on the proposal. Because the ratification of the appointment of the independent auditor is considered a “routine” matter, there will be no broker non-votes with respect to Proposal 5.
For Proposal 6, you may vote “FOR” or “AGAINST” or abstain from voting. Proposal 6 requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter in order to be adopted. Abstentions are counted for purposes of determining a quorum and are considered present and entitled to vote on Proposal 6. As a result, abstentions have the effect of an “AGAINST” vote. Broker non-votes will not be considered as entitled to vote on Proposal 6, even though they are considered present for purposes of determining a quorum and may be entitled to vote on other matters. As a result, broker non-votes will not have any effect on Proposal 6.
For Proposal 7, you may vote “FOR” or “AGAINST” or abstain from voting. Proposal 7 requires the affirmative vote of a majority of the shares cast on the matter. Abstentions are considered as votes cast on Proposal 7. As a result, abstentions have the effect of an “AGAINST” vote. In general, brokers do not have discretionary authority on proposals relating to equity compensation plans. Therefore, absent instructions from you, your broker may not vote our shares on Proposal 7. Broker non-votes will have no effect on the vote on Proposal 7.

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How Votes are Counted
For stockholders of record, all shares represented by the proxies will be voted at the Annual Meeting in accordance with instructions given by the stockholders. Where a stockholder returns their proxy and no instructions are given with respect to a given matter, the shares will be voted: (1) “FOR” the approval of amendments to the Certificate of Incorporation to declassify the Board and provide for annual elections of all directors beginning at the 2020 annual meeting of stockholders; (2) If Proposal 1 is approved, “FOR” the election of the Board’s nominees as Class I directors; (3) If Proposal 1 is not approved, “FOR” the election of the Board’s nominees as Class III directors; (4) “FOR” the approval of amendments to the Certificate of Incorporation to remove provisions that require the affirmative vote of holders of at least 80% of the voting power to approve certain amendments to the Certificate of Incorporation and the Bylaws; (5) “FOR” the ratification of the appointment of Deloitte as our independent registered public accounting firm; (6) “FOR” the approval of the compensation of our named executive officers; (7) “FOR” the approval of the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan; and (8) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting. If you are a stockholder of record and you do not return your proxy, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.
For beneficial owners of shares held in street name, the brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed. Absent instructions from you, brokers, banks and nominees may vote your shares only as they decide as to matters for which they have discretionary authority under the applicable New York Stock Exchange rules. A broker, bank or nominee does not have discretion to vote on the election of directors or approval of executive compensation. If you do not instruct your broker, bank or nominee how to vote on those matters, no votes will be cast on your behalf on the election of directors or the advisory vote on executive compensation. Your broker will be entitled to vote your shares in its discretion, absent instructions from you, on the ratification of the appointment of Deloitte as our independent registered public accounting firm.
Any shares of our common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions from other participants in the Thrift Plan.
We are not aware of any other matters that may be presented or acted on at the Annual Meeting. If you vote by signing and returning the enclosed proxy card or using the Internet or telephone voting procedures, the individuals named as proxies on the card may vote your shares, in their discretion, on any other matter requiring a stockholder vote that comes before the Annual Meeting.
Confidential Voting
All voted proxies and ballots will be handled to protect your voting privacy as a stockholder. Your vote will not be disclosed except:

•	to meet any legal requirements;

•	in limited circumstances such as a proxy contest in opposition to our Board;

•	to permit independent inspectors of election to tabulate and certify your vote; or

•	to adequately respond to your written comments on your proxy card.
By Order of the Board of Directors,
J. André Hall
Corporate Secretary
Dated: [_____], 2018

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APPENDIX A
*If Proposal 1 is approved, Article Fifth of the Company's Restated Certificate of Incorporation will be amended as set forth in this Appendix A. If Proposal 4 is also approved, Article Fifth of the Company's Restated Certificate of Incorporation will be further amended as set forth in Appendix B.
FIFTH: (a) Directors. The business and affairs of the Corporation will be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors hereby is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted, or any amendments thereto, will invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.
(b) Number, Election~~, Classification~~ and Terms of Directors. The number of the directors ~~which will constitute the whole~~of the Company will be determined solely by resolution of the Board of Directors ~~shall be fixed from time to time exclusively by,~~ and may be increased or decreased from time to time exclusively by~~,~~ the affirmative vote of ~~at least~~ a majority of the directors then in office (subject to such rights of holders of a class or series of shares of Preferred Stock to elect one or more directors pursuant to ~~any provisions contained in~~ a Directors’ Resolution with respect to such series)~~, but in any event will not be less than three. The directors, other than those who may be elected by~~. Subject to such rights of the holders of ~~any~~a class or series of Preferred Stock:

~~, will be~~(i)
Prior to the election of directors at the 2018 annual meeting of stockholders (the “2018 Annual Meeting”), the Board Directors was divided into three classes~~:~~, Class I, Class II and Class III~~. Each director will serve for a term ending on the third annual meeting of stockholders of the Corporation following the annual meeting of stockholders at which that director was elected; provided, however, that~~, with the directors ~~first designated as~~in Class I ~~directors will serve for~~having a term expiring at the ~~annual meeting~~2019 Annual Meeting of stockholders ~~next following the end of the calendar year 2015~~(the “2019 Annual Meeting”), the directors ~~first designated as~~in Class II ~~directors will serve for~~having a term expiring at the 2020 annual meeting of stockholders ~~next following the end of the calendar year 2016,~~(the “2020 Annual Meeting”) and the directors ~~first designated as~~in Class III ~~directors will serve for~~having a term expiring at the ~~annual meeting of stockholders next following the end of the calendar year 2017. Each director will hold office until the annual meeting of stockholders at which that director’s term expires and, the foregoing notwithstanding, each director will serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.~~2018 Annual Meeting.

(ii)
Following the election of directors at the 2018 Annual Meeting, the Board of Directors will be divided into two classes, Class I and Class II, with the directors in Class I having a term expiring at the 2020 Annual Meeting and the directors in Class II having a term expiring at the 2019 Annual Meeting. The directors in Class I will be the directors elected to the Board of Directors at the 2018 Annual Meeting and the directors in Class II will be the directors elected to the Board of Directors prior to the 2018 Annual Meeting.

(iii)
Commencing with the election of directors at the 2019 Annual Meeting, the directors in Class II will be up for election for a one-year term ending at the 2020 Annual Meeting and, commencing with the election of directors at the 2020 Annual Meeting, the Board of Directors will no longer have classified terms and all directors will be elected for a term expiring at the following annual meeting of stockholders, or if earlier, their death or resignation and may be removed with or without cause as provided in the DGCL.

At each annual election prior to the 2020 Annual Meeting, the directors chosen to succeed those whose terms then expire will be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors ~~shall have~~has designated one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.
Prior to the 2020 Annual Meeting, (i) in ~~In~~ the event of any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal~~. The~~, and (ii) the Board of Directors will specify the class to which a newly created directorship will be allocated.

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~~Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.~~
~~(c) Removal of Directors. No director of the Corporation may be removed from office as a director by vote or other action of the stockholders or otherwise, except for cause or a Board Determination (as defined below), and then only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class. Except as applicable law otherwise provides and unless the Board of Directors has made a determination that removal is in the best interests of the Corporation (in which case a finding of cause is not required for removal), which determination shall require the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose (a “Board Determination”), “cause” for the removal of a director will be deemed to exist only if the director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been grossly negligent or guilty of misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (A) the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors voting separately as a class pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the Directors’ Resolution providing for the establishment of any series of Preferred Stock, any such director of the Corporation so elected may be removed in accordance with the provisions of that Directors’ Resolution. The foregoing provisions of this Article FIFTH are subject to the terms of any series of Preferred Stock with respect to the directors to be elected solely by the holders of such series of Preferred Stock.~~
(~~d~~c) Vacancies. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause will be filled by the affirmative vote of at least a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until that director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise with respect to directors elected pursuant to any provisions contained in a Directors’ Resolution with respect to such series, no decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.
(~~e~~d) Amendment of Bylaws. The Board of Directors shall have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of at least a majority of the directors then in office. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Corporation at any annual meeting before which such matter has been properly brought in accordance with the Bylaws of the Corporation, or at any special meeting if notice of the proposed amendment is contained in the notice of said special meeting; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.
(~~f~~e) Certain Amendments. Notwithstanding anything in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with, or to repeal, this Article FIFTH or Article SIXTH.

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APPENDIX B
*If Proposal 4 is approved, Article Fifth of the Company's Restated Certificate of Incorporation will be amended as set forth in this Appendix B. If Proposal 1 is also approved, Article Fifth of the Company's Restated Certificate of Incorporation will be further amended as set forth in Appendix A.
FIFTH: (a) Directors. The business and affairs of the Corporation will be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors hereby is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted, or any amendments thereto, will invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.
(b) Number, Election, Classification and Terms of Directors. The number of directors which will constitute the whole Board of Directors shall be fixed from time to time exclusively by, and may be increased or decreased from time to time exclusively by, the affirmative vote of at least a majority of the directors then in office (subject to such rights of holders of a series of shares of Preferred Stock to elect one or more directors pursuant to any provisions contained in a Directors’ Resolution with respect to such series), but in any event will not be less than three. The directors, other than those who may be elected by the holders of any series of Preferred Stock, will be divided into three classes: Class I, Class II and Class III. Each director will serve for a term ending on the third annual meeting of stockholders of the Corporation following the annual meeting of stockholders at which that director was elected; provided, however, that the directors first designated as Class I directors will serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2015, the directors first designated as Class II directors will serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2016, and the directors first designated as Class III directors will serve for a term expiring at the annual meeting of stockholders next following the end of the calendar year 2017. Each director will hold office until the annual meeting of stockholders at which that director’s term expires and, the foregoing notwithstanding, each director will serve until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.
At each annual election, the directors chosen to succeed those whose terms then expire will be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.
In the event of any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. The Board of Directors will specify the class to which a newly created directorship will be allocated.
Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.
(c) Removal of Directors. No director of the Corporation may be removed from office as a director by vote or other action of the stockholders or otherwise, except for cause or a Board Determination (as defined below), and then only by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all then outstanding shares of capital stock of the Corporation generally entitled to vote in the election of directors, voting together as a single class. Except as applicable law otherwise provides and unless the Board of Directors has made a determination that removal is in the best interests of the Corporation (in which case a finding of cause is not required for removal), which determination shall require the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose (a “Board Determination”), “cause” for the removal of a director will be deemed to exist only if the director whose removal is proposed: (i) has been convicted, or has been granted immunity to testify in any proceeding in which another has been convicted, of a felony by a court of competent jurisdiction and that conviction is no longer subject to direct appeal; (ii) has been found to have been grossly negligent or guilty of misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (A) the affirmative vote of at least eighty percent (80%) of the directors then in office at any meeting of the Board of Directors called for that purpose or (B) a court of competent jurisdiction; or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation. Notwithstanding the foregoing, whenever holders of outstanding shares of one or more series of Preferred Stock are entitled to elect members of the Board of Directors voting separately as a class pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in the Directors’ Resolution

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providing for the establishment of any series of Preferred Stock, any such director of the Corporation so elected may be removed in accordance with the provisions of that Directors’ Resolution. The foregoing provisions of this Article FIFTH are subject to the terms of any series of Preferred Stock with respect to the directors to be elected solely by the holders of such series of Preferred Stock.
(d) Vacancies. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal or other cause will be filled by the affirmative vote of at least a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until that director’s successor shall have been elected and qualified or until his or her earlier death, resignation or removal. Except as a Directors’ Resolution providing for the establishment of any series of Preferred Stock may provide otherwise with respect to directors elected pursuant to any provisions contained in a Directors’ Resolution with respect to such series, no decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.
(e) Amendment of Bylaws. The Board of Directors ~~shall~~will have the power to adopt, amend or repeal the Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors ~~shall~~will require the approval of ~~at least~~ a majority of the directors then in office. The stockholders ~~shall~~will also have the power to adopt, amend or repeal the Bylaws of the Corporation at any annual meeting before which such matter has been properly brought in accordance with the Bylaws of the Corporation, or at any special meeting if notice of the proposed amendment is contained in the notice of said special ~~meeting;~~meeting; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least ~~eighty percent (80%)~~a majority of the voting power of all then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, ~~shall~~will be required to adopt, amend or repeal any provision of the Bylaws of the Corporation.
~~(f) Certain Amendments. Notwithstanding anything in this Certificate of Incorporation or the Bylaws of the Corporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or adopt any provision inconsistent with, or to repeal, this Article FIFTH or Article SIXTH.~~

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APPENDIX C

BABCOCK & WILCOX ENTERPRISES, INC.
AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN
(Amended and Restated as of May [__], 2018)

ARTICLE 1
Establishment, Objectives and Duration

1.1    Establishment of the Plan. Babcock & Wilcox Enterprises, Inc., a corporation organized and existing under the laws of the State of Delaware (hereinafter referred to as the “Company”), established the Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan as of June 1, 2015 (the “2015 Plan”). The Company amended and restated in its entirety the 2015 Plan, as of May 6, 2016, in the form of the Amended and Restated Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan (the “Amended and Restated 2015 Plan”). The Company hereby again amends and restates in its entirety, as of the Shareholder Approval Date, the Amended and Restated Babcock & Wilcox Enterprises, Inc. 2015 Long-Term Incentive Plan in the form of this document (the “Second Amended and Restated 2015 Plan”). Hereinafter, the 2015 Plan, as amended and restated by the Amended and Restated 2015 Plan and the Second Amended and Restated 2015 Plan, is referred to as this “Plan”). This Plan permits the grant of, among other permitted awards, Nonqualified Stock Options, Incentive Stock Options, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, and Cash Incentive Awards (each as hereinafter defined). For clarification purposes, the terms and conditions of the Second Amended and Restated 2015 Plan, to the extent they differ from the terms and conditions of either the 2015 Plan or the Amended and Restated 2015 Plan, shall not apply to or otherwise impact previously granted or outstanding awards under the 2015 Plan or the Amended and Restated 2015 Plan, as applicable.
1.2    Objectives. This Plan is designed to promote the success and enhance the value of the Company by linking the personal interests of Participants (as hereinafter defined) to those of the Company’s stockholders, and by providing Participants with an incentive for performance. This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the employment and/or services of Participants.
1.3    Duration. The 2015 Plan commenced on June 1, 2015 and the Amended and Restated 2015 Plan commenced on May 6, 2016. The Second Amended and Restated 2015 Plan shall commence on the Shareholder Approval Date, and then this Plan shall remain in effect, subject to the right of the Board of Directors (as hereinafter defined) to amend or terminate this Plan at any time pursuant to Article 16 hereof, until all Shares (as hereinafter defined) subject to it shall have been purchased or acquired according to this Plan’s provisions; provided, however, that in no event may an Award (as hereinafter defined) be granted under this Plan on or after the tenth anniversary of the Shareholder Approval Date, but all grants made prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.
ARTICLE 2
Definitions
As used in this Plan, the following terms shall have the respective meanings set forth below:

2.1    “Appreciation Right” means a right granted pursuant to Article 7 of this Plan, and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.
2.2    “Award” means a grant under this Plan of any Nonqualified Stock Option, Incentive Stock Option, Appreciation Right, Restricted Stock, Restricted Stock Unit, Cash Incentive Award, Performance Share or Performance Unit, dividend equivalents that are settled in Shares, or other award granted pursuant to Article 11 of the Plan.
2.3    “Award Agreement” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Committee that sets forth the terms and provisions applicable to an Award granted under this Plan. An Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the

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Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company or a Participant.
2.4    “Award Limitations” has the meaning ascribed to such term in Section 4.2.
2.5    “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right.
2.6    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
2.7    “Board” or “Board of Directors” means the Board of Directors of the Company.
2.8    “Cash Incentive Award” means a cash award granted pursuant to Article 9 of this Plan.
2.9    “Change in Control” means, for purposes of this Plan and any Awards, unless otherwise set forth in an applicable Award Agreement by the Committee, the occurrence of any of the following:
(a)    30% Ownership Change: Any Person, other than an ERISA-regulated pension plan established by the Company, makes an acquisition of Outstanding Voting Stock and is, immediately thereafter, the beneficial owner of 30% or more of the then Outstanding Voting Stock, unless such acquisition is made directly from the Company in a transaction approved by a majority of the Incumbent Directors; or any group is formed that is the beneficial owner of 30% or more of the Outstanding Voting Stock (other than a group formation for the purpose of making an acquisition directly from the Company and approved (prior to such group formation) by a majority of the Incumbent Directors); or
(b)    Board Majority Change: Individuals who are Incumbent Directors cease for any reason to constitute a majority of the members of the Board; or
(c)    Major Mergers and Acquisitions: Consummation of a Business Combination unless, immediately following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Voting Stock immediately before such Business Combination beneficially own, directly or indirectly, more than 51% of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination in substantially the same relative proportions as their ownership, immediately before such Business Combination, of the Outstanding Voting Stock, (ii) if the Business Combination involves the issuance or payment by the Company of consideration to another entity or its shareholders, the total fair market value of such consideration plus the principal amount of the consolidated long-term debt of the entity or business being acquired (in each case, determined as of the date of consummation of such Business Combination by a majority of the Incumbent Directors) does not exceed 50% of the sum of the fair market value of the Outstanding Voting Stock plus the principal amount of the Company’s consolidated long-term debt (in each case, determined immediately before such consummation by a majority of the Incumbent Directors), (iii) no Person (other than any corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of voting stock of the parent corporation resulting from such Business Combination and (iv) a majority of the members of the board of directors of the parent corporation resulting from such Business Combination were Incumbent Directors of the Company immediately before consummation of such Business Combination; or
(d)    Major Asset Dispositions: Consummation of a Major Asset Disposition unless, immediately following such Major Asset Disposition, (i) individuals and entities that were beneficial owners of the Outstanding Voting Stock immediately before such Major Asset Disposition beneficially own, directly or indirectly, more than 70% of the then outstanding shares of voting stock of the Company (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) and (ii) a majority of the members of the Board (if it continues to exist) and of the entity that acquires the largest portion of such assets (or the entity, if any, that owns a majority of the outstanding voting stock of such acquiring entity) were Incumbent Directors of the Company immediately before consummation of such Major Asset Disposition.
For purposes of this definition of “Change in Control”,
(1)    “Person” means an individual, entity or group;

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(2)    “group” is used as it is defined for purposes of Section 13(d)(3) of the Exchange Act;

(3)    “beneficial owner” is used as it is defined for purposes of Rule 13d-3 under the Exchange Act;

(4)    “Outstanding Voting Stock” means outstanding voting securities of the Company entitled to vote generally in the election of directors; and any specified percentage or portion of the Outstanding Voting Stock (or of other voting stock) is determined based on the combined voting power of such securities;

(5)    “Incumbent Director” means a director of the Company (x) who was a director of the Company on the Effective Date or (y) who becomes a director after such date and whose election, or nomination for election by the Company’s shareholders, was approved by a vote of a majority of the Incumbent Directors at the time of such election or nomination, except that any such director will not be deemed an Incumbent Director if his or her initial assumption of office occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies by or on behalf of a Person other than the Board;

(6)    “Business Combination” means:

(x) a merger or consolidation involving the Company or its stock; or
(y) an acquisition by the Company, directly or through one or more subsidiaries, of another entity or its stock or assets.

(7)    “parent corporation resulting from a Business Combination” means the Company if its stock is not acquired or converted in the Business Combination and otherwise means the entity which as a result of such Business Combination owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries; and

(8)    “Major Asset Disposition” means the sale or other disposition in one transaction or a series of related transactions of 70% or more of the assets of the Company and its subsidiaries on a consolidated basis; and any specified percentage or portion of the assets of the Company will be based on fair market value, as determined by a majority of the Incumbent Directors.
However, in no event shall a Change in Control be deemed to have occurred under this Plan with respect to a Participant if the Participant is part of a purchasing group which consummates a transaction resulting in a Change in Control. A Participant shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Participant is an equity participant in the purchasing company or group (except for: (x) passive ownership of less than three percent (3%) of the stock of the purchasing company; or (y) ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the non-employee continuing directors).

2.10    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.11    “Committee” means the Compensation Committee of the Board, or such other committee of the Board appointed by the Board to administer this Plan, as specified in Article 3 hereof.
2.12    “Consultant” means a natural person (qualifying as an “employee” for purposes of Form S-8) who is neither an Employee nor a Director and who performs services for the Company or a Subsidiary pursuant to a contract, provided that those services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.
2.13    “Covered Employee” means a Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).
2.14    “Date of Grant” means the date specified by the Committee on which a grant of Options, Appreciation Rights, Performance Shares, Performance Units, or other awards contemplated by Article 11 of this Plan, or a grant or sale of Restricted Shares, Restricted Stock Units, or other awards contemplated by Article 11 of this Plan, will become effective (which date will not be earlier than the date on which the Committee takes action with respect thereto).
2.15    “Director” means any individual who is a member of the Board of Directors; provided, however, that any member of the Board of Directors who is employed by the Company shall be considered an Employee under this Plan.

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2.16    “Disability” means, unless otherwise set forth in an applicable Award Agreement by the Committee and as determined by the Committee in its sole discretion, a Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
2.17    “Economic Value Added” means net operating profit after tax minus the product of capital and the cost of capital.
2.18    “Effective Date” shall mean June 1, 2015.
2.19    “Employee” means any person who is employed by the Company.
2.20    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
2.21    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.
2.22    “Fair Market Value” of a Share shall mean, as of a particular date, (a) if Shares are listed on a national securities exchange, the closing sales price per Share on the consolidated transaction reporting system for the principal national securities exchange on which Shares are listed on that date, or, if no such sale is so reported on that date, on the last preceding date on which such a sale was so reported, (b) if Shares are not so listed but are traded on an over-the-counter market, the mean between the closing bid and asked prices for Shares on that date, or, if there are no such quotations available for that date, on the last preceding date for which such quotations are available, as reported by the National Quotation Bureau Incorporated, or (c) if no Shares are publicly traded, a value determined in good faith by the Committee, provided that such value is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
2.23    “Fiscal Year” means the year commencing January 1 and ending December 31.
2.24    “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Article 7 of this Plan that is not granted in tandem with an Option.
2.25    “Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 hereof and which is designated as an Incentive Stock Option and is intended to meet the requirements of Code Section 422, or any successor provision.
2.26    “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares granted under Article 6 hereof and which is not an Incentive Stock Option.
2.27    “Officer” means an Employee of the Company included in the definition of “Officer” under Section 16 of the Exchange Act and rules and regulations promulgated thereunder or such other Employees who are designated as “Officers” by the Board.
2.28    “Option” means an Incentive Stock Option or a Nonqualified Stock Option.
2.29    “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option, as determined by the Committee.
2.30    “Participant” means an eligible Officer, Director, Consultant or Employee who has been selected for participation in this Plan in accordance with Section 5.2.
2.31    “Performance-Based Award” means an Award (other than an Option) to a Covered Employee that is designed to qualify for the Performance-Based Exception.
2.32    “Performance-Based Exception” means the performance-based exception from the deductibility limitations of Section 162(m) of the Code.
2.33    “Performance Period” means, with respect to a Performance-Based Award, the period of time during which the performance goals specified in such Award must be met in order to determine the degree of payout and/or

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vesting with respect to that Performance-Based Award, and with respect to an Award that is not a Performance-Based Award, the period of time during which the performance goals specified in such Award must be met in order to determine the degree of payout and/or vesting with respect to such Award.
2.34    “Performance Share” means a bookkeeping entry that records the equivalent of one Share awarded pursuant to Article 9 of this Plan.
2.35    “Performance Unit” means a bookkeeping entry awarded pursuant to Article 9 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Committee.
2.36    “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its sole discretion) as set forth in the related Award Agreement, and/or the Shares are subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code), as provided in Article 8 hereof.
2.37    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Section 13(d) and 14(d) thereof, including a “group” (as that term is used in Section 13(d)(3) thereof).
2.38    “Restricted Stock” means Shares granted or sold pursuant to Article 8 of this Plan as to which neither the substantial risk of forfeiture (within the meaning of Section 83 of the Code) nor the prohibition on transfers has expired.
2.39    “Restricted Stock Unit” or “RSU” means a contractual promise to distribute to a Participant one Share and/or cash equal to the Fair Market Value of one Share, determined in the sole discretion of the Committee, which shall be delivered to the Participant upon satisfaction of the vesting and any other requirements set forth in the related Award Agreement.
2.40    “Retirement” shall have the meaning ascribed to such term by the Committee, as set forth in the applicable Award Agreement.
2.41    “Shareholder Approval Date” means May 4, 2018, or such other date on which the Company’s stockholders approve the Second Amended and Restated 2015 Plan.
2.42    “Shares” means the common stock, par value $0.01 per share, of the Company, or any security into which such common stock may be changed by reason of any transaction or event of the type referred to in Section 4.4.
2.43    “Spread” means the excess of the Fair Market Value per Share on the date when an Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option or Free-Standing Appreciation Right, respectively.
2.44     “Subsidiary” means any corporation, partnership, joint venture, affiliate or other entity in which the Company has a majority voting interest; provided, however, that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.
2.45    “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Article 7 of this Plan that is granted in tandem with an Option.
2.46    “Vesting Period” means the period during which an Award granted hereunder is subject to a service or performance-related restriction, as set forth in the related Award Agreement.

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ARTICLE 3
Administration

3.1    The Committee. This Plan shall be administered by the Committee, as constituted from time to time. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee shall be composed of not less than three members of the Board, each of whom shall (a) meet all applicable independence requirements of the New York Stock Exchange, or if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange on which the Shares are traded, (b) be a “non-employee director” within the meaning of Exchange Act Rule 16b-3 and (c) be an “outside director” within the meaning of Section 162(m) of the Code. The Committee may from time to time delegate all or any part of its authority under this Plan to any subcommittee thereof. To the extent of any such delegation, references in this Plan to the Committee will be deemed to be references to such subcommittee.
3.2    Authority of the Committee. Except as limited by law or by the Articles of Incorporation or By-Laws of the Company (each as amended from time to time), the Committee shall have full and exclusive power and authority to take all actions specifically contemplated by this Plan or that are necessary or appropriate in connection with the administration hereof and shall also have full and exclusive power and authority to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as the Committee may deem necessary or proper. The Committee shall have full power and sole discretion to: select Officers, Directors, Consultants and Employees who shall be granted Awards under this Plan; determine the sizes and types of Awards; determine the time when Awards are to be granted and any conditions that must be satisfied before an Award is granted; determine the terms and conditions of Awards in a manner consistent with this Plan; determine whether the conditions for earning an Award have been met and whether a Performance-Based Award will be paid at the end of an applicable performance period; determine the guidelines and/or procedures for the payment or exercise of Awards; and determine whether a Performance-Based Award should qualify, regardless of its amount, as deductible in its entirety for federal income tax purposes, including whether a Performance-Based Award granted to an Officer should qualify as performance-based compensation. The Committee may, in its sole discretion, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or any Award or otherwise amend or modify any Award in any manner that is either (a) not adverse to the Participant to whom such Award was granted or (b) consented to in writing by such Participant, and (c) consistent with the requirements of Section 12.2 and 12.3 hereof, and Section 409A and 162(m) of the Code, if applicable. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further this Plan’s objectives. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of this Plan. As permitted by law and the terms of this Plan, the Committee may delegate its authority as identified herein.
3.3    Delegation of Authority. To the extent permitted under applicable law, the Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that (a) the Committee may not delegate any authority to grant Awards to a Director or an Employee who is an officer, director or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act, or any person subject to Section 162(m) of the Code, (b) the resolution providing for such authorization to grant Awards sets forth the total number of Shares such officer(s) may grant and the terms of any Award that such officer(s) may grant, and (c) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.
3.4    Decisions Binding. All interpretations, determinations and decisions made by the Committee pursuant to the provisions of this Plan, any Award Agreement and all related orders and resolutions of the Committee shall be final, conclusive and binding on all persons concerned, including the Company, its stockholders, Officers, Directors, Employees, Consultants, Participants and their estates and beneficiaries. No member of the Committee shall be liable for any such action or determination made in good faith. In addition, the Committee is authorized to take any action it determines in its sole discretion to be appropriate subject only to the express limitations contained in this Plan, and no authorization in any provision of this Plan is intended or may be deemed to constitute a limitation on the authority of the Committee.
3.5    Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate

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to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of this Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.
ARTICLE 4
Shares Subject to this Plan

4.1    Number of Shares Available for Grants of Awards. Subject to adjustment as provided in Section 4.4 hereof and the Share counting rules set forth in this Plan, there are reserved for Awards under this Plan 9,300,000 Shares (consisting of 5,800,000 Shares originally approved in 2015, 2,500,000 Shares approved in 2016, and 1,000,000 Shares anticipated to be approved by the Company’s stockholders at the Company’s 2018 Annual Meeting of Stockholders). Shares subject to Awards under this Plan that are cancelled, forfeited, terminated or expire unexercised, are settled in cash, or are unearned, in whole or in part, shall immediately become available for the granting of Awards under this Plan to the extent of such cancellation, forfeiture, termination, expiration, cash settlement or unearned amount. Additionally, the Committee may from time to time adopt and observe such procedures concerning the counting of Shares against this Plan maximum as it may deem appropriate, provided that notwithstanding anything to the contrary contained herein, the following Shares will not be added to the aggregate number of Shares available for Awards under this Section 4.1: (a) Shares withheld by the Company, tendered or otherwise used in payment of the Option Price of an Option, (b) Shares withheld by the Company, tendered or otherwise used to satisfy a tax withholding obligation, (c) Shares subject to an Appreciation Right that are not actually issued in connection with its Shares settlement on exercise thereof, and (d) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options. The Shares reserved for issuance under this Section 4.1 may be Shares of original issuance or Shares held in treasury, or a combination thereof.
4.2    Limits on Grants in Any Fiscal Year. Subject to adjustment as provided in Section 4.4 and the other Share counting rules set forth in this Plan, the following rules (“Award Limitations”) shall apply to grants of Awards under this Plan (or otherwise with respect to Directors):
(a)    Option and Appreciation Rights. The maximum aggregate number of Shares issuable pursuant to Awards of Options and/or Appreciation Rights that may be granted in any one Fiscal Year of the Company to any one Participant shall be One Million Two Hundred Thousand (1,200,000).
(b)    Restricted Stock and Restricted Stock Units. The maximum aggregate number of Shares subject to Performance-Based Awards of Restricted Stock and RSUs that may be granted in any one Fiscal Year to any one Participant shall be One Million Two Hundred Thousand (1,200,000).
(c)    Performance Shares. The maximum aggregate number of Shares subject to Performance-Based Awards of Performance Shares that may be granted in any one Fiscal Year to any one Participant shall be One Million Two Hundred Thousand (1,200,000).
(d)    Performance Units. The maximum aggregate cash payout with respect to Performance-Based Awards of Performance Units granted in any one Fiscal Year to any one Participant shall be $6,000,000, with such cash value determined as of the Date of Grant.
(e)    Cash Incentive Awards. The maximum aggregate cash payout with respect to Performance-Based Awards of Cash Incentive Awards granted in any one Fiscal Year to any one Participant shall be $6,000,000.
(f)    Other Awards. The maximum aggregate cash payout with respect to Performance-Based Awards of other awards payable in cash under Article 11 granted in any one Fiscal Year to any one Participant shall be $6,000,000, with such cash value determined as of the Date of Grant, and the maximum aggregate number of Shares subject to Performance-Based Awards of other awards payable in Shares under Article 11 granted in any one Fiscal Year to any one Participant shall be One Million Two Hundred Thousand (1,200,000).

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(g)    Director Compensation. Subject to adjustment as described in Section 4.4, in no event will any Director in any one calendar year be granted compensation for such service having an aggregate maximum value (measured at the Date of Grant as applicable, and calculating the value of any Awards based on the grant date fair value for financial reporting purposes) in excess of $500,000.
4.3    Limit on Incentive Stock Options. Notwithstanding anything in this Article 4 or elsewhere in this Plan to the contrary and subject to adjustment as provided in Section 4.4, the maximum aggregate number of Shares actually issued pursuant to the exercise of Incentive Stock Options shall be 1,200,000.
4.4    Adjustments. The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to the Shares) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.
If there shall be any change in the Shares of the Company or the capitalization of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, spin-off, combination of shares, exchange of shares, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, or any other corporate transaction or event having an effect similar to any of the foregoing, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants’ rights under this Plan, shall adjust, in such manner as it deems equitable and that complies with Section 409A of the Code, as applicable, the number and kind of Shares that may be granted as Awards under this Plan, the number and kind of Shares subject to outstanding Awards, the exercise or other price applicable to outstanding Awards, the Award Limitations (to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify), the Fair Market Value of the Shares, Cash Incentive Awards and other value determinations and other terms applicable to outstanding Awards; provided, however, that the number of Shares subject to any Award shall always be a whole number. In the event of any such transaction or event, or in the event of a Change in Control, the Committee shall be authorized, in its sole discretion (but subject to compliance with Section 409A of the Code to the extent applicable), to: (a) grant or assume Awards by means of substitution of new Awards, as appropriate, for previously granted Awards or to assume previously granted Awards as part of such adjustment; (b) make provision, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, Awards and the termination of Options that remain unexercised at the time of such transaction; or (c) provide for the acceleration of the vesting and exercisability of Options and the cancellation thereof in exchange for such payment as the Committee, in its sole discretion, determines is a reasonable approximation of the value thereof. Moreover, in the event of any such transaction or event or in the event of a Change in Control, the Committee shall provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, shall determine to be equitable in the circumstances and shall require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change in Control, the Committee may in its discretion elect to cancel such Option or Appreciation Right without any payment to the person holding such Option or Appreciation Right. Notwithstanding the foregoing, any adjustment to the number specified in Section 4.3 in accordance with this Section 4.4 will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an ISO to fail to so qualify.

ARTICLE 5
Eligibility and Participation

5.1    Eligibility. Persons eligible to participate in this Plan include all Officers, Directors, Employees and Consultants, as determined in the sole discretion of the Committee.
5.2    Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all Officers, Directors, Employees and Consultants those persons to whom Awards shall be granted and shall determine the nature and amount of each Award. No Officer, Director, Employee or Consultant shall have the right to be selected for participation in this Plan, or, having been so selected, to be selected to receive a future award.

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ARTICLE 6
Options

6.1    Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, upon such terms, at any time, and from time to time, as shall be determined by the Committee; provided, however, that ISOs may be awarded only to Employees who meet the definition of “employees” under Section 3401(c) of the Code. Subject to the terms of this Plan, the Committee shall have discretion in determining the number of Shares subject to Options granted to each Participant.
6.2    Option Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains (subject to the limitations set forth in Article 4 of this Plan), and such other provisions as the Committee shall determine that are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO (provided that, in the absence of such specification, the Option shall be an NQSO).
6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be as determined by the Committee; provided, however, that, subject to any subsequent adjustment that may be made pursuant to the provisions of Section ý4.4 hereof, the Option Price shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Date of Grant (except with respect to awards under Article 22 of this Plan). Except as otherwise provided in Section ý4.4 hereof, without prior stockholder approval, no repricing of Options awarded under this Plan shall be permitted such that the terms of outstanding Options may not be amended to reduce the Option Price; further, except as otherwise provided in Section 4.4 hereof, without prior stockholder approval, Options may not be replaced or regranted through cancellation, in exchange for cash or other Awards, or if the effect of the replacement or regrant would be to reduce the Option Price of the Options or would constitute a repricing under generally accepted accounting principles in the United States (as applicable to the Company’s public reporting).
6.4    Duration of Options. Subject to any earlier expiration that may be effected pursuant to the provisions of Section ý4.4 hereof, each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however, that an Option shall not be exercisable on or after the tenth (10th) anniversary date of its grant.
6.5    Exercise of Options. Options granted under this Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant, and may provide that such Options be exercisable early or continue to vest, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control. The exercise of an Option will result in the cancellation on a share-for-share basis of any Tandem Appreciation Right authorized under Article 7 of this Plan.
6.6    Payment. (a) Any Option granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company in the manner prescribed in the related Award Agreement, setting forth the number of Shares with respect to which the Option is to be exercised, and either (i) accompanied by full payment of the Option Price for the Shares issuable on such exercise or (ii) exercised in a manner that is in accordance with applicable law and the “cashless exercise” procedures (if any) approved by the Committee involving a broker or dealer.
(b)    The Option Price upon exercise of any Option shall be payable to the Company in full, subject to applicable law: (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds; (ii) by tendering previously acquired Shares owned by the Participants having a value at the time of exercise equal to the total Option Price; (iii) subject to any conditions or limitations established by the Committee, by the Company’s withholding of Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement; (iv) by a combination of such methods of payment; or (v) any other method approved by the Committee, in its sole discretion.
(c)    Subject to any governing rules or regulations, as soon as practicable after receipt of a notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant’s name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option.
6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Plan as it may deem advisable, including, without limitation, restrictions under applicable U.S. federal securities laws, under the requirements of any stock exchange or

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market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.
6.8    Termination of Employment, Service or Directorship. Each Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with a Participant with respect to an Option Award, need not be uniform among all Options granted pursuant to this Article 6 and may reflect distinctions based on the reasons for termination.
6.9    Transferability of Options.
(a)    Incentive Stock Options. No ISO granted under this Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, all ISOs granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant.
(b)    Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement, NQSOs granted under this Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant.
6.10    No Dividend Rights. Options granted under this Plan may not provide for any dividend or dividend equivalents thereon.
6.11    Deferred Payment. To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.
6.12    Performance Goals. Any grant of Options may specify performance goals that must be achieved as a condition to the exercise of such Options.
ARTICLE 7
Appreciation Rights
7.1    Grant of Appreciation Rights. Subject to the terms and provisions of this Plan, the Committee may, from time to time and upon such terms and conditions as it may determine, authorize the granting (a) to any Optionee, of Tandem Appreciation Rights in respect of Options granted hereunder, and (b) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option, to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Options; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Committee, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.
7.2    Appreciation Rights Award Agreement. Each Appreciation Right grant shall be evidenced by an Award Agreement that shall specify the Base Price (if applicable), the duration of the Appreciation Right, identify the related Options (if applicable), and such other provisions as the Committee shall determine that are not inconsistent with the terms of this Plan.
7.3    Payment. Each grant of Appreciation Rights may specify that the amount payable on exercise of an Appreciation Right (a) will be paid by the Company in cash, Shares or any combination thereof and (b) may not exceed a maximum specified by the Committee at the Date of Grant.

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7.4    Waiting Period and Exercisability. Any grant of Appreciation Rights may specify waiting periods before exercise and permissible exercise dates or periods. Furthermore, each grant may specify the period or periods of continuous service by the Participant with the Company or any Subsidiary that is necessary before the Appreciation Rights or installments thereof will become exercisable. Moreover, any grant of Appreciation Rights may provide that such Appreciation Rights be exercisable early or continue to vest, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control.
7.5    Performance Goals. Any grant of Appreciation Rights may specify performance goals that must be achieved as a condition of the exercise of such Appreciation Rights.
7.6    Termination of Employment, Service or Directorship. Each Appreciation Rights Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Appreciation Rights following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with a Participant with respect to an Appreciation Rights Award, need not be uniform among all Appreciation Rights granted pursuant to this Article 7 and may reflect distinctions based on the reasons for termination.
7.7    Tandem Appreciation Rights. Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option is also exercisable and at a time when the Spread is positive, and by surrender of the related Option for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.
7.8    No Dividend Rights. Appreciation Rights granted under this Plan may not provide for any dividends or dividend equivalents thereon.
7.9    Transferability. Except as otherwise provided in a Participant’s Award Agreement, Appreciation Rights granted under this Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, except as otherwise provided in a Participant’s Award Agreement, all Appreciation Rights granted to a Participant under this Plan shall be exercisable during his or her lifetime only by such Participant.
7.10    Free-Standing Appreciation Rights. These terms apply only to Free-Standing Appreciation Rights:
(a)    Base Price. Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which (except with respect to awards under Article 22 of this Plan) may not be less than the Fair Market Value per Share on the Date of Grant. Except as otherwise provided in Section 4.4 hereof, without prior stockholder approval, no repricing of Appreciation Rights awarded under this Plan shall be permitted such that the terms of outstanding Appreciation Rights may not be amended to reduce the Base Price; further, except as otherwise provided in Section 4.4 hereof, without prior stockholder approval, Appreciation Rights may not be replaced or regranted through cancellation, in exchange for cash or other Awards, or if the effect of the replacement or regrant would be to reduce the Base Price of the Appreciation Rights or would constitute a repricing under generally accepted accounting principles in the United States (as applicable to the Company’s public reporting).
(b)    Duration. No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.
ARTICLE 8
Restricted Stock

8.1    Grant of Restricted Stock. Subject to the terms and provisions of this Plan, the Committee at any time, and from time to time, may grant or sell Shares as Restricted Stock (“Shares of Restricted Stock”) to Participants in such amounts as the Committee shall determine.

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8.2    Restricted Stock Award Agreement. Each Award of Restricted Stock shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock granted or to be sold, and such other provisions as the Committee shall determine.
8.3    Transferability. Except as provided in the Participant’s related Award Agreement and/or this Article 8, the Shares of Restricted Stock granted or sold to a Participant under this Plan may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the related Award Agreement entered into with that Participant, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement. During the applicable Period of Restriction, all rights with respect to the Restricted Stock granted to a Participant under this Plan shall be available during his or her lifetime only to such Participant. Any attempted assignment of Restricted Stock in violation of this Section 8.3 shall be null and void.
8.4    Other Restrictions. (a) The Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to this Plan as it may deem advisable, including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals and/or restrictions under applicable U.S. federal or state securities laws. Further, a grant or sale of Shares of Restricted Stock may provide for continued vesting or earlier termination of restrictions, including in the event of the retirement, death or disability of a Participant or in the event of a Change in Control; provided, that no such adjustment will be made in the case of a Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
(b)    Unless otherwise directed by the Committee, (i) all certificates representing Shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares or (ii) all Shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock.
8.5    Removal of Restrictions. Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award made under this Plan shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or have lapsed.
8.6    Voting Rights. To the extent permitted by the Committee or required by law, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares during the applicable Period of Restriction.
8.7    Dividends. During the applicable Period of Restriction, Participants holding Shares of Restricted Stock granted or sold hereunder shall, unless the Committee otherwise determines, be credited with cash dividends paid with respect to the Shares, in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends that it deems appropriate; provided, however, that dividends or other distributions on Shares of Restricted Stock will in all cases be deferred until and paid contingent upon the vesting of the Restricted Stock.
8.8    Termination of Employment, Service or Directorship. Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Shares of Restricted Stock following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with a Participant with respect to Shares of Restricted Stock, need not be uniform among all Shares of Restricted Stock granted pursuant to this Article 8 and may reflect distinctions based on the reasons for termination.
ARTICLE 9
Performance Units, Performance Shares and Cash Incentive Awards

9.1    Grant of Performance Units, Performance Shares and Cash Incentive Awards. Subject to the terms of this Plan, Performance Units, Performance Shares and Cash Incentive Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

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9.2    Award Agreement. Each Award of Performance Units, Performance Shares or Cash Incentive Award shall be evidenced by an Award Agreement that shall specify the Performance Period, the number of Performance Units or Performance Shares or amount of Cash Incentive Award granted, and such other provisions as the Committee shall determine. Further, the Performance Period may be subject to earlier lapse or modification, including in the event of retirement, death or disability of a Participant or in the event of a Change in Control; further provided, that no such adjustment will be made in the case of a Performance-Based Award (other than in connection with the death or disability of the Participant or a Change in Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such event, the Award Agreement will specify the time and terms of delivery.
9.3    Value of Performance Units, Performance Shares and Cash Incentive Awards. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Units, Performance Shares or Cash Incentive Awards which will be paid out to the Participant.
9.4    Form and Timing of Payment of Performance Units, Performance Shares and Cash Incentive Awards. Subject to the provisions of Article 13 hereof or as otherwise determined by the Committee in the Award Agreement, payment of earned Performance Units, Performance Shares or Cash Incentive Awards to a Participant shall be made no later than March 15 following the end of the calendar year in which such Performance Units, Performance Shares or Cash Incentive Awards vest, or as soon as administratively practicable thereafter if payment is delayed due to unforeseeable events. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units or Performance Shares in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units or Performance Shares at the close of the applicable Performance Period. Any Shares issued or transferred to a Participant for this purpose may be granted subject to any restrictions that are deemed appropriate by the Committee.
9.5    Termination of Employment, Service or Directorship. Each Award Agreement providing for a Performance Unit, Performance Share or Cash Incentive Award shall set forth the extent to which the Participant shall have the right to receive a payout of cash or Shares with respect to unvested Performance Units, Performance Shares or Cash Incentive Award following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with the Participant, need not be uniform among all Awards of Performance Units, Performance Shares or Cash Incentive Awards granted pursuant to this Article 9 and may reflect distinctions based on the reasons for termination.
9.6    Transferability. Except as otherwise provided in a Participant’s related Award Agreement, Performance Units, Performance Shares and Cash Incentive Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, except as otherwise provided in a Participant’s related Award Agreement, a Participant’s rights with respect to Performance Units, Performance Shares or Cash Incentive Awards granted to that Participant under this Plan shall be available during the Participant’s lifetime only to the Participant. Any attempted assignment of Performance Units, Performance Shares or Cash Incentive Award in violation of this Section 9.6 shall be null and void.
9.7    Voting Rights and Dividends. During the applicable Vesting Period, Participants holding Performance Units or Performance Shares shall not have voting rights with respect to the Shares underlying such units or shares. During the applicable Vesting Period, Participants holding Performance Units or Performance Shares granted hereunder shall, unless the Committee otherwise determines, be credited with dividend equivalents, in the form of cash or additional Performance Units or Performance Shares (as determined by the Committee in its sole discretion), if a cash dividend is paid with respect to the Shares. The extent to which dividend equivalents shall be credited shall be determined in the sole discretion of the Committee. Such dividend equivalents shall be subject to a Vesting Period equal to the remaining Vesting Period of the Performance Units or Performance Shares with respect to which the dividend equivalents are paid. Dividend equivalents credited with respect to Performance Units or Performance Shares that do not vest shall be forfeited.

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ARTICLE 10
Restricted Stock Units

10.1    Grant of RSUs. Subject to the terms and provisions of this Plan, the Committee at any time, and from time to time, may grant or sell RSUs to eligible Participants in such amounts as the Committee shall determine.
10.2    RSU Award Agreement. Each RSU Award to a Participant shall be evidenced by an RSU Award Agreement entered into with that Participant, which shall specify the Vesting Period, the number of RSUs granted, the time and manner of payment for earned RSUs, and such other provisions as the Committee shall determine in its sole discretion. Further, any grant or sale of Restricted Stock Units may provide for continued vesting or the early termination of restrictions, including in the event of retirement, death or disability of a Participant or in the event of a Change of Control; further provided, that no award of Restricted Stock Units intended to be a Performance-Based Award will provide for such early lapse or modification of the Restriction Period (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Performance-Based Award.
10.3    Transferability. Except as provided in a Participant’s related Award Agreement, RSUs granted hereunder may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the regulations thereunder. Further, except as otherwise provided in a Participant’s related Award Agreement, a Participant’s rights with respect to an RSU Award granted to that Participant under this Plan shall be available during his or her lifetime only to such Participant. Any attempted assignment of an RSU Award in violation of this Section 10.3 shall be null and void.
10.4    Form and Timing of Delivery. If a Participant’s RSU Award Agreement provides for payment in cash, payment equal to the Fair Market Value of the Shares underlying the RSU Award, calculated as of the last day of the applicable Vesting Period, shall be made in a single lump-sum payment. If a Participant’s RSU Award Agreement provides for payment in Shares, the Shares underlying the RSU Award shall be delivered to the Participant. Subject to the provisions of Article 13 hereof or as otherwise determined by the Committee in the Award Agreement, such payment of cash or Shares shall be made no later than March 15 following the end of the calendar year during which the RSU Award vests, or as soon as practicable thereafter if payment is delayed due to unforeseeable events. Such delivered Shares shall be freely transferable by the Participant.
10.5    Voting Rights and Dividends. During the applicable Vesting Period, Participants holding RSUs shall not have voting rights with respect to the Shares underlying such RSUs. During the applicable Vesting Period, Participants holding RSUs granted hereunder shall, unless the Committee otherwise determines, be credited with dividend equivalents, in the form of cash or additional RSUs (as determined by the Committee in its sole discretion), if a cash dividend is paid with respect to the Shares. The extent to which dividend equivalents shall be credited shall be determined in the sole discretion of the Committee. Such dividend equivalents shall be subject to a Vesting Period equal to the remaining Vesting Period of the RSUs with respect to which the dividend equivalents are paid. Dividend equivalents credited with respect to RSUs that do not vest shall be forfeited.
10.6    Termination of Employment, Service or Directorship. Each RSU Award Agreement shall set forth the extent to which the applicable Participant shall have the right to receive a payout of cash or Shares with respect to unvested RSUs following termination of the Participant’s employment, service or directorship with the Company and/or its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in each Award Agreement entered into with a Participant with respect to RSUs, need not be uniform among all RSUs granted pursuant to this Article 10 and may reflect distinctions based on the reasons for termination.
ARTICLE 11
Other Awards
11.1    Grant of Other Awards. Subject to applicable law and the limits set forth in Article 4 of this Plan, the Committee may grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Shares, purchase rights for Shares, awards with value and payment contingent upon performance of the Company or

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specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Committee, and awards valued by reference to the book value of the Shares or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Committee will determine the terms and conditions of such awards. Shares delivered pursuant to an award in the nature of a purchase right granted under this Article 11 will be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, Shares, other awards, notes or other property, as the Committee determines.
11.2    Tandem Awards. Cash awards, as an element of, or supplement to, any other award granted under this Plan, may also be granted pursuant to this Article 11.
11.3    Shares as Bonus. The Committee may grant Shares as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by the Committee in a manner that complies with Section 409A of the Code.
11.4    Early Terminations. Any grant of an award under this Article 11 may provide for continued vesting or the early vesting or termination of restrictions, including in the event of retirement, death or disability of a Participant or in the event of a Change in Control; further provided, that no award granted under this Article 11 that is intended to be a Performance-Based Award will provide for such early lapse or modification (other than in connection with the death or disability of the Participant or a Change in Control) to the extent such provisions would cause such award to fail to be a Performance-Based Award. In such event, the Award Agreement will specify the time and terms of delivery.
11.4    Dividends and Dividend Equivalents. The Committee may, at or after the Date of Grant, authorize the payment of dividends or dividend equivalents on Awards granted under this Article 11 on a deferred and contingent basis, either in cash or in additional Shares; provided, however, that dividend equivalents or other distributions on Shares underlying Awards granted under this Article 11 will be deferred until and paid contingent upon the earning of such Awards.
ARTICLE 12
Performance Measures

12.1    Performance Measures. Unless and until the Committee proposes and stockholders approve a change in the general performance measures set forth in this Article 12, the attainment of which may determine the degree of payout and/or vesting with respect to Awards to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such Performance-Based Awards shall be chosen from among the following alternatives (including relative or growth achievement regarding such alternatives): (a) Cash Flow (including operating cash flow and free cash flow); (b) Cash Flow Return on Capital; (c) Cash Flow Return on Assets; (d) Cash Flow Return on Equity; (e) Net Income; (f) Return on Capital; (g) Return on Invested Capital; (h) Return on Assets; (i) Return on Equity; (j) Share Price; (k) Earnings Per Share (basic or diluted); (l) Earnings Before Interest and Taxes; (m) Earnings Before Interest, Taxes, Depreciation and Amortization; (n) Total and Relative Shareholder Return; (o) Operating Income; (p) Return on Net Assets; (q) Gross or Operating Margins; (r) Safety; and (s) Economic Value Added or EVA.
Subject to the terms of this Plan, each of these measures may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the Subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Subsidiaries. Each of these measures may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. Furthermore, in the case of a Performance-Based Award, each performance measure will be objectively determinable to the extent required under Section 162(m) of the Code, and, unless otherwise determined by the Committee and to the extent consistent with Section 162(m) of the Code, may include or exclude specified research and development expenses, acquisition costs, operating expenses from acquired businesses or corporate transactions, and such other unusual or infrequent items as defined by the Committee in its sole discretion and as identified on the Date of Grant.
12.2    Adjustments. The Committee shall have the sole discretion to adjust determinations of the degree of attainment of the pre-established performance goals; provided, however, that, except in connection with a Change in

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Control, a Performance-Based Award may not be adjusted in a manner that would result in the Award no longer qualifying for the Performance-Based Exception. The Committee shall retain the discretion to adjust such Awards downward.
12.3    Compliance with Code Section 162(m). In the event that applicable tax and/or securities laws or regulations change to permit Committee discretion to alter the governing performance measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval; provided that after such change or changes the Award continues to qualify for the Performance-Based Exception. In addition, in the event that the Committee determines that it is advisable to grant Awards that will not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and the regulations issued thereunder. Any performance-based Awards granted to Officers or Directors that are not intended to qualify as qualified performance-based compensation under Section 162(m) of the Code shall be based on achievement of such performance measure(s) and be subject to such terms, conditions and restrictions as the Committee shall determine.
ARTICLE 13
Deferrals
The Committee may, in its sole discretion, permit selected Participants to elect to defer payment of some or all types of Awards, or may provide for the deferral of an Award in an Award Agreement; provided, however, that the timing of any such election and payment of any such deferral shall be specified in the Award Agreement and shall conform to the requirements of Section 409A(a)(2), (3) and (4) of the Code and the regulations and rulings issued thereunder. Any deferred payment, whether elected by a Participant or specified in an Award Agreement or by the Committee, may be forfeited if and to the extent that the applicable Award Agreement so provides.

ARTICLE 14
Rights of Employees, Directors and Consultants

14.1    Employment or Service. Nothing in this Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.
14.2    No Contract of Employment. Neither an Award nor any benefits arising under this Plan shall constitute part of a Participant’s employment contract with the Company or any Subsidiary, and accordingly, subject to the provisions of Article 16 hereof, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to liability on the part of the Company or any Subsidiary for severance payments.
14.3    Transfers Between Participating Entities. For purposes of this Plan, a transfer of a Participant’s employment between the Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment. Upon such a transfer, subject to the terms of this Plan, the Committee may make such adjustments to outstanding Awards as it deems appropriate to reflect the change in reporting relationships.
ARTICLE 15
Change in Control
The treatment of outstanding Awards upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, shall be determined in the sole discretion of the Committee in accordance with the terms of this Plan and shall be described in the Award Agreements and need not be uniform among all Participants or Awards granted pursuant to this Plan.

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ARTICLE 16
Amendment, Modification and Termination

16.1    Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate this Plan in whole or in part; provided, however, if an amendment to the Plan, for purposes of applicable stock exchange rules and except as permitted under Section 4.4 of this Plan, (a) would materially increase the benefits accruing to Participants under the Plan, (b) would materially increase the number of securities which may be issued under the Plan, (c) would materially modify the requirements for participation in the Plan or (d) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Shares are traded or quoted, all as determined by the Board, then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained. No amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant. Notwithstanding anything in this Plan to the contrary, Participant consent shall not be required for any amendment to Article 20 hereof or otherwise that is deemed necessary or appropriate by the Company to ensure compliance with Section 409A of the Code, the Dodd-Frank Wall Street Reform and Consumer Protection Act or Section 10D of the Exchange Act, or any rules or regulations promulgated thereunder.
16.2    Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. If permitted by Section 409A of the Code and Section 162(m) of the Code and subject to Sections 4.4, 6.3 and 7.10(a) of this Plan, the Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4.4 hereof) affecting the Company or the financial statements of the Company or in recognition of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate.
ARTICLE 17
Withholding
The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or Shares under this Plan, or at the time applicable law otherwise requires, an appropriate amount of cash or number of Shares or a combination thereof for payment of taxes required by law or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes. The Committee may permit withholding to be satisfied by the transfer to the Company of Shares theretofore owned by the holder of the Award with respect to which withholding is required. If Shares are used to satisfy tax withholding, such Shares shall be valued at their fair market value on the date when the tax withholding is required to be made and the value withheld shall not exceed the minimum amount of taxes required to be withheld.

ARTICLE 18
Indemnification
Each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom the Committee has delegated authority in accordance with Article 3 hereof, shall be indemnified and held harmless by the Company against and from: (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under this Plan, except for any such action or failure to act that constitutes willful misconduct on the part of such person or as to which any applicable statute prohibits the Company from providing indemnification; and (b) any and all amounts paid by him or her in settlement of any claim, action, suit or proceeding as to which indemnification is provided pursuant to clause (a) of this sentence, with the Company’s approval, or paid by him or her in satisfaction of any judgment or award in any such action, suit or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall be in addition to any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws (each, as amended from time to time), as a matter of law, or otherwise.

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ARTICLE 19
Successors
All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the direct or indirect result of a merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or other transaction.

ARTICLE 20
Clawback Provisions
Any Award Agreement may reference a clawback policy of the Company or provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, if a Participant, either during employment or service with the Company or its Subsidiaries, or within a specified period after termination of such employment or service, shall engage in any detrimental activity (as described in the applicable Award Agreement or such clawback policy). In addition, notwithstanding anything in this Plan to the contrary, any Award Agreement or such clawback policy may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any Shares issued under and/or any other benefit related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded.

ARTICLE 21
General Provisions

21.1    Restrictions and Legends. No Shares or other form of payment shall be issued or transferred with respect to any Award unless the Company shall be satisfied that such issuance or transfer will be in compliance with applicable U.S. federal and state securities laws. The Committee may require each person receiving Shares pursuant to an Award under this Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares for investment without a view to distribution thereof. Any certificates evidencing Shares delivered under this Plan (to the extent that such Shares are so evidenced) may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Shares are then listed or to which they are admitted for quotation and any applicable U.S. federal or state securities law. In addition to any other legend required by this Plan, any certificates for such Shares may include any legend that the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
21.2    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.
21.3    Severability. If any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
21.4    Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
21.5    Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or transaction reporting system on which the Shares are listed or to which the Shares are admitted for quotation.
21.6    Unfunded Plan. Insofar as this Plan provides for Awards of cash, Shares or rights thereto, it will be unfunded. Although the Company may establish bookkeeping accounts with respect to Participants who are entitled to cash, Shares or rights thereto under this Plan, it will use any such accounts merely as a bookkeeping convenience.

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Participants shall have no right, title or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts, except as expressly set forth in this Plan. This Plan is not intended to be subject to ERISA.
21.7    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards or other property shall be delivered or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.
21.8    Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflicts of laws provisions thereof that would result in the application of the laws of any other jurisdiction.
21.9    Compliance with Code Section 409A. (a) To the extent applicable, it is intended that this Plan and any grant made hereunder comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered and interpreted in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.
(b)    Neither a Participant nor any of a Participant’s creditors or beneficiaries will have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Subsidiaries.
(c)    If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant will be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company makes a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it, without interest, on the first business day of the seventh month after such separation from service.
(d)    Solely with respect to any Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time and form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for any purpose in respect of such Award.
(e)    Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates will have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

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21.10    Incentive Stock Option Compliance. To the extent any provision of this Plan would prevent any ISO that was intended to qualify as an ISO from qualifying as such, that provision will be null and void with respect to such ISO. Such provision, however, will remain in effect for other Options and there will be no further effect on any provision of this Plan.
ARTICLE 22
Stock-Based Awards in Substitution for Options or Awards Granted by Other Company
Notwithstanding anything in this Plan to the contrary:
(a)    Awards may be granted under this Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with the Company or any Subsidiary. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code. The awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of this Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.
(b)    In the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary merges has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for awards made after such acquisition or merger under the Plan; provided, however, that awards using such available shares may not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any Subsidiary prior to such acquisition or merger.
(c)    Any Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will not reduce the Shares available for issuance or transfer under the Plan or otherwise count against the limits contained in Article 4 of the Plan. In addition, no Shares that are issued or transferred by, or that are subject to any awards that are granted by, or become obligations of, the Company under Sections 22(a) or 22(b) above will be added to the aggregate plan limit contained in Article 4 of the Plan.

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Babcock & Wilcox Enterprises, Inc.
13024 Ballantyne Corporate Place, Suite 700
Charlotte, North Carolina, USA 28277
Phone: 704.625.4900
Fax: 704.625.4910
www.babcock.com

A-1

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. E39031-P01527 ! !! !! !! !! !! !! !! ! ! ! ! !! ! !! ! !! ! BABCOCK & WILCOX ENTERPRISES, INC. 13024 BALLANTYNE CORPORATE PLACE, SUITE 700 CHARLOTTE, NORTH CAROLINA 28277 2. If proposal 1 is approved, the election of the nominees listed to Class I: 3. If proposal 1 is not approved, the election of the nominees listed to Class III: 1. Approval of amendment to Certificate of Incorporation to declassify Board of Directors and provide for annual elections of all directors beginning in 2020. Nominees: The Board of Directors recommends you vote FOR proposal 1. The Board of Directors recommends you vote FOR proposals 4, 5, 6 and 7. Vote on Directors For address changes and/or comments, please check this box and write them on the back where indicated. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 4. Approval of amendment to Certificate of Incorporation to remove provisions requiring affirmative vote of least 80% of voting power for certain amendments to our Certificate of Incorporation and Bylaws. 5. Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for the year ending December 31, 2018. 6. Approval, on a non-binding advisory basis, of executive compensation. 7. Approval of Amended and Restated 2015 Long-Term Incentive Plan. 2a. Thomas A. Christopher 3a. Thomas A. Christopher 3b. Brian R. Kahn 3c. Leslie C. Kass 2b. Brian R. Kahn 2c. Leslie C. Kass Nominees: Vote on Proposal Vote on Proposals BABCOCK & WILCOX ENTERPRISES, INC. For Against Abstain For Withhold The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR all nominees and FOR proposals 1, 4, 5, 6 and 7. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion. PRELIMINARY COPY VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May [TBD], 2018 (May [TBD], 2018 for participants in B&W's Thrift Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/[TBD] You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May [TBD], 2018 (May [TBD], 2018 for participants in B&W's Thrift Plan). Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For Against Abstain

E39032-P01527 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com. Babcock & Wilcox Enterprises, Inc. Annual Meeting of Stockholders May [TBD], 2018 at [TBD] [TBD] IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE BABCOCK & WILCOX ENTERPRISES, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May [TBD], 2018 The undersigned stockholder(s) hereby appoint(s) Matthew E. Avril and J. André Hall, or either of them, as proxies, each with the power to appoint his substitute, to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Babcock & Wilcox Enterprises, Inc. ("B&W") that the stockholders(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at [TBD] on May [TBD], 2018, at [TBD], and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. ATTENTION PARTICIPANTS IN B&W'S THRIFT PLAN: If you held shares of B&W common stock through The B&W Thrift Plan (the "Thrift Plan"), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company ("Vanguard"), Trustee of the Thrift Plan. Your proxy must be received no later than 11:59 p.m. Eastern Time on May [TBD], 2018. Any shares of B&W common stock held in the Thrift Plan that are not voted or for which Vanguard does not receive timely voting instructions, will be voted in the same proportion as the shares for which Vanguard receives timely voting instructions for other participants in the Thrift Plan. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPED Address Changes/Comments: _______________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE